Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

among

AOZORA INVESTMENTS LLC, CBR I LLC, ISTAR MARLIN LLC, OPPS VIIB LPROP, L.P. AND VNO LNR HOLDCO LLC,

(as the Sellers)

LNR PROPERTY LLC

(as the Company)

and

STARWOOD PROPERTY TRUST, INC.

(as Purchaser)

Dated as of January 23, 2013

EXHIBITS

Exhibit A-1	Option Holders
Exhibit A-2	Bonus Plan Participants
Exhibit B	Form of Indemnity Escrow Agreement
Exhibit C	Company Knowledge
Exhibit D	Purchaser Knowledge
Exhibit E	Sellers’ Knowledge
Exhibit F	Sellers’ Units
Exhibit G	Resignations
Exhibit H	Company Disclosure Schedule
Exhibit I	Audited Financial Statements
Exhibit J	Interim Financial Statements
Exhibit K	Sellers Disclosure Schedule
Exhibit L	Purchaser Disclosure Schedule
Exhibit M	Agreed Subsidiaries
Exhibit N	Key Employees
Exhibit O-1	Commercial Properties
Exhibit O-2	Prohibited Carson Actions
Exhibit O-3	Prohibited Real Estate Financings
Exhibit O-4	MBV Budget
Exhibit O-5	Heritage Fields Budget

UNIT PURCHASE AGREEMENT, dated as of January 23, 2013 (this “Agreement”), among Aozora Investments LLC, a Delaware limited liability company (“Aozora”), CBR I LLC, a Delaware limited liability company (“Cerberus”), iStar Marlin LLC, a Delaware limited liability company (“iStar”), Opps VIIb LProp, L.P., a Delaware limited partnership (“Oaktree”), and VNO LNR Holdco LLC, a Delaware limited liability company (“Vornado”, and, together with Aozora, Cerberus, iStar and Oaktree, each, a “Seller” and, collectively, the “Sellers”), LNR Property LLC, a Delaware limited liability company (the “Company”), and Starwood Property Trust, Inc., a Maryland corporation (“Purchaser”).

RECITALS

WHEREAS, the Sellers are parties to the Limited Liability Company Agreement of the Company, dated as of August 5, 2010, as amended from time to time (the “Company LLC Agreement”);

WHEREAS, the Sellers currently own all the issued and outstanding Units (as defined in the Company LLC Agreement) of the Company;

WHEREAS, the individuals named in Exhibit A-1 hereto (the “Option Holders”) currently hold all of the issued and outstanding options to acquire Units of the Company (the “Options”) granted pursuant to the LNR Property LLC 2010 Management Equity Compensation Plan (the “2010 Equity Plan”);

WHEREAS, the individuals named in Exhibit A-2 hereto (the “Bonus Plan Participants”) currently hold units of economic interest in a bonus pool (the “Bonus Units”) granted pursuant to the LNR Property LLC Change in Control Bonus Plan (the “Bonus Plan”) and related award agreements thereunder (the “Award Agreements”), copies and/or forms of which have been delivered to Purchaser prior to the execution of this Agreement;

WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all the Units owned by the Sellers (the “Acquired Units”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the consummation of the transactions contemplated by this Agreement (collectively, the “Transaction”), Purchaser will own all of the issued and outstanding Units;

WHEREAS, upon the consummation of the Transaction, subject in each case to any agreements that may be entered into between the Company and such Option Holders and Bonus Plan Participants that may provide for different treatment, all the Options will be cancelled and the Company will pay (a) to the Option Holders, cash amounts in respect of their vested Options and additional cash bonuses, as described in Exhibit A-1 hereto (the “Option Holder Payments”) and (b) to the Bonus Plan Participants, cash amounts in respect of their Bonus Units (the “Deal Bonuses”) in accordance with the terms of the Bonus Plan and the Award Agreements, as described in Exhibit A-2 hereto.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement and SCG’s willingness to enter into the CPG Purchase Agreement, each of (i) Aozora Bank Ltd., (ii) Cerberus Series Four Holdings, LLC, (iii) iStar Financial Inc., (iv) OCM Opportunities Fund VIIb AIF (Delaware), L.P. and OCM Opportunities Fund VIIb (Parallel) AIF (Delaware), L.P. and (v) Vornado Realty L.P. has entered into a guarantee dated as of the date hereof (each, a “Guarantee” and, collectively, the “Guarantees”), in favor of Purchaser and SCG and their applicable Subsidiaries, as applicable, with respect to the Liabilities of each of (i) Aozora, (ii) Cerberus, (iii) iStar, (iv) Oaktree and (v) Vornado, respectively, arising under Sections 2.8, 6.4(c) (solely with respect to Specified Taxes) 6.14, 6.17, 9.1(a)(ii)(C) and 9.1(a)(ii)(D) of this Agreement, upon the terms and subject to the conditions set forth in this Agreement and the Guarantee, as applicable;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, SOF-IX U.S. Holdings, L.P., a Delaware limited partnership (“SCG”), has entered into a purchase and sale agreement (the “CPG Purchase Agreement”) with the Company providing for the purchase by SCG or an Affiliate thereof of certain assets of the Company and its Subsidiaries (collectively, the “CPG Transaction”), which purchase shall, upon the terms and subject to the conditions thereof, be consummated immediately prior to the Closing, and SCG and Purchaser have entered into a letter agreement with respect to certain matters relating to their respective rights and obligations under this Agreement and the CPG Purchase Agreement;

WHEREAS, the representations, warranties, covenants and agreements contained herein, including the indemnities provided for herein, are applicable to and expressly cover both the CPG Transaction and the Transaction;

WHEREAS, the Sellers, the Company and Purchaser desire to make the representations, warranties and covenants contained in this Agreement in connection with the Transaction, including the CPG Transaction; and

WHEREAS, the parties intend for this Agreement to constitute a sealed instrument.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1                               Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2010 Equity Plan” has the meaning set forth in the Recitals.

“2012 Bonus” has the meaning set forth in Section 6.5(d).

“Accounting Firm” means Pricewaterhouse Coopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Sellers and Purchaser.

“Acquired Shares” means the Acquired Shares (as such term is defined in the CPG Purchase Agreement).

“Acquired Units” has the meaning set forth in the Recitals.

“Additional Interest Rate” means an annual rate of 12% calculated on a daily basis.

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that with respect to (a) any Person, the term “Affiliate”, except as such term is used in the definitions of Purchaser Indemnified Parties and Seller Indemnified Parties, shall not include investment funds managed by such Person or any of its Affiliates (or any portfolio company of any such investment fund), (b) the Company and its Subsidiaries, the term “Affiliate” shall not include any of the Sellers, the Non-Controlled JV Entities or any of their Affiliates (other than the Company or its Subsidiaries), (c) any Seller and its Affiliates, the term “Affiliate” shall not include the Company and its Subsidiaries or any of their controlled Affiliates, (d) Aozora, the term “Affiliate” shall not include Cerberus, and (e) Cerberus, the term “Affiliate” shall not include Aozora.

“Affiliated Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary of the Company or any direct or indirect predecessor of the Company or any Subsidiary of the Company, or any other group of corporations filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary of the Company or any direct or indirect predecessor of the Company or any Subsidiary of the Company.

“Agreed Subsidiary” means a Subsidiary set forth in Exhibit M.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.7(a).

“Aozora” has the meaning set forth in the Preamble.

“Auction.com Equity Interests” means the units and warrants in Auction.com, LLC held by the Company or a Subsidiary of the Company.

“Audited Financial Statements” means the audited consolidated balance sheet and related consolidated statements of earnings, members’ equity and cash flows of the Company and the GAAP Reporting Entities as of December 31, 2011 and for the twelve months then ended, a copy of which is attached hereto as Exhibit I.

“Available Amount” has the meaning set forth in Section 9.1(e)(ii).

“Award Agreements” has the meaning set forth in the Recitals.

“Balance Sheet Date” means December 31, 2011.

“Bankruptcy and Equity Limitation” has the meaning set forth in Section 3.2.

“Base Purchase Price” means $1,052,900,000 plus, if the Closing Date is after April 1, 2013, interest thereon at the Initial Interest Rate from and including April 1, 2013 to but excluding the Closing Date; provided, however, that the Initial Interest Rate shall increase to the Additional Interest Rate from and including the day after the final day of the Marketing Period to but excluding the Closing Date; provided, further, that if, as of April 1, 2013 (i) (A) any condition to Closing set forth in ARTICLE VII has not been satisfied or waived (other than any condition that by its nature is to be satisfied at the Closing) and (B) the failure to satisfy that condition is due to a breach of any provision of this Agreement by Sellers or the Company, or (ii) the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than any condition that by its nature is to be satisfied at the Closing) and the failure of the Closing to occur is the result of Sellers not being ready and willing to close, then such interest shall not begin to accrue until all conditions to Closing set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and/or Sellers are ready and willing to close, as applicable.

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Bonus Plan” has the meaning set forth in the Recitals.

“Bonus Plan Participants” has the meaning set forth in the Recitals.

“Bonus Units” has the meaning set forth in the Recitals.

“Business” means the business of the Company and its Subsidiaries as conducted and proposed to be conducted as of the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, legal holiday in the State of New York or day on which banking institutions in the State of New York are authorized or obligated by Law to close.

“Business Employee” means each of the employees of the Company and its Subsidiaries.

“Business Licenses” has the meaning set forth in Section 3.13.

“Cap” means an amount equal to $105,000,000.

“CDO” has the meaning set forth in Section 3.22(a).

“CDO-Related Security” has the meaning set forth in Section 3.22(a).

“Cerberus” has the meaning set forth in the Preamble.

“Chosen Court” has the meaning set forth in Section 10.4(a).

“Claims Period” has the meaning set forth in Section 9.1(d)(vii).

“Clawback Event” has the meaning set forth in Section 2.8(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“CMBS” has the meaning set forth in Section 3.22(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Equity” means all interests in any Person that secures any Lender Mezzanine Loan.

“Commercial Properties” has the meaning set forth in Section 6.1(b)(iii).

“Commitment Letter” has the meaning set forth in Section 5.6(a).

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” has the meaning set forth in Section 6.16(b).

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of ARTICLE III.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Group Equity Interests” has the meaning set forth in Section 6.1(a)(vii).

“Company LLC Agreement” has the meaning set forth in the Recitals.

“Company Releasee” has the meaning set forth in Section 9.3.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 6, 2012, as amended and supplemented by the Addendum to the Confidentiality Agreement, dated September 6, 2012, and the Second Addendum to the Confidentiality Agreement, dated October 30, 2012, in each case, between the Company and Purchaser.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Control” (including, with correlative meanings, the terms “Controlled by”, “Controlling” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled JV Entity” means any JV Entity that is not a Non-Controlled JV Entity.

“Covered Employee” has the meaning set forth in Section 6.5(b)(ii).

“Covered PSA” means a pooling and servicing agreement with respect to a trust set forth in the Covered PSA Spreadsheet.

“Covered PSA Spreadsheet” means the Excel spreadsheet attached to an email with the subject matter heading “Covered PSA Spreadsheet” sent on behalf of the Company to Marcos Alvarado of Purchaser on January 18, 2013.

“CPG Closing” means the Closing (as such term is defined in the CPG Purchase Agreement).

“CPG Employees” has the meaning set forth in Section 6.5(a).

“CPG Entities” means the CPG Entities (as such term is defined in the CPG Purchase Agreement).

“CPG Purchase Agreement” has the meaning set forth in the Recitals.

“CPG Transaction” has the meaning set forth in the Recitals.

“CPI Fund” has the meaning set forth in Section 3.18.

“CPI Fund Advisory Board” means the “Advisory Board” as such term is defined in that certain Second Amended and Restated Limited Partnership Agreement of LNR Commercial Property Investment Fund Limited Partnership, dated as of June 30, 2006, by and among CPI Fund GP and certain limited partners referenced therein, as amended by that certain Amendment, dated as of December 2006, by and among CPI Fund GP and certain limited partners referenced therein.

“CPI Fund GP” means LNR CPI Fund GP, LLC.

“Data Tape” means, collectively, the Excel spreadsheets attached to an email with the subject matter heading “Data Tape” sent on behalf of the Company to Marcos Alvarado of Purchaser on January 18, 2013.

“De Minimis Claim” means any individual claim pursuant to ARTICLE IX involving Losses of less than (a) $300,000 in the case of a breach of the representation in the last sentence of Section 3.16(a) and (b) $200,000 in the case of any other breach; provided that a series of related claims arising from a common set of facts shall be aggregated for purposes of determining whether such $300,000 or $200,000 threshold, as applicable, has been met.

“Deal Bonuses” has the meaning set forth in the Recitals.

“Debt Financing” has the meaning set forth in Section 5.6(a).

“Debt Financing Sources” has the meaning set forth in Section 10.15.

“Deductible” means an amount equal to $8,400,000.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Deposit” has the meaning set forth in Section 2.3(a).

“Deposit Escrow Agreement” has the meaning set forth in Section 2.3(a).

“Determination” has the meaning set forth in Section 2.7(a).

“Direct Claim” has the meaning set forth in Section 9.1(f).

“Disclosure Schedule” means any of the Company Disclosure Schedule, the Purchaser Disclosure Schedule and the Sellers Disclosure Schedule.

“Distributions” means any distributions (including by way of dividend) and returns of capital (including by way of redemption, repurchase or repayment) made by the Company or any of its Subsidiaries to the Sellers or any of the Sellers’ Affiliates (other than the Company and its Subsidiaries).

“End Date” has the meaning set forth in Section 8.1(b).

“Entity Level Taxes” shall mean Taxes imposed on and paid or payable at the entity level by the Company or any of its Subsidiaries with respect to periods or portions thereof beginning after September 30, 2012.

“Environmental Claim” means any claim, demand, Order, Legal Proceeding, cause of action or notice by any Person or Governmental Authority alleging or assessing liability arising out of, based on or resulting from (a) the presence, Release or threatened Release into the environment, of any Hazardous Materials, or (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Materials or (c) a violation or alleged violation of or non-compliance with any Environmental Law; or (d) exposure to any Hazardous Materials.

“Environmental Law” means any federal, state, local and foreign Laws relating to pollution or protection of the environment or human health, or occupational health and safety including any Law relating to the presence, Release or threatened Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Permit” means any License required under any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.3(a).

“Escrow Termination Date” has the meaning set forth in Section 9.1(k).

“Escrowed Funds” has the meaning set forth in Section 2.3(c).

“Exempt Payment” means a payment or advance of funds required to be made pursuant to (i) any existing Contract related to any Commercial Property, including any executed change orders under applicable remediation or construction agreements, but not including in any event any Prohibited Carson Action or (ii) applicable Law.

“Expiration Date” has the meaning set forth in Section 9.1(d)(vi).

“Fee Letter” has the meaning set forth in Section 5.6(c).

“Filing Date” has the meaning set forth in Section 6.4(d)(ii).

“final determination” has the meaning set forth in Section 9.1(k).

“Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements.

“Fundamental Permitting Change” has the meaning set forth in Section 6.1(b)(iii).

“Fundamental Specified Restricted Activities” means, collectively, (i) any of the conduct specified in the following subsections of Section 6.1(b)(iii): (A), (B), (D) through (L) (inclusive), and (N) through (Q) (inclusive), (ii) entering into any Sale Contract, and (iii) any Fundamental Permitting Change.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

“GAAP Reporting Entity” means, as of any date, any Person the accounts of which are required to be consolidated with those of the Company in the Company’s consolidated financial statements if such consolidated financial statements were prepared in conformity with GAAP as of such date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any self-regulatory organization, court, tribunal or judicial or arbitral body.

“Guarantee” has the meaning set forth in the Recitals.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated, classified, or identified as hazardous, radioactive, toxic, explosive, or carcinogenic or as a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials and polychlorinated biphenyls, or any other material or substance that is regulated pursuant to or for which liability or standards of care are imposed by any Environmental Law.

“Heritage Fields Budget” means the budget for Heritage Fields attached hereto as Exhibit O-5, or a replacement budget hereafter approved by Purchaser in writing (such approval not to be unreasonably withheld or delayed).

“Heritage Fields” means the real property designated as “Heritage Fields” on Exhibit O-1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means any of the following Liabilities of such Person: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest); (b) liabilities issued by such Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) liabilities issued by such Person under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (d) indebtedness for the deferred purchase price of property or services (other than inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business); (e) all obligations under leases that have been or should be, in accordance with GAAP applied on a basis consistent with that of the Company’s balance sheet included in the Audited Financial Statements, recorded as capital leases; (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); or (g) any Liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability.

“Indemnity Guarantee” means a guarantee of an Affiliate of a Seller provided as contemplated by Section 6.19.

“Indemnitees” has the meaning set forth in Section 6.6(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(c).

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.3(c).

“Initial Interest Rate” means an annual rate of 6% calculated on a daily basis.

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, logos, slogans, domain names, and the goodwill associated therewith, (b) all patents, inventions, trade secrets, know-how, tools, methods, and processes, and (c) all copyrights and works of authorship, including all computer programs (source and object code) and related documentation.

“Interim Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of earnings, members’ equity and cash flows of the Company and the GAAP Reporting Entities as of and for the three- and nine-month periods ended September 30, 2012, copies of which are attached hereto as Exhibit J.

“IRS” means the Internal Revenue Service.

“iStar” has the meaning set forth in the Preamble.

“JV Entity” means any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which the Company (either alone or through or together with one or more of its Subsidiaries), owns, directly or indirectly, 5% or more but not more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or otherwise Control such legal entity or (b) generally entitled to share in the profits or capital of such legal entity, other than any entity that is a CDO issuer (except for purposes of Section 3.17 and Section 6.4).

“Knowledge” means, as of the date the applicable representation is given, (a) with respect to the Company, the actual knowledge of any Person set forth in Exhibit C, (b) with respect to Purchaser, the actual knowledge of any Person set forth in Exhibit D and (c) with respect to a Seller or any of its Affiliates (other than the Company and its Subsidiaries), the actual knowledge, after reasonable inquiry, of any Person set forth with respect to such Seller in Exhibit E.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law (including common law) of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority of the foregoing.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Leases” has the meaning set forth in Section 3.10(a).

“Legal Proceeding” means any judicial, equitable, or administrative action, suit, Third Party compliance audit, mediation, arbitration, investigation or proceeding (public, private, or governmental).

“LEI I Fund” has the meaning set forth in Section 3.18.

“Lender Loan Documents” means, collectively, the Lender Mortgage Loan Documents and the Lender Mezzanine Loan Documents.

“Lender Loans” means, collectively, Lender Mortgage Loans and Lender Mezzanine Loans (it being understood and agreed that loans that have been paid off in full do not constitute Lender Loans).

“Lender Mezzanine Loan Documents” means, collectively, each loan agreement, note, pledge, guaranty and other agreement, together with any other documents, agreements or instruments now or hereafter evidencing, securing or relating to the Lender Mezzanine Loans, in each case as the same may from time to time be supplemented, modified, amended, restated or extended.

“Lender Mezzanine Loans” means all loans held by the Company or any of its Subsidiaries which are secured by any interests in any Person.

“Lender Mortgage Loan Documents” means, collectively, each loan agreement, note, mortgage, deed of trust, deed to secure debt, guaranty, and other agreement, together with any other documents, agreements or instruments now or hereinafter evidencing, securing or relating to the Lender Mortgage Loans, in each case as the same may from time to time be supplemented, modified, amended, restated or extended.

“Lender Mortgage Loans” means loans held by the Company or any of its Subsidiaries which are secured by real property or any interests in real property.

“Lenders” has the meaning set forth in Section 5.6(a).

“Liabilities” means any liability or obligation of any nature (including those that are contingent, unknown, undisclosed, unmatured, unaccrued, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such liability or obligation is required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such liability or obligation is immediately due and payable.

“License” means any license, approval, registration, permit or other governmental authorization granted by any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, lien, assessment, option, right of first refusal, encumbrance, charge, or other security interest, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“LNR Entity” has the meaning set forth in Section 6.1(b)(iii).

“Losses” means any damages, losses, liabilities, charges, claims, demands, payments, obligations, judgments, settlements, assessments, deficiencies, Taxes, interest, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs and expenses of investigation).

“made available” has the meaning set forth in Section 3.7(b).

“Managed Collateral Real Property” means any real property that secures a loan held by a securitization entity for which the Company or any of its Subsidiaries acts or has acted as special servicer or sub-servicer, and for which the Company or any of its Subsidiaries actively participates or has participated in the management of such real property.

“Managers” has the meaning set forth in Section 6.6(a).

“Managers Insurance” has the meaning set forth in Section 6.6(b).

“Marketing Period” means the first period of 30 consecutive calendar days after the date of this Agreement beginning on the last date of delivery by or on behalf of the Sellers to Purchaser of all the materials required by Section 6.11(e)(ii)(x).

“Material Adverse Effect” means any event, change, fact, circumstance or effect, which, individually or together with other events, changes, facts, circumstances or effects, resulted or results in, or would reasonably be expected to result in, (a) a material adverse effect on the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on the Company’s or the Sellers’ ability to consummate on or prior to the End Date the transactions contemplated by this Agreement and to perform their respective obligations hereunder; provided that none of the following occurring after the date of this Agreement shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in general business, financial or economic conditions in the industries in which the Company and its Subsidiaries operate, (ii) any change in general national or international economic, political or business conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or any other man-made disaster or acts of God, (iii) any change in general financial, commercial real estate, banking or securities markets (including any disruption thereof and any decline in the price of any market index), (iv) any change after the date of this Agreement in accounting rules, including GAAP, (v) any change resulting from the performance of any obligations under this Agreement or the other Transaction Documents, (vi) any change resulting from the execution of this Agreement or the announcement or pendency of the Transaction or the transactions contemplated by the other Transaction Documents or from Purchaser’s ownership of the Acquired Units from and after the Closing, (vii) any change after the date of this Agreement in Laws or (viii) any failure by any member of the Company Group to meet any estimates or projections; provided, however, that the exception contained in clause (viii) shall not apply to the underlying causes or reasons for any such failure; and provided, further, that any effects resulting from the matters referred to in clauses (i), (ii), (iii), (iv) or (vii) shall be excluded only to the extent such matters also do not impact the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies operating in the same industry.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material IP Licenses” has the meaning set forth in Section 3.7(a)(xi).

“Material Subsidiaries” means the Company’s Subsidiaries set forth in Section 1.1(c) of the Company Disclosure Schedule.

“Maximum Liability Estimate” has the meaning set forth in Section 9.1(e)(ii).

“MBV” means the real property designated as “Mary Brickell Village” on Exhibit O-1.

“MBV Budget” means the budget for MBV attached hereto as Exhibit O-4, or a replacement budget hereafter approved by Purchaser in writing (such approval not to be unreasonably withheld or delayed).

“Net Present Value” means, with respect to a Covered PSA as of any date, the net present value to the Company of the net cash flows of such Covered PSA as of the month in which such date occurs, as determined by utilizing the cash flows set forth in the Covered PSA Spreadsheet in a manner consistent with the manner in which the Sample NPV tab in the Covered PSA Spreadsheet calculates the NPV of BACM 2005-6 as of such month.

“Non-Controlled JV Entity” means each JV Entity (i) in which the Company or one of its Subsidiaries does not directly or indirectly manage the operations and policies of such JV Entity, whether through ownership of voting securities, by contract or otherwise, and (ii) with respect to which the Company or any of its Affiliates, directly or indirectly, (a) is not the “tax matters partner” of such JV Entity, within the meaning of Code Section 6231(a)(7) or corresponding provisions of state or local Law, and (b) does not otherwise have responsibility for the preparation of, or review and consent rights over, any Tax Returns required to be filed by such JV Entity.

“Non-Group Member” has the meaning set forth in Section 6.1(a)(iii).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.14(a).

“Oaktree” has the meaning set forth in the Preamble.

“Option Holder Payments” has the meaning set forth in the Recitals.

“Option Holders” has the meaning set forth in the Recitals.

“Options” has the meaning set forth in the Recitals.

“Order” means any writ, judgment, decision, decree, injunction, ruling, memorandum of understanding, disciplinary action or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means, with respect to any act or omission by the Company or its Subsidiaries, that such act or omission is within the ordinary, customary and usual course of the Company’s or such Subsidiary’s business and is consistent with its past practices (including practices prior to the date the Sellers acquired Units in the Company).

“Organizational Documents” means, with respect to an entity, its articles of incorporation, articles of association, memorandum of association, by-laws, certificate of trust, trust agreement, certificate of formation, limited liability company agreement, operating agreement or comparable documents, as applicable, as the same has been amended from time to time.

“Other Bid” means any proposal for a merger, sale of Units, sale of all or a material portion of the assets of the Company and its Subsidiaries, taken as a whole, or similar transaction involving the Company and its Subsidiaries, in each case, other than the Transaction and the acquisition or disposition of assets in the Ordinary Course of Business.

“Other Required Competition Approvals” has the meaning set forth in Section 3.4.

“Outstanding Claims” has the meaning set forth in Section 9.1(k).

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Payoff Letters” means letters in customary form from lenders or their agents with respect to the indebtedness referenced in clauses (a) and (b) of the definition of “Indebtedness” of the Company Group that will be required to be repaid on or prior to the Closing Date as a result of the Transaction setting forth wire transfer instructions and the amount or amounts necessary to discharge in full (i) all principal amounts, (ii) all accrued and unpaid interest, fees and other charges accruing through the Closing Date and (iii) all prepayment penalties, early payment charges, make whole payments or similar fees, expenses or charges of any kind.

“Permitted Activities” means, collectively, (1) any payment or advance of funds required to be made pursuant to applicable Law, (2) undertaking or performing capital or other construction work in the Ordinary Course of Business in respect of the specific capital and construction projects as negotiated in good faith and mutually agreed by the parties within ten (10) days after the date of this Agreement (each, a “Permitted Construction Project”), which work is not a Prohibited Carson Action, and does not, and does not result in, a violation of Law, and (3) any of the following that is not, and does not result in, a violation of Law: (a) any action taken in the Ordinary Course of Business in connection with or related to any Commercial Property (other than MBV, Heritage Fields and any Permitted Construction Project) (i) that does not result in Losses exceeding individually $100,000, or in the aggregate $250,000 in connection with or related to such Commercial Property, and (ii) that is not a Fundamental Specified Restricted Activity, (b) any action taken in the Ordinary Course of Business in connection with or related to MBV or Heritage Fields that (i) is covered by and consistent in all respects with the MBV Budget or Heritage Fields Budget, as applicable, and (ii) is not a Fundamental Specified Restricted Activity, or (c) the hiring, firing or other modification in the Ordinary Course of Business of the terms of employment or engagement for any at-will employee, consultant or contractor who is employed in connection with operations at or in connection with any Commercial Property, whose total annual compensation (including salary and any bonus) does not exceed $200,000, who is not an officer of any direct or indirect owner of any Commercial Property, and who does not have any significant management responsibilities in connection therewith.

“Permitted Construction Project” has the meaning set forth in the definition of “Permitted Activities.”

“Permitted Lien” means any (a) statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) mechanic’s, warehouseman’s, workers’ and other statutory Liens arising by operation of Law with respect to a Liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings and does not arise out of any violation of Law or Contract (a list of which Liens in existence as of the date of this Agreement is set forth on Section 1.1(d) of the Company Disclosure Schedule), (c) with respect to real property, such imperfections of title, easements, restrictions or encumbrances, in each case, which (i) are not monetary Liens, and (ii) do not materially impair the value of or materially interfere with the present use of such real property, or the currently contemplated use or development of such real property by the Company, and (d) Liens reflected or reserved against in the Audited Financial Statements.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Personal Property” has the meaning set forth in Section 3.11.

“Pro Rata Portion” means, with respect to a Seller, the number of Units set forth opposite the name of such Seller in Exhibit F hereto divided by 100,000.

“Prohibited Carson Action” means any of the actions described in Exhibit O-2.

“Prohibited Real Estate Financing” means any of the following: (i) any modification, amendment, extension, supplementation, restatement or replacement of any Real Estate Financing that exists on the date of this Agreement or any of the documentation evidencing or securing same, including any Real Estate Financing listed in Exhibit O-3, and (ii) any Real Estate Financing entered into or originated after the date of this Agreement.

“PSAs” means those pooling and servicing agreements, trust and servicing agreements, primary servicing agreements, sub-servicing agreements and other servicing agreements, pursuant to which the Company or its Subsidiaries conduct the business of servicing mortgage loans as “servicer”, “primary servicer”, “master servicer”, “special servicer” or “subservicer”.

“Purchase Price” means the Base Purchase Price minus the sum of (i) the estimated amount of the Transaction Expenses set forth in the certificate delivered to Purchaser pursuant to Section 2.3(b) and (ii) the aggregate amount of any Distributions paid to the Sellers after September 30, 2012, including any Distribution out of the proceeds of (or amount paid by or on behalf of SCG as part of) the CPG Transaction as contemplated by the CPG Purchase Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” has the meaning set forth in the introductory paragraph of ARTICLE V.

“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser set forth in Sections 5.1 (Organization, Good Standing and Qualification) and 5.2 (Authorization) of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1(a)(i).

“Real Estate Financing” means any financing related to, regarding, encumbering, or secured in whole or in part, in each case directly or indirectly, by any of the Commercial Properties or any payments related thereto, including any public or bond financing related to any of the Commercial Properties (and regardless of whether the same is secured or unsecured), any financing secured by a mortgage, deed of trust, deed to secure debt or similar instrument encumbering any of the Commercial Properties, and any financing secured by a pledge of any direct or indirect equity interests in the JV Entity or other Person that owns any of the Commercial Properties.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application with any Governmental Authority.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

“Representatives” means, as to any Person, the officers, directors, managers, employees, Affiliates, legal counsel, accountants, financial advisors, financing sources, hedge providers, consultants and other agents and advisors of such Person and its Affiliates.

“Required Financial Information” has the meaning set forth in Section 6.11(e)(iv).

“Required Material” means, as of the applicable date, (a) all financial or statistical information about the Company and its Subsidiaries reasonably requested by Purchaser that would be required to be included or incorporated by reference in a registration statement filed by Purchaser under SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 and Item 402 of Regulation S-K), including audited and unaudited historical financial statements (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in SAS 100/AU 722) with respect to a public or private offering of securities by Purchaser, (b) written consent of the Company and its independent accountants authorizing Purchaser to include such financial and statistical information in any document filed by Purchaser with the United States Securities and Exchange Commission (the “SEC”) and (c) such certifications with respect to any of the foregoing duly executed by an officer of the Company (in his/her capacity as an officer of the Company and not in an individual capacity) as may be reasonably requested by Purchaser or any Lender or underwriter in connection with Purchaser’s financing of the transactions contemplated by this Agreement.

“Restricted Person” has the meaning set forth in Section 6.17(a)(i).

“Sale Contract” has the meaning set forth in Section 6.1(b)(iii).

“SCG” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in the definition of “Required Material”.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Schedule” means the schedule attached to an email with the subject matter heading “Securities Schedule” sent on behalf of the Company to Marcos Alvarado of Purchaser on January 18, 2013.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Seller Releasee” has the meaning set forth in Section 9.3.

“Sellers Disclosure Schedule” has the meaning set forth in the introductory paragraph of ARTICLE IV.

“Sellers Fundamental Representations” shall mean (i) the representations and warranties of the Company set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Authorization) and Section 3.5(a), (b), (c), (e) and (g) (Capitalization) of this Agreement (excluding any and all matters related to Subsidiaries and Non-Controlled JV Entities set forth therein) or in Section 3.19(c)(i) (the no Distributions clause in Absence of Certain Developments), (ii) the representation and warranties of the Sellers set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization) or 4.5 (Title) of this Agreement, (iii) the representations and warranties of the Company set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Authorization) or Section 3.3 (Title to Acquired Shares) of the CPG Purchase Agreement (excluding any and all matters related to Subsidiaries set forth therein) and (iv) the representation and warranties of the Sellers set forth in Section 4.1 (Organization and Good Standing) or Section 4.2 (Authorization) of the CPG Purchase Agreement.

“Servicing Agreements” means those PSAs pursuant to which the Company or its Subsidiaries conduct the business of servicing mortgage loans in the United States on properties that are located in the United States.

“Specified Exceptions” means (x) any references to materiality or to whether or not any breach results or may result in a Material Adverse Effect, as used in Section 3.11 (Personal Property), Section 3.16 (Financial Matters) (except for the last sentence of Section 3.16(a)), Section 3.19(b) (Absence of Certain Developments), Section 3.25 (Accuracy of Data Tape Information) and Section 3.26 (Information to be Supplied) and (y) the specified dollar amounts or materiality qualifications or exceptions that define the scope of the listing disclosures contemplated in connection with Section 3.7 (Contracts), Section 3.8 (Legal Proceedings), Section 3.9 (Intellectual Property) and Section 3.13 (Licenses; Compliance with Laws).

“Specified Material Real Estate Contracts” means those Contracts set forth on Section 1.1(e) of the Company Disclosure Schedule.

“Specified Restricted Activity” has the meaning set forth in Section 6.1(b)(iii).

“Specified Taxes” means the Taxes described in Section 6.4(c)(i) of the Company Disclosure Schedule.

“Straddle Period” means (i) for all Taxes, except Entity Level Taxes, any taxable year or period beginning on or before and ending after the Closing Date, and (ii) for Entity Level Taxes, any taxable year or period beginning on or before and ending after September 30, 2012.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity, other than any entity that is a CDO issuer (except for purposes of Section 3.17 and Section 6.4); provided that, notwithstanding the foregoing, with respect to the Company, each Controlled JV Entity shall be deemed to be a Subsidiary of the Company but none of the Non-Controlled JV Entities shall be deemed to be a Subsidiary of the Company.  Notwithstanding, and without limiting, the foregoing, Purchaser and the Company acknowledge and agree that the Persons set forth on Section 1.1(f) of the Company Disclosure Schedule are Subsidiaries of the Company.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges imposed by any Taxing Authority; (b) all interest, penalties, fines, additions to tax or additional amounts imposed with respect to any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person, other than Purchaser, the Sellers, any member of the Company Group and any Affiliate of any of them.

“Third Party Claim” has the meaning set forth in Section 9.1(e)(i).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Deposit Escrow Agreement, the Indemnity Escrow Agreement and the CPG Purchase Agreement.

“Transaction Expenses” means (a) any fees, costs and expenses (including legal, accounting, financial and other advisory fees, costs and expenses) incurred by any member of the Company Group directly related to the sale of the Company or any of its Material Subsidiaries to Purchaser or any other Person (other than (i) fees, costs and expenses paid before September 30, 2012, (ii) fees, costs and expenses in amounts up to the amounts accrued for such transaction expenses in the Interim Financial Statements, (iii) fees, costs and expenses that Purchaser may cause any member of the Company Group to incur after the Closing and (iv) Taxes required to be borne by the Sellers or the Company and its Subsidiaries), and (b) the aggregate amount of (1) the Option Holder Payments, (2) the Deal Bonuses payable by the Company to the Bonus Plan Participants and (3) any other cash bonus, severance (to the extent resulting from a termination of employment prior to the Closing) or other payment or other form of compensation that is created, accelerated, accrues or becomes payable under any Benefit Plan or other arrangement in effect immediately prior to the Closing by any member of the Company Group to any present or former director, officer, employee or consultant thereof as a result of the transactions contemplated by this Agreement or the CPG Purchase Agreement, including, without duplication, the employer’s portion of any Medicare, Social Security and other payroll Taxes payable by the Company thereon to the extent such Taxes would not otherwise phase-out based on an employee’s ordinary course compensation (which, for the avoidance of doubt, are intended to represent the employer’s 1.45% federal Medicare Tax and not the employer’s 6.2% FICA Tax), but excluding any payment or compensation (such as severance) triggered by actions of Purchaser or its Affiliates after the Closing.  For the avoidance of doubt, “Transaction Expenses” shall not include any fees, costs and expenses (i) incurred by any member of the Company Group in connection with any refinancing or payment in full of any Indebtedness pursuant to Section 2.3(g), (ii) incurred in connection with the negotiation of any employment or compensation arrangement with any officer or employee of any member of the Company Group or (iii) incurred by any member of the Company Group arising out of its compliance with Section 6.2 of the CPG Purchase Agreement.

“Transferred Employees” has the meaning set forth in Section 6.5(a).

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Underlying Control Rights” means, with respect to any CMBS, any and all rights under the related PSA or such CMBS that, but for any waiver, would entitle the holder or owner of such CMBS (alone or together with one or more holders of other securities) to (i) appoint, terminate, replace or serve as the controlling class representative, operating advisor or other similar representative or advisor with respect to the related securitization or any loan therein, (ii) appoint, terminate or replace the special servicer for the related securitization or any loan therein or consent to or approve such an appointment, termination or replacement, (iii) direct, grant or withhold consent to, approve, disapprove or consult with respect to specified actions involving a loan included in the related securitization or the related mortgage property, such as but not limited to (to the extent provided in the related PSA) a modification, waiver, amendment, workout, foreclosure or loan or property sale, (iv) purchase (or assign the right to purchase) any defaulted or delinquent mortgage loan from the underlying CMBS trust fund or (v) conduct a clean-up call or similar transaction call.

“Units” has the meaning set forth in the Recitals.

“Vornado” has the meaning set forth in the Preamble.

“Voting Percentage” shall mean, with respect to any Seller, the percentage set forth opposite such Seller’s name in Section 10.9 of the Sellers Disclosure Schedule.

“Waiver” has the meaning set forth in Section 3.22(c)(i).

“WARN Act” has the meaning set forth in Section 3.15(c).

1.2                               Defined Terms Generally.  The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limiting the generality of the foregoing”.  For the avoidance of doubt, all references in this Agreement (including in ARTICLE III) to the “date hereof” shall mean the “date of this Agreement”.  All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  Titles to Articles and Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The parties intend for this Agreement to constitute a sealed instrument.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1                               Purchase and Sale of Units.  In each case, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller, severally and not jointly, agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase from each such Seller, the number of Units set forth opposite the name of such Seller in Exhibit F hereto, free and clear of any Liens other than the Liens arising under the applicable securities Laws and the Company LLC Agreement.

2.2                               Cancellation of Options. On the terms and subject to the conditions set forth herein, subject to any agreements that may be entered into between the Company and/or Purchaser and such Option Holders that may provide for different treatment, at the Closing, all outstanding Options shall be cancelled and each Option Holder shall cease to have any rights with respect thereto, except the right to receive the portion of the Option Holder Payment that is in respect of such Option Holder’s vested Options, as set forth in Exhibit A-1 hereto.

2.3                               Deposit; Payments at the Closing.

(a)                                 Within one (1) Business Day of the date hereof, Purchaser will deposit with The Bank of New York Mellon (the “Escrow Agent”) a cash amount equal to $50,000,000 (including any interest or income accrued thereon pursuant to the Deposit Escrow Agreement, and the additional funds, if any, deposited in accordance with the last sentence of this Section 2.3(a), the “Deposit”).  The Deposit will be held by the Escrow Agent in escrow, in accordance with the terms and conditions of the deposit escrow agreement executed within one (1) Business Day of the date hereof (the “Deposit Escrow Agreement”).  On April 1, 2013, Purchaser will deposit with the Escrow Agent an additional cash amount equal to $25,000,000 if the Closing has not occurred on or prior to such date; provided, however, that Purchaser shall have no obligation to deposit such additional amount if (x) a breach of any obligation under this Agreement in any manner by the Company or any Seller shall have directly contributed to the Closing not having occurred on or prior to April 1, 2013 and (y) Purchaser shall not have breached any of its obligations under this Agreement in any manner that shall have directly contributed to the Closing not having occurred on or prior to April 1, 2013.

(b)                                 Not less than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a certificate executed on behalf of the Company by one or both Co-Chief Executive Officers of the Company or by the Chief Financial Officer of the Company, dated the date of its delivery, setting forth a good faith estimate of the Transaction Expenses, and that estimate shall be used in determining the Purchase Price to be paid at Closing.

(c)                                  At the Closing, Purchaser shall, by wire transfer of immediately available funds, deposit (or cause to be deposited), in accordance with the terms and conditions of the indemnity escrow agreement executed on or prior to the Closing Date in substantially the form set forth in Exhibit B hereto (the “Indemnity Escrow Agreement”), with the Escrow Agent a cash amount equal to the Cap less the Deposit (such cash amount, together with the Deposit and any income or interest earned thereon as provided in the Indemnity Escrow Agreement, the “Escrowed Funds”), to such account (the “Indemnity Escrow Account”) as the Escrow Agent shall designate in writing to Purchaser not less than two (2) Business Days prior to the Closing Date.  The Escrowed Funds will be held by the Escrow Agent in escrow, in accordance with the terms and conditions of the Indemnity Escrow Agreement.

(d)                                 At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay or cause to be paid to each Seller, in consideration of the Units to be purchased by Purchaser pursuant to Section 2.1 from such Seller, a cash amount equal to such Seller’s Pro Rata Portion times the Purchase Price (after having deducted from the Purchase Price the amount deposited or to be deposited, as the case may be, with the Escrow Agent pursuant to Sections 2.3(a) and 2.3(c)), to such account or accounts as such Seller shall designate in writing to Purchaser not less than two (2) Business Days prior to the Closing Date.

(e)                                  At the Closing, subject in each case to any agreements that may be entered into between the Company and such Option Holders and Bonus Plan Participants that may provide for different treatment, the Company shall, through its payroll system, pay (x) to each Bonus Plan Participant, the amount payable to such Bonus Plan Participant on the Closing Date pursuant to the Bonus Plan and the Award Agreements, as described in Exhibit A-2 hereto, and (y) to each Option Holder, the Option Holder Payments required to be made to such Option Holder on the Closing Date, as described in Exhibit A-1 hereto; it being understood that all amounts payable pursuant to the foregoing shall be subject to any required withholding of Taxes.  At or prior to the Closing, the Company shall establish a grantor or “rabbi” trust in accordance with and as required by the Bonus Plan.

(f)                                   The parties agree that for U.S. federal income tax purposes, (i) Purchaser shall be treated as the owner of the Deposit until Closing occurs, (ii) each Seller shall be treated as the owner of its Pro Rata Portion of the Deposit and the Escrowed Funds after Closing occurs, and (iii) in connection with the foregoing, Purchaser or Sellers (each with respect to its Pro Rata Portion), as applicable, shall pay all Taxes with respect to any earnings thereon.  Purchaser shall be entitled to a distribution equal to amounts includable in Purchaser’s income with respect to the Deposit or the transfer thereof.  Each Seller shall be entitled to a distribution from the Indemnity Escrow Account equal to the amount of Taxes which would be payable by such Seller at an assumed effective Tax rate of 45% with respect to earnings on its Pro Rata Portion of the Escrowed Funds.  The amounts payable to Sellers upon release of the Deposit and the Escrowed Funds shall be increased by earnings and reduced by distributions pursuant to this Section 2.3(f).  For all Tax purposes, the parties agree to treat any payment to Purchaser after Closing from the Deposit or Escrowed Funds, which is not a distribution pursuant to this Section 2.3(f), as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(g)                                  Purchaser shall make such funding and other arrangements as are or will be necessary to enable the Company to refinance or otherwise pay in full at the Closing all the Indebtedness of the Company Group that is required to be repaid on the Closing Date as a result of the Transaction.

2.4                               Closing.  Unless otherwise agreed in writing by the Sellers and Purchaser, the closing of the Transaction (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. on the earlier of (i) the fifth (5th) Business Day following the first day on which all the conditions set forth in ARTICLE VII are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) and (ii) the End Date (subject in each case to the satisfaction or waiver in accordance with this Agreement of all the conditions set forth in ARTICLE VII at the Closing), provided, however, that Purchaser may, in its discretion, defer the Closing Date (but in no event shall Purchaser defer the Closing Date to a date after the End Date) if Purchaser determines such deferral is necessary or advisable for purposes of obtaining the Debt Financing or any other financing relating to the Transaction on terms satisfactory to Purchaser.  The actual time and date of the Closing is referred to herein as the “Closing Date”.

2.5                               Deliveries by Purchaser Relating to the Transaction.  Purchaser shall deliver, or cause to be delivered, to the Sellers (or, in the case of clause (a) below, to the Escrow Agent) at the Closing, the following:

(a)                                 the payments required by Section 2.3(c);

(b)                                 the payments required by Section 2.3(d);

(c)                                  reasonable evidence that (A) the waiting periods under the HSR Act applicable to the Transaction have expired or been terminated and (B) all Other Required Competition Approvals have been obtained or are legally deemed to have been obtained;

(d)                                 the certificate to be delivered pursuant to Section 7.3(c);

(e)                                  a copy of the Indemnity Escrow Agreement, duly executed by Purchaser; and

(f)                                   such other documents and instruments that the Sellers reasonably request in connection with the consummation of the Transaction.

2.6                               Deliveries by the Sellers and the Company Relating to the Transaction.

(a)                                 By Each Seller.  Each Seller shall deliver, or cause to be delivered, to Purchaser (or, in the case of clause (iii) below, to the Company) at the Closing:

(i)                                     certificates representing the Units to be sold by it under this Agreement, together with a duly executed copy of an instrument of assignment effecting the transfer and assignment of such Units to Purchaser at the Closing in form and substance reasonably satisfactory to Purchaser;

(ii)                                  the certificates to be delivered pursuant to Sections 6.4(b) and 7.2(d);

(iii)                               written resignations, as of the Closing, from each manager of the Company appointed by such Seller set forth in Exhibit G hereto;

(iv)                              a copy of the Indemnity Escrow Agreement, duly executed by such Seller and the Escrow Agent; and

(v)                                 such other documents and instruments that Purchaser reasonably requests from such Seller in connection with the consummation of the Transaction.

(b)                                 By the Company.  The Company shall deliver, or cause to be delivered, at the Closing:

(i)                                     to the Option Holders and the Bonus Plan Participants, the payments required by the first sentence of Section 2.3(e);

(ii)                                  to Purchaser, the certificate to be delivered pursuant to Section 7.2(d); and

(iii)                               to Purchaser, such other documents and instruments that Purchaser reasonably requests from the Company in connection with the consummation of the Transaction.

2.7                               Allocation Schedule.

(a)                                 Within 120 days after the Closing Date, Purchaser shall prepare and provide the Sellers with an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price, any Indebtedness assumed by Purchaser or to which any purchased assets are subject, and any other consideration as required and in accordance with Sections 751 and 1060 of the Code and the Treasury Regulations thereunder.  Such Allocation Schedule shall be deemed final unless the Sellers notify Purchaser of any disagreement with the Allocation Schedule within 20 days after the receipt thereof.  In the event of a disagreement, Purchaser and the Sellers shall cooperate reasonably in attempting to reach a mutual agreement.  If the Allocation Schedule is not mutually agreed upon within 20 days, the parties shall submit such dispute to the Accounting Firm for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable Tax forms.  The Accounting Firm’s review shall be final and binding on the parties except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other Tax Law (a “Determination”).  The fees and expenses of the Accounting Firm shall be borne 50% by the Sellers (with each Seller being responsible for its Pro Rata Portion of such amount) and 50% by Purchaser.  If the allocations set forth on the Allocation Schedule is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of, material developments regarding, and resolution of such dispute.

(b)                                 Purchaser and the Sellers each agree to file Internal Revenue Service Form 8594, Form 8308 and all federal, state, local and foreign Tax Returns, as applicable, in accordance with the Allocation Schedule as finally determined by the parties or the Accounting Firm, as the case may be, except as otherwise required by a Determination.  Purchaser and the Sellers shall provide each other promptly with any other information required to complete such forms and Tax Returns.  Notwithstanding the above, Purchaser and the Sellers acknowledge that, pursuant to Revenue Ruling 99-6, 1999-1 CB 432, or other authority, the sale of the Units contemplated hereunder is, and shall be treated by the Sellers as a sale of such Company Units by the Sellers for federal, state and local income Tax purposes, and none of the Sellers shall be prevented from taking such position on any Tax Returns form or filing.

2.8                               Clawback Event.

(a)                                 From the earlier of the Closing Date and the first day after the final day of the Marketing Period until the second anniversary of the date of this Agreement, in the event that (i) any Seller or any of its Affiliates votes to replace the Company as special servicer under any of the Covered PSAs and, as of the date of such vote or such replacement, such Seller or any of its Affiliates owns a ten percent (10%) or greater equity interest in the replacement servicer or receives (or obtains the right to receive) more than de minimis outside-the-ordinary course compensation or benefit from such replacement servicer in return for such vote or (ii) any Seller or any of its Affiliates sells securities (other than in a sale effected through an intermediary or broker who is instructed to seek the best price from the market) to a competitor of the Company in an amount that enables such competitor to replace the Company as special servicer under any of the Covered PSAs and, as of the date of such replacement, such Seller or any of its Affiliates owns a ten percent (10%) or greater equity interest in such competitor or receives (or obtains the right to receive) from such competitor compensation or benefit for the sale materially beyond the price (including value for servicing rights) reasonably expected to be realized in an arm’s-length sale under the circumstances (any such event described in clause (i) or (ii), a “Clawback Event”), then such Seller shall, as promptly as reasonably practicable but in no event prior to the Closing, pay to Purchaser by wire transfer of immediately available funds a cash amount equal to the Net Present Value of such Covered PSA as of the date of such replacement to an account or accounts that Purchaser shall designate in writing to such Seller not less than two (2) Business Days prior to the date of such payment; provided, however, that no Clawback Event shall be deemed to have occurred if the Company is replaced as special servicer under any of the Covered PSAs under the circumstances described in the foregoing clauses (i) and (ii) and, as of the date of such replacement, such Seller or any its Affiliates reasonably determines in good faith that the performance of the Company is unacceptable or deficient in a more than immaterial manner (taking into account standards that a reasonable investor in CMBS securitizations would consider appropriate as well as applicable facts and circumstances, it being understood and agreed that the level of fees the Company charges with respect to such Covered PSA shall not be taken into account in making any such determination unless such Seller or Affiliate has discussed its concern about such fees with the Company before it replaces the Company as special servicer under such Covered PSA); and provided, further, that (i) the maximum aggregate amount any Seller shall be required to pay under this Section 2.8(a) is $50,000,000; (ii) no Seller shall have any liability under this Section 2.8(a) unless the aggregate amount otherwise payable by such Seller under this Section 2.8(a) exceeds $7,500,000; and (iii) if the aggregate amount otherwise payable by such Seller under this Section 2.8(a) exceeds $7,500,000, such Seller shall be required to pay all amounts payable under this Section 2.8(a) (including such initial $7,500,000) up to an aggregate amount of $50,000,000; it being understood that each Seller’s liability under this Section 2.8(a) shall be several and not joint.

(b)                                 Solely for purposes of Section 2.8(a) (i) the term “Affiliate”, with respect to any Seller, (x) means any entity controlled by, controlling or under common control with such Seller and (y) shall be deemed to exclude any portfolio company in which such Seller or any of its Affiliates invests, directly or indirectly, and with respect to Oaktree, shall be deemed to further exclude Oaktree PPIP Fund, L.P.; (ii) the term “control” means the ability to exercise majority voting power or to appoint a majority of the board of directors (or similar governing body) of an entity, in each case, through equity ownership, contract or otherwise; (iii) the phrase “compensation or benefit” with respect to any Seller or any of its Affiliates shall be deemed to exclude any compensation or benefit received by such Seller or any of its Affiliates in its capacity as a holder of the relevant securities (pro rata with other holders of such securities) to the extent such holder reasonably believes the relevant action is in the best interests of the holders of such securities generally, but only if such Seller or Affiliate has discussed its concern about the fees with the Company before it replaces the Company as special servicer under the applicable Covered PSA; (iv) the term “Company” means the Company and its Affiliates (without giving effect to clause (i) of this Section 2.8(b)); and (v) “competitor”, with respect to the Company, shall mean any entity primarily engaged in commercial mortgage special servicing activities in the U.S.

(c)                                  For all Tax purposes, the parties agree to treat any payment pursuant to a Clawback Event as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date) to Purchaser that the statements contained in this ARTICLE III are correct and complete, except as set forth in the disclosure schedule set forth as Exhibit H hereto (the “Company Disclosure Schedule”) accompanying this Agreement with reference to the applicable section of this ARTICLE III to which the disclosures on such schedule relate; it being understood that the listing or setting forth of an item in one section of the Company Disclosure Schedule pertaining to the representations and warranties shall be deemed to be a listing or setting forth in another section or sections of the Company Disclosure Schedule pertaining to the representations and warranties if such disclosure is reasonably apparent on its face to be applicable to such other section or sections.  Each representation, warranty, covenant and agreement contained herein shall have independent significance.  Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.  The Company also represents that, to its Knowledge, the statements with respect to Material Subsidiaries or Subsidiaries set forth in Sections 3.1, 3.3, 3.6, 3.8, 3.10, 3.12, 3.13, 3.17 and 3.18 are true and correct with respect to the Non-Controlled JV Entities (with all references to “Material Subsidiaries” or “Subsidiaries”, as the case may be, being deemed to be replaced with references to “Non-Controlled JV Entities” for purposes of this sentence).

3.1                               Organization and Qualification.

(a)                                 The Company and each of its Subsidiaries is an entity duly organized, validly existing, and in good standing (or in active status) under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified and authorized to do business and is in good standing (or in active status) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company has made available to Purchaser prior to the date hereof true and complete copies of the Organizational Documents of the Company, each of its Material

Subsidiaries and each Non-Controlled JV Entity.  The membership register, stock certificate and transfer books and the minute books of the Company and each of its Material Subsidiaries, all of which have been made available to Purchaser before the date hereof, are true and complete in all material respects.  At the Closing, all such books, other than those with respect to Non-Controlled JV Entities, will be in the possession of the Company or the applicable Material Subsidiary.

3.2                               Authorization.  The Company has all requisite limited liability company power and authority and has taken all limited liability company or similar action necessary in order to execute, deliver and perform its obligations under, this Agreement and the other Transaction Documents.  This Agreement has been duly and validly authorized, executed and delivered by the Company, and each of the other Transaction Documents to which the Company is a party, when so executed and delivered by the Company, will have been duly and validly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties to this Agreement and the Transaction Documents, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Limitation”).

3.3                               No Violation.  Except as set forth in Section 3.3 (Part A) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or, when executed, the other Transaction Documents to which the Company is a party, by the Company, the performance by the Company of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby and thereby will (a) conflict with or result in a breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, under the terms, conditions or provisions of any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound; (c) assuming the filing requirements and clearances regarding compliance with the HSR Act and any Other Required Competition Approvals are obtained, violate any Law or violate any Order applicable to the Company or any of its Subsidiaries; or (d) result in the imposition or creation of a Lien (other than a Permitted Lien) upon any material asset or property of the Company or any of its Subsidiaries.  Section 3.3 (Part B) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all indebtedness of the Company Group of the type referenced in clause (a) or (b) of the definition of “Indebtedness” and the aggregate amount of principal and accrued interest owing thereunder as of the date of this Agreement.

3.4                               Consents and Approvals.  Except as set forth in Section 3.4 (Part A) of the Company Disclosure Schedule, no filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is necessary for the performance by the Company of the transactions contemplated by this Agreement and the other Transaction Documents other than (i) consents and approvals of or filings or registrations with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act and (ii) the consents, approvals, filings and registrations required under any applicable foreign antitrust or competition Laws (the “Other Required Competition Approvals”) relating to the European Union, the United Kingdom, Germany or any other member state of the European Union.

3.5                               Capitalization.

(a)                                 Section 3.5(a) of the Company Disclosure Schedule sets forth a correct and complete description of the following: (i) all the issued and outstanding Units of the Company as of the date of this Agreement and (ii) the record owners of the Units of the Company as of the date of this Agreement.  Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, there are no other equity interests of the Company outstanding, issued or reserved for issuance.

(b)                                 The Acquired Units (i) constitute 100% of the issued and outstanding Units of the Company; (ii) have been duly authorized, validly issued and fully paid (to the extent required under the Company LLC Agreement) and are nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act); (iii) were not issued in violation of any preemptive rights, rights of first refusal, purchase option, call option, subscription right or other similar rights of any Person and (iv) have been issued in compliance with applicable federal and state securities Laws.

(c)                                  Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or any of its wholly owned Subsidiaries) a right to subscribe for or acquire, any equity interests in the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The 2010 Equity Plan is the only Benefit Plan of the Company or any of its Subsidiaries under which any equity interests of the Company or any of its Subsidiaries have been issued or are issuable.  Each Unit which may be issued pursuant to the 2010 Equity Plan has been duly authorized and, when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights (other than as expressly provided by the Company LLC Agreement).  To the extent that the Company has agreed to grant an option to purchase Units under the 2010 Equity Plan to a Bonus Plan Participant, if a Sale Transaction (as defined in the Bonus Plan) closes before the Bonus Plan terminates pursuant to its terms, any such rights to the option held by the Bonus Plan Participant shall thereupon terminate.

(d)                                 Section 3.5(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Options, the number of Units subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof.

(e)                                  The Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company or any of its Subsidiaries on any matter.

(f)                                   As of the date of this Agreement, except as set forth in Section 3.5(f) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any shares or other equity or ownership interests in any Person other than the Subsidiaries; it being understood that, for purposes of this sentence, the Controlled JV Entities are deemed not to be Subsidiaries of the Company.  Except as set forth in Section 3.5(f) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company that is directly or indirectly wholly owned by the Company is the record and beneficial owner of all the shares or other ownership interests in each of the Company’s Subsidiaries.  Set forth on Section 3.5(f) of the Company Disclosure Schedule is the applicable percentage ownership of the Company and its Subsidiaries in each of the Non-Controlled JV Entities as of the date hereof.  Except as set forth in Section 3.5(f) of the Company Disclosure Schedule, on the Closing Date, the Company or the applicable Subsidiary of the Company will hold all such shares or other ownership interests free and clear of any Liens, other than Permitted Liens or Liens securing Indebtedness of the Company or its Subsidiaries and other than shares or interests that are sold between the date of this Agreement and the Closing Date without violating the terms of this Agreement.  The shares or other ownership interests in each Subsidiary of the Company, and to the Knowledge of the Company, each Non-Controlled JV Entity, (i) have been duly authorized, validly issued and fully paid and are nonassessable; (ii) were not issued in violation of any preemptive rights, rights of first refusal, purchase option, call option, subscription right or other similar rights of any Person and (iii) have been issued in compliance with applicable federal and state securities Laws.

(g)                                  The Company or a wholly owned Subsidiary thereof is the sole record and beneficial owner of, and has good and valid title to, all of the Acquired Shares (as defined in the CPG Purchase Agreement), free and clear of any Lien, other than those set forth on Section 3.5(g)(i) of the Company Disclosure Schedule.  The Acquired Shares constitute 100% of the issued and outstanding equity interests of the CPG Entities (other than LNR ADC Ventures, LLC) and 50% of the issued and outstanding equity interests of LNR ADC Ventures, LLC, have been duly authorized, validly issued and fully paid (to the extent required under the Company LLC Agreement) and are nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act).  Assuming SCG has the requisite power and authority to be the lawful owner of the Acquired Shares, upon the sale and delivery of the Acquired Shares as provided in the CPG Purchase Agreement, SCG will acquire good and valid title to such Acquired Shares, in each case (assuming the repayment of the Indebtedness set forth on Section 3.5(g)(ii) of the Company Disclosure Schedule and release of the pledges thereunder at Closing as contemplated by this Agreement) free and clear of all Liens (other than the Liens arising under applicable securities Laws) and free of any limitation or restriction on the right to vote the Acquired Shares, in each case, other than those arising from SCG’s ownership.  As of the date hereof, each of the entities identified in Section 1.1(b) of the Company Disclosure Schedule satisfies the definition of “Non-Controlled JV Entity”.

3.6                               Brokers’ Fees and Commissions.  The Company, its Subsidiaries and the JV Entities do not have any Liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to the Transaction for which Purchaser would become liable or obligated.

3.7                               Contracts.

(a)                                 Section 3.7(a) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound as of the date of this Agreement, and any material amendments, modifications or supplements thereto as of the date of this Agreement (other than in respect of clause (xviii), with respect to which the Company shall only be required to identify the name of the relevant transaction giving rise to the relevant Contract(s)) (collectively with the Specified Material Real Estate Contracts, the “Material Contracts”):

(i)                                     any PSA pursuant to which the Company and its Subsidiaries, taken as a whole, derived more than $1,000,000 in revenue during the twelve-month period ended on December 31, 2012 or reasonably expect to derive more than $1,000,000 in revenue during the twelve-month period ending on December 31, 2013;

(ii)                                  any Contract for the purchase or sale of assets, or for the furnishing or receipt of services, which will involve amounts payable by the Company or its Subsidiaries, taken as a whole, in excess of $10,000,000, in each case that (x) has a remaining term in excess of 30 days, and (y) is not terminable (without material penalty or cost) within 30 days;

(iii)                               any Contract relating to the incurrence or assumption of any Indebtedness in excess of $10,000,000;

(iv)                              any Contract for material joint ventures or strategic alliances (other than, in each case, those between the Company and/or any wholly owned Subsidiaries of the Company) or in respect of the formation or management of investment funds formed by the Company or any of its Subsidiaries;

(v)                                 any Contract containing covenants of the Company or any of its Subsidiaries not to engage in any line of business, compete with any business or Person or operate in any geographical area;

(vi)                              any collective bargaining agreement, works council agreement or other labor union or employee representative Contract applicable to persons employed by the Company or any of its Subsidiaries;

(vii)                           any employment or severance Contract that is not terminable by the Company or its Subsidiary by notice of not less than 30 days without any obligation or penalty, or any Contract with an employee, officer, director or consultant of any member of the Company Group that provides for any increased or accelerated benefits as a result of a “change of control” of the Company, either alone or together with any other event, including a termination of employment or services with any member of the Company Group in connection with or following a “change of control”;

(viii)                        any outstanding Contract of guaranty, surety or indemnification (other than, in case of Contracts of indemnification, commercial Contracts entered into on an arm’s-length basis in the Ordinary Course of Business), direct or indirect, by the Company or any of its Subsidiaries;

(ix)                              any Contract relating to the acquisition or sale of material assets (other than in the Ordinary Course of Business) or any capital stock of any business enterprise entered into by the Company or any of its Subsidiaries since July 29, 2010;

(x)                                 any Real Property Lease;

(xi)                              any license, sublicense option or other agreement relating in whole or in part to Intellectual Property material to the Business of the Company Group (excluding any “off-the-shelf” computer software that is commercially available on reasonable terms to the public with license, maintenance, support and other fees of less than $250,000 annually in the aggregate (“Material IP Licenses”));

(xii)                           any Contract (including any so called take-or-pay or keep-well agreements) under which (A) any Person including the Company or a Subsidiary of the Company has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of the Company or a Subsidiary of the Company or (B) the Company or a Subsidiary of the Company has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of any Person, including the Company or another Subsidiary of the Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiii)                        any Contract under which the Company or a Subsidiary of the Company has, directly or indirectly, any unpaid Liability to make any advance, loan, extension of credit or capital contribution to, or otherwise has Liability to make an investment in, any Person (other than the Company or a Subsidiary of the Company), in each case, other than in the Ordinary Course of Business or in respect of any securitization or loans that have been sold to any Person other than the Company or any of its Subsidiaries;

(xiv)                       any Contract granting a Lien upon any material asset or property of the Company or its Subsidiaries, or any material Contract evidencing or securing any loan encumbering any of the Commercial Properties identified on Section 3.7(a)(xiv) of the Company Disclosure Schedule, including any guaranties of or related to any such loan;

(xv)                          (A) any Contract entered into on or after July 29, 2010 with an outstanding obligation to provide indemnification to any Person with respect to material Liabilities relating to any current or former business of the Company, a Subsidiary of the Company or any predecessor Person, or (B) to the Knowledge of the Company, any Contract entered into prior to July 29, 2010 with an outstanding obligation to provide indemnification to any Person with respect to material Liabilities relating to any current or former business of the Company, a Subsidiary of the Company or any predecessor Person;

(xvi)                       (A) any Contract under which the Company or any Subsidiary serves as a collateral manager, disposition consultant, administrator, investment manager or asset manager or in a similar capacity with respect to any one or more securities backed in whole or in part by one or more loans or interests therein and (B) all other Contracts issued in connection with the transaction under which a Contract described in the preceding clause (A) was executed and delivered, excepting, in the case of this clause (B), any Contract, other than an indenture, asset purchase, sale or transfer agreement, trust agreement or underlying trust agreement, that, both alone and together with one or more other Contracts, is immaterial to an understanding of the terms and conditions of the related transaction and the rights (including rights to compensation), duties and Liabilities of the investors in and the parties to the transaction, including the Company, any Subsidiary and any other Person (including rights, duties and Liabilities relating to the assets and Liabilities underlying the related transaction);

(xvii)                    any repurchase or reverse repurchase Contract pursuant to which the Company or any Subsidiary of the Company simultaneously agreed, in writing at the start of the transaction, to both purchase and sell a stated asset, at stated prices and on stated dates or on demand, in each case, to the extent any obligations in connection therewith remain outstanding (other than indemnification obligations in the Ordinary Course of Business);

(xviii)                 any Contract executed in connection with a securitization of one or more loans or interests therein under which the Company or any Subsidiary of the Company is obligated to repurchase or otherwise reacquire such loan or interest following discovery of a material document defect or material breach of representation or warranty;

(xix)                       any Contract executed in connection with a transaction in which the Company or any Subsidiary of the Company loaned or borrowed a loan or security temporarily to or from another party and the lender retains the economic interests of an owner of such loan or security and has the right to terminate the transaction and recall the loaned loan or security, in each case, to the extent any obligations in connection therewith remain outstanding;

(xx)                          any Contract under which the Company or any Subsidiary of the Company is obligated to bear some risk of loss with respect to any loan (except insofar as a “risk of loss” may be construed to exist in connection with customary servicing duties to make advances of property protection or other customary servicing expenses); and

(xxi)                       to the Knowledge of the Company, any Contract other than those set forth above that is individually material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or one or more of its Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except for the Bankruptcy and Equity Limitation. Neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach in any material respect of or in default under any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach in any material respect of or in default under any Material Contract.  Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, as of the date of this Agreement, no party to any of the Material Contracts has exercised any termination rights with respect thereto, no such party has given written notice of any intention to terminate, any Material Contract, and no Person has given written notice of any intention to remove the Company or its applicable Subsidiary as special servicer or subservicer under any Covered PSA.  As of the date of this Agreement, the Company has made available to Purchaser true and complete copies of all the Material Contracts, together with all material amendments, modifications or supplements thereto.  As used in this Agreement, the term “made available” means that the information referred to (i) has been actually delivered (whether by email transmission, facsimile transmission, mail or hand delivery) to Purchaser or any of its Affiliates or its or their outside legal counsel; or (ii) was posted on the electronic data room located at http://www.intralinks.com or http://www.eastdilsecured.com, in each case, at least one (1) Business Day prior to the date hereof.

3.8                               Legal Proceedings.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, (a) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (i) would reasonably be expected to result in injunctive or declaratory relief or damages exceeding $7,500,000 (net of insurance or indemnification coverage), in each case against the Company or any of its Subsidiaries, (ii) has had or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (iii) alleges criminal conduct or (iv) alleges conduct by the Company or any of its Subsidiaries in its capacity as a “servicer”, “primary servicer”, “master servicer”, “special servicer” or “subservicer” with respect to which the Company or its applicable Subsidiary would not be entitled under the terms of the applicable PSA to seek indemnification under such PSA, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order.  As of the date hereof, there are no material Legal Proceedings initiated by the Company or any of its Subsidiaries pending, or that the Company or any of its Subsidiaries intends to initiate, against any other Person, other than any Legal Proceeding initiated, or contemplated to be initiated, by the Company or any of its Subsidiaries in each case in the Ordinary Course of Business.

3.9                               Intellectual Property.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all Registered Intellectual Property owned by the Company or any of its Subsidiaries.  All such Registered Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens, other than Permitted Liens.

(b)                                 Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct its business as presently conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction do not and will not contravene, conflict with, alter or impair any such rights.

(c)                                  Neither the Company nor any of its Subsidiaries has granted any license to a Third Party relating to any Registered Intellectual Property required to be set forth in Section 3.9(a) of the Company Disclosure Schedule.  Section 3.7(a)(xi) of the Company Disclosure Schedule lists all Material IP Licenses necessary to conduct the business of the Company and its Subsidiaries as presently conducted as of the date of this Agreement.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as presently conducted as of the date of this Agreement does not violate, conflict with or infringe the Intellectual Property of any other Person.  Except as set forth in Section 3.9(d) (Part A) of the Company Disclosure Schedule, as of the date of this Agreement, no claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and its Material Subsidiaries of any Intellectual Property.  Except as set forth in Section 3.9(d) (Part B) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries violated, infringed, diluted or misappropriated any rights relating to Intellectual Property of any Person.

3.10                        Real Property.

(a)                                 Section 3.10(a) (Part A) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”).  Section 3.10(a) (Part B) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all real property leases, subleases, licenses, concession and other written agreements in effect (the “Real Property Leases”) pursuant to which the Company or any of its Subsidiaries is granted a possessory interest in, or right to use or occupy all or any portion of any space in any real property (the “Leased Real Property”).  Section 3.10(a) (Part C) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all leases, subleases, licenses, concessions or other written agreements (in each case, other than any Real Property Lease) currently in effect pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Real Property by the Company or any of its Material Subsidiaries (the “Leases”).

(b)                                 The Company or one of its Subsidiaries has, in each case free and clear from all Liens (other than Permitted Liens), (i) good fee title to all Owned Real Property or (ii) good and valid leasehold estate in the Leased Real Property.  The Company and its Subsidiaries are not in default (with or without due notice or lapse of time or both) under any of the Real Property Leases, and at the Closing, there shall not exist a default (with or without due notice or lapse of time or both) on the part of the Company and its Subsidiaries thereunder.

(c)                                  Neither the Company nor any of its Subsidiaries has alienated, encumbered, transferred, optioned, leased, assigned or otherwise conveyed its respective interest or any portion of its respective interest in the Real Property or any portion thereof except in the Ordinary Course of Business nor has the Company or its Subsidiaries entered into any agreement (other than this Agreement) to do so except in the Ordinary Course of Business.

(d)                                 The occupancies and uses of the Real Property, as occupied and used as of the date of this Agreement, comply in all material respects with all Laws and are not in material violation of any thereof; and all certificate(s) of occupancy for the development use and operation of the Real Property as used and operated as of the date of this Agreement, are in full force and effect.  All Licenses required for the development, construction, maintenance, operation and servicing of the Real Property have been granted, effected, or performed and completed (as the case may be) or applied for (in the case of pending applications for Licenses), and all fees and charges therefor have been fully paid, to the extent required.  Since July 29, 2010, none of the Company or any of its Material Subsidiaries has received written notice of, and do not otherwise have Knowledge of, any (i) violations, Legal Proceedings or Orders relating to the Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) without limiting anything in clause (i) of this sentence, condemnation or eminent domain proceedings relating to the Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  Section 3.10(e) of the Company Disclosure Schedule is a true, accurate and complete rent roll of the Leases.

3.11                        Personal Property.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all tangible items of material personal property, leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens, and (ii) all Personal Property necessary for the operation or conduct of the businesses of the Company and its Subsidiaries as conducted on the date hereof are, in all material respects, in the aggregate in adequate operating condition and repair and free from any material defect, normal wear and tear excepted.

3.12                        Environmental Matters.

(a)                                 Except as set forth in Section 3.12(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a material liability under Environmental Laws:

(i)                                     as of the date of this Agreement, (x) no Environmental Claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of their operations, the Real Property and (y) to the Knowledge of the Company, there are no similar Environmental Claims with respect to any Managed Collateral Real Property;

(ii)                                  the Company and its Material Subsidiaries are, and at all relevant times since July 29, 2010 have been, in compliance with Environmental Laws, in respect of the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all Environmental Permits;

(iii)                               to the Knowledge of the Company, there has been no Release at any Managed Collateral Real Property or Real Property or at any real property formerly owned or leased by the Company; and

(iv)                              there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, relating to the presence of asbestos containing materials or mold at any Real Property.

(b)                                 This Section 3.12 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters.

3.13                        Licenses; Compliance with Laws.  Section 3.13 of the Company Disclosure Schedule contains a list as of the date hereof of all material Licenses required by Law or any Governmental Authority to own and operate the assets of the Company and its Subsidiaries (the “Business Licenses”).  Except as set forth on Section 3.13 of the Company Disclosure Schedule:

(a)                                 each Business License is, and at all relevant times since July 29, 2010, has been, held by the Company or one of its Subsidiaries and is valid, binding and in full force and effect, and the Company or one of its Subsidiaries has complied in all material respects with the requirements of the Business Licenses;

(b)                                 neither the Company nor any of its Subsidiaries has received any written notice that it is in default under, or in violation of the terms of, any Business License;

(c)                                  (i) since July 29, 2010, the Company and each of its Subsidiaries have operated in material compliance, and are in compliance in all material respects, with (x) all requirements of Law, in each case applicable to their business as it is currently being conducted and the ownership and operation of the assets of the Company and its Subsidiaries, and (y) all Orders applicable to the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of or been charged with (or, to the Knowledge of the Company, is under investigation with respect to) any material violation of Law; and

(d)                                 since July 29, 2010, neither the Company nor any of its Subsidiaries, nor any of their directors, officers, agents or employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of the U.S. Foreign Corrupt Practices Act or any other similar applicable Law.

3.14                        Employee Benefit Plans.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of all employee benefit plans, programs, policies, Contracts and arrangements (whether written or unwritten) (i) maintained, sponsored, contributed to or required to be contributed to by the Company or any of its ERISA Affiliates for the benefit of current or former Business Employees, directors or consultants (or their beneficiaries or (ii) under which the Company or any of its Subsidiaries could have any Liability or obligation, including any “employee benefit plans” (as defined in Section 3(3) of ERISA), any Non-U.S. Benefit Plans (as defined below), any incentive, stock option or other equity incentive or equity-based compensation plans, deferred compensation plans, supplemental retirement plans (including any ex-gratia payment, lump sum or any retirement benefit calculated by reference to age, salary or length of service or any of them), bonus or profit sharing plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation, paid time off and salary continuation policies, life insurance arrangements, sick leave, fringe benefit, compensation, flexible spending account or scholarship plans, programs, agreements or arrangements and employment, retention, severance and change in control Contracts, whether or not described in Section 3(3) of ERISA (the “Benefit Plans”).  For purposes of this Agreement, the term “Non-U.S. Benefit Plan” means any Benefit Plan (i) pursuant to the Laws of a country other than the United States or (ii) that benefits any current or former Business Employees, directors or consultants (or their beneficiaries) outside of the United States.

(b)                                 With respect to each Benefit Plan, to the extent applicable, the Company has made available to Purchaser a true and correct copy, as of the date of this Agreement, of (i) all plan documents, related trust agreements, insurance contracts and policies and all amendments thereto, (ii) the most recent summary plan description and summary of material modifications or other written explanation of each Benefit Plan provided to participants or beneficiaries, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three (3) plan years, (iv) a written summary of each unwritten material Benefit Plan, (v) the most recent determination letter or opinion letter issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, (vi) all discrimination tests performed during the preceding three (3) plan years, (vii) all administrative and other service Contracts with third-party service providers and (viii) all documents and correspondence relating to the Benefit Plans received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority during the past three (3) years.

(c)                                  Each Benefit Plan has been maintained and administered in material compliance with its terms and in material compliance with the requirements of applicable Law, including ERISA and the Code.

(d)                                 Each Benefit Plan that is intended by its terms to be, or is otherwise treated by the Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified, or a request for a determination letter has been timely made to the IRS and the Company has taken all necessary actions as requested by the IRS in connection with the request for a determination letter, and that such Benefit Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstance exists that could reasonably be expected to cause such Benefit Plan to cease being so qualified in operation.

(e)                                  There are no investigations or termination proceedings by any Governmental Authority or other claims (except for routine claims for benefits), suits or proceedings pending or, to the Knowledge of the Company, threatened against or involving any Benefit Plan which would reasonably be expected to result in a material Liability or penalty.

(f)                                   All contributions (including employer and employee salary reduction contributions), premiums, fees, administrative expenses or payments required to be made to each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected on the Audited Financial Statements. No contribution, premium payment or other payment has been made in support of any Benefit Plan that is in excess of the allocable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 404 of the Code or otherwise).

(g)                                  Neither the Company nor any of its ERISA Affiliates has been required in the past six (6) years (provided, that with respect to the period prior to July 29, 2010, the representations and warranties in this Section 3.14(g) shall be deemed to be qualified by the Company’s Knowledge), or is required currently to maintain, contribute to, or has any Liability under, (i) any plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) any multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (iii) any plan subject to Section 302 of ERISA or Section 412 of the Code.

(h)                                 Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any Liability or obligation under any Benefit Plan or otherwise to provide post-employment or retiree welfare benefits to or in respect of any former Business Employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law.  Neither the Company nor any of its ERISA Affiliates has any material Liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

(i)                                     With respect to each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Benefit Plan have at all times since July 29, 2010 (and, to the Knowledge of the Company, prior to July 29, 2010) been in substantial compliance with, and (ii) such Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in substantial compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Except as set forth in Section 3.14(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 4999 or 409A of the Code or otherwise.

(j)                                    Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not,

and the consummation of the transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer, director or consultant of the Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or (iii) result in any breach or violation of, or a default under, any Benefit Plan.

(k)                                 Except to the extent set forth on Section 3.14(k) of the Company Disclosure Schedule, with respect to each Non-U.S. Benefit Plan, (i) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the Liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the reserve shown on the Audited Financial Statements for any unfunded Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the date hereof, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations, (ii) each Non-U.S. Benefit Plan required to be registered with a Governmental Authority has been registered, and has been maintained in good standing with the appropriate Governmental Authority, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law and (iii) each Non-U.S. Benefit Plan is not and has not been operated in such a way as to directly or indirectly discriminate unlawfully between male and female employees or between employees in any other unlawful manner as regards eligibility, or the rates of contributions or the dates on or from which the benefits are to be or may be provided in any way which is contrary to Article 141 of the Treaty of Rome, any corresponding domestic legislation or otherwise.

3.15                        Labor Relations.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to any collective bargaining agreement, works council agreement or any similar Contract, work rules or practices with any labor union or similar organization.  As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened and since July 29, 2010, there have not been any organizational campaigns, petitions or other unionization activities focusing on persons employed by the Company or any of its Subsidiaries which seek recognition of a collective bargaining unit. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries, on the one hand, and any group of its Business Employees, on the other.(b)                     The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work, discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs, occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining.  There are no actions, suits, claims, audits, charges, grievances, arbitrations, investigations or other Legal Proceedings against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Business Employee (including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws), except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.  Since July 29, 2010, the employment of any terminated former Business Employee has been terminated in compliance with any applicable Contract terms and Laws, and the Company does not have any material Liability under any such Contract or Laws toward any such terminated employee.

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to result in a material Liability or penalty: (i) all independent contractors and consultants who have worked for the Company or any of its Subsidiaries at any time are and have been properly classified as independent contractors or consultants pursuant to all applicable Laws; (ii) the Company and each of its Subsidiaries has properly withheld all amounts required by Law or by Contract to be withheld from the wages, salaries and other payments to current and former Business Employees prior to the Closing and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) the Company and each of its Subsidiaries are and have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no Liabilities or unfulfilled notice obligations pursuant to the WARN Act.

3.16                        Financial Matters.

(a)                                 The Audited Financial Statements are attached hereto as Exhibit I and the Interim Financial Statements are attached hereto as Exhibit J. The Financial Statements (i) were prepared in conformity with GAAP, (ii) have been prepared from the books and records of the Company and the GAAP Reporting Entities, and (iii) fairly present (subject, in the case of the Interim Financial Statements, to year-end audit adjustments and the absence of notes), in all material respects, the consolidated financial position of the Company and the GAAP Reporting Entities as of the date thereof and the consolidated results of operations and cash flows of the Company and the GAAP Reporting Entities for the period then ended.  Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), other than liabilities and obligations (1) set forth or reflected or reserved against in the Financial Statements, (2) incurred in the Ordinary Course of Business since the Balance Sheet Date, (3) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents or (4) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company (including all means of access thereto and therefrom).  The Company (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s Board of Managers (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and audit committee, and, as of the date hereof, the Company has made available true and complete copies of any such disclosures to Purchaser.

3.17                        Tax Matters.  Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a)                                 The Company and each of its Subsidiaries has timely filed (after giving effect to applicable extensions) or will timely file or cause to be timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to the Company and each such Subsidiary of the Company on or prior to the Closing Date, such Tax Returns were or will be correct and complete in all material respects when filed and the Company and each such Subsidiary has paid or provided for on the books of the Company or such Subsidiary all material Taxes of the Company and each such Subsidiary whether or not shown to be due on such Tax Returns.

(b)                                 No waivers of statutes of limitation have been given or requested with respect to the Company or any of its Subsidiaries in connection with any material Tax Returns covering the Company or any of its Subsidiaries with respect to any material Taxes payable by each of them.

(c)                                  There are no Liens, other than Permitted Liens, upon any assets of the Company or any of its Subsidiaries that are directly attributable to any failure (or alleged failure) to pay any Taxes.

(d)                                 Neither the Company nor any of its Subsidiaries has received any written notice of deficiency or assessment that has not been settled or paid from any federal, state, local or other Taxing Authority with respect to any income Tax liability for which the Company or any of its Subsidiaries may be liable.

(e)                                  No material federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings have been conducted within the last four (4) years prior to the date of this Agreement in connection with the Company or any Subsidiary and neither the Company, nor its Subsidiaries have received any notice of the pendency of any such audit, examination or proceedings, and to the Knowledge of the Company no basis exists therefor.

(f)                                   No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries, has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.

(g)                                  Each of the Company and its Subsidiaries has withheld and paid to, or has set aside and reserved sufficient amounts to pay to, the appropriate Governmental Authority all Taxes that are required to have been withheld and paid over, or to be paid by it in any capacity, including as the general partner of a JV Entity, as a servicer in connection with a securitization transaction, as an employer, as an entity filing a composite Tax Return and paying Taxes on behalf of the Sellers, or as a withholding agent under federal or state Laws with respect to amounts distributed, amounts paid or owing to any Seller, employee, independent contractor, creditor or any other Person.

(h)                                 None of the Company or its Subsidiaries (i) has liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), (ii) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments from and after the Closing Date, or (iii) is subject to any rulings, request for rulings, closing agreements or similar arrangement (including any change in a method of accounting, installment sale, receipt of any prepaid amount, or intercompany transaction) which could materially affect liability for Taxes from and after the Closing Date.

(i)                                     Any powers of attorney granted by the Company or any of its Subsidiaries prior to the Closing relating to Taxes will terminate and will be of no force or effect following the Closing.

(j)                                    No election under Section 108(i) of the Code will affect any item of income, gain, loss or deduction of the Company or any of its Subsidiaries after the Closing.

(k)                                 For each taxable year of the Company and each Subsidiary of the Company with respect to which the statute of limitations for each such entity has not expired, (i) there has not been any material change by any of the Company or any of its Subsidiaries in accounting or Tax reporting methods and (ii) none of the Company or any of its Subsidiaries has made or rescinded any material election with respect to Taxes or settled or compromised any material claim with respect to Taxes.

(l)                                     Section 3.17(l) of the Company Disclosure Schedule sets forth the U.S. federal income Tax entity classification of each of the Company and each of its Subsidiaries as reported on Tax Returns at all times since the date of their respective formation.

(m)                             Neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(n)                                 Neither the Company nor any of its Subsidiaries has failed to make any required disclosure to the appropriate Taxing Authority in connection with any “reportable transaction” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(o)                                 Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(p)                                 Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any “United States real property interest,” as defined in Section 897(c)(1)(A) of the Code.

(q)                                 Neither the Company nor any of its Subsidiaries is required to obtain the consent or approval of a third party to engage in, or is otherwise prohibited from engaging in, a transaction that would result in the Company or any of its Subsidiaries being terminated under Section 708(b) of the Code.

(r)                                    Neither the Company nor any of its Subsidiaries has filed any composite Tax Return with a Governmental Authority of any state.

(s)                                   Neither the Company nor any of its Subsidiaries is properly classified as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code.

(t)                                    There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(u)                                 The Company has provided Purchaser with a list of all REMIC “regular interests” (as defined in Section 860G(a)(1) of the Code) in a real estate mortgage investment conduit held by the Company or any of its Subsidiaries as of the end of the month preceding the month during which execution of this Agreement occurs. The Company agrees to provide Purchaser with an updated version of such list dated as of the end of the month preceding the month in which the Closing Date occurs.

(v)                                 Neither the Company nor any of its Subsidiaries holds any “residual interest” (as defined in Section 860G(a)(2) of the Code) in a real estate mortgage investment conduit.

(w)                               Neither the Company nor any of its Subsidiaries, as “special servicer” under any Covered PSA, have any information reporting obligations on any Tax Return with respect to a REMIC or its interest holders, except as set forth on the Company Disclosure Schedule as of the execution date of this Agreement, which Company Disclosure Schedule shall be updated as of the Closing Date.

(x)                                 None of the assets held by the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

3.18                        Investment Company; Other Regulatory Status.  Assuming the truth and accuracy of the investment representations made to LNR Commercial Property Investment Fund Limited Partnership (the “CPI Fund”) and LNR Europe Investors S.àr.l. SICAR (the “LEI I Fund”) by their respective investors, neither the CPI Fund nor the LEI I Fund is or has ever been, or immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will be, required to register as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is (a) required to be registered, or scheduled to become subject to a requirement to be registered, as an investment adviser under the Investment Advisers Act of 1940, as amended, or under any analogous or similar statute of any state or other jurisdiction in the United States or (b) is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is required to be registered, or scheduled to become subject to a requirement to be registered or claim an exemption from registration, as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act of 1936, as amended, or under any analogous or similar statute of any state or other jurisdiction in the United States (or, if any such registration is required, such registration has occurred and remains in effect).  Except as set forth in Section 3.18 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice or any other written communication from any Governmental Authority asserting that the Company or any Subsidiary of the Company is required to so register (or, if any such registration is in effect, seeking to suspend or terminate such registration).

3.19                        Absence of Certain Developments.  Except as set forth on Section 3.19 of the Company Disclosure Schedule, since the Balance Sheet Date, in the case of Sections 3.19(a) and 3.19(b), and since September 30, 2012 in the case of Section 3.19(c):

(a)                                 the business of the Company and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business;

(b)                                 there has not occurred any change or event that has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(c)                                  none of the Company and its Subsidiaries has: (i) declared and paid or made any Distributions (other than the Distribution contemplated by the CPG Purchase Agreement) to the Sellers or any of the Sellers’ Affiliates (other than the Company and its Subsidiaries); (ii) waived all or any part of any Indebtedness owed to the Company or any of its Subsidiaries by the Sellers or any of the Sellers’ Affiliates (other than the Company and its Subsidiaries); (iii) paid, assumed, indemnified or incurred any Liability for the benefit of the Sellers or any of the Sellers’ Affiliates (other than the Company and its Subsidiaries) other than in the Ordinary Course of Business on arm’s-length commercial terms; (iv) agreed to do any of the matters referred to in clauses (i)-(iii) above; or (v) taken any action that, if taken after the date hereof, would constitute a breach of Section 6.1(a)(iv), (v), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) or (xxvii) (in the case of clause (xxvii), solely as such clause would relate to the other clauses of Section 6.1(a) identified in clause (v) of this Section 3.19(c)).

3.20                        Transactions with Affiliates.  Except as set forth on Section 3.20 of the Company Disclosure Schedule, there are no Contracts currently in effect between the Company or any of its Subsidiaries, on the one hand, and any Seller, its Affiliates, or any current or former officer, director or employee of the Company or its Subsidiaries, on the other.  Except as set forth on Section 3.20 of the Company Disclosure Schedule, after the Closing, none of the Sellers or any of their Affiliates, or any current or former officer, director or employee of the Company or its Subsidiaries will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any of its Subsidiaries or used in or pertaining to their business.  Neither the Sellers nor any of their Affiliates provides material services to the Company or any of its Subsidiaries.

3.21                        Insurance.  Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of the insurance policies in effect as of the date hereof with respect to the Company and its Subsidiaries, their respective assets and properties, or their respective directors, officers or employees.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, all such policies are in full force and effect, all premiums or premium finance payments due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and no written notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation.  The Company and its Subsidiaries have performed all their respective material obligations under each policy to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries or any director, officer or employee thereof.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, all insurance policies to which the Company or any of its Subsidiaries is a party or that provide coverage to the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries: (i) are sufficient for compliance with all Law and Contracts to which the

Company or any of its Subsidiaries is a party or by which any of them is bound and (ii) will continue in full force and effect following the Closing.

3.22        Portfolio Securities and Underlying Control Rights.

(a)           Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, as of the end of the month preceding the month during which execution of this Agreement has occurred, the Company or a Subsidiary thereof was the sole owner (free and clear of any Lien, other than any Permitted Lien) of the percentage of each class of notes issued by each collateralized debt obligation (“CDO”) issuer and preferred equity security set forth in the Securities Schedule (each such CDO note or preferred equity security, a “CDO-Related Security”) and such ownership included the right to exercise, in the sole discretion of the Company or such Subsidiary, any and all voting, consent or approval rights associated with such percentage of such class under the indenture or other governing agreement under which such security was issued.  Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, as of the date of this Agreement, no Person has delivered written notice or other corresponding written communication to accelerate repayment of any of the notes or other obligations issued under the related governing instruments and agreements or declare an event of default under such instruments and agreements or liquidate the underlying collateral or any portion thereof following the occurrence of any event of default under such instruments and agreements or that such Person intends to remove the Company or its applicable Subsidiary as collateral administrator thereunder.

(b)           Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, as of the end of the month preceding the month during which execution of this Agreement has occurred, the Company or a Subsidiary thereof was the sole owner (free and clear of any Lien, other than any Permitted Lien) of the percentage of each class of commercial mortgage pass-through certificate, commercial mortgage-backed note or other commercial mortgage-backed security (each, a “CMBS”) set forth in the Securities Schedule and such ownership included the right to exercise, in the sole discretion of the Company or such Subsidiary, any and all voting, consent or approval rights associated with such percentage of such class under the pooling and servicing agreement, trust and servicing agreement, indenture, servicing agreement or other similar agreement or group of agreements governing the transaction in which such security was issued.

(c)           With respect to each CMBS included in, or securing or otherwise backing any trust certificate or other security included in, the collateral for any CDOs issued by LNR CDO 2002-1 Ltd., LNR CDO 2003-1 Ltd., LNR CDO III Ltd. or LNR CDO IV Ltd.:

(i)            within the 30-day or other period set forth in Section 7.20 of the related indenture, each of the CDO issuer and the indenture trustee (or, if such CMBS secures or backs a trust certificate or other security, the applicable trustee or other holder of such CMBS) delivered to the underlying CMBS trustee a waiver described by Section 7.20 of the related indenture (a “Waiver”) of all the Underlying Control Rights, which Waiver inures to the benefit of the Company or a Subsidiary of the Company;

(ii)           no withdrawal, termination, revocation, release, amendment, waiver or other modification of such Waiver has occurred;

(iii)          neither the Company nor any of its Subsidiaries has received, or has notice or Knowledge that another Person has received, any communication challenging or questioning the validity or effectiveness of such Waiver or alleging facts or circumstances that would be contrary to a statement set forth in the preceding clause (i) or (ii);

(iv)          no Person other than the Company or a wholly owned Subsidiary thereof (solely in its individual capacity and not as an issuer or collateral administrator) is serving as the controlling class representative, operating advisor or other similar representative or advisor with respect to the related securitization or any loan therein unless such Person was appointed to serve in such capacity by a Person other than the Company or a Subsidiary thereof pursuant to an exercise of a right to appoint such an advisor or representative that first became exercisable after such Waiver and was associated with a security other than such CMBS;

(v)           if the Company or a wholly owned Subsidiary thereof is serving as the controlling class representative, operating advisor or other similar representative or advisor with respect to any related loan(s) backing such CMBS, all of the rights, powers and privileges of the Company or such Subsidiary in such capacity are exercisable exclusively by and in the sole discretion of the Company or such Subsidiary (solely in its individual capacity and not as an issuer or collateral administrator); and

(vi)          with respect to each Subsidiary described in clause (i), (iv) or (v) of this Section 3.22(c), the following statements, in addition to the statements otherwise made with respect to such Subsidiary in this ARTICLE III, are true: (A) no exception is stated with respect to such Subsidiary in Sections 3.5(c) or 3.5(f) of the Company Disclosure Schedule; and (B) such Subsidiary is not a JV Entity (whether a Controlled JV Entity or otherwise).

3.23        Past Representations and Warranties.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice alleging that any representations and warranties made by the Company or any such Subsidiary of the Company in connection with the prior sale or securitization of any loan or interest therein was inaccurate when made.

3.24        Portfolio Loans.  Except as set forth in Section 3.24 of the Company Disclosure Schedule:

(a)           With respect to each loan that is owned by the Company or any Subsidiary of the Company, including the Lender Loans, (i) such loan was originated in all material respects in compliance with applicable Laws; (ii) the Company or a Subsidiary of the Company is the sole legal and beneficial owner of such loan, free and clear of any liens, security interests, participation interests, options or other charges or encumbrances, and (iii) to the Company’s Knowledge, there is no viable offset, defense or counterclaim to the promissory note or mortgage or security instrument, including the obligation of the borrower to pay the unpaid principal of and interest, on such loan.

(b)           Except for the intercreditor agreements and co-lender agreements listed on Section 3.24(b) of the Company Disclosure Schedule, no Lender Loan is subject to any intercreditor agreement or co-lender agreement.

(c)           To the Knowledge of the Company, no event of default currently exists under any Lender Loan Documents, and there currently exists no event which, with the giving of notice or the passage of time, or both, would constitute an event of default under any Lender Loan Documents.

(d)           Each Lender Mortgage Loan is secured by a valid lien, and such lien is insured by a title insurance policy issued by a nationally recognized title insurance company insuring the holder of the Lender Mortgage Loan, and its successors and assigns as to such lien, which title insurance policy is in full force and effect and all premiums therefor have been paid; no claims have been made thereunder and no claims have been paid thereunder; and neither the Company nor any of its Subsidiaries has, by act or omission, done anything, nor do any facts or circumstances exist, that would impair the coverage under such title insurance policy.

(e)           Each Lender Mezzanine Loan is secured by a valid lien on the Collateral Equity, and such lien is insured by a UCC policy issued by a nationally recognized title insurance company insuring the holder of the Lender Mezzanine Loan and its successors and assigns as to such lien, which UCC policy is in full force and effect and all premiums therefor have been paid; no claims have been made thereunder and no claims have been paid thereunder; and neither the Company nor any of its Subsidiaries has, by act or omission, done anything, nor do any facts or circumstances exist, that would impair the coverage under such UCC policy.

3.25        Accuracy of Data Tape Information.  The information set forth in the Data Tape is true, correct and complete as of the date(s) indicated in all material respects; provided, however, that for purposes of the representations and warranties made in this Section 3.25, the Company and its applicable Subsidiaries shall be entitled to assume the accuracy of information obtained from a Third Party and reproduced in the Data Tape without modification.

3.26        Information to be Supplied.  None of the Required Material or Required Financial Information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in a registration statement filed by Purchaser will, at the time such registration statement is filed with the U.S. Securities and Exchange Commission or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.27        Disclaimer of Other Representations and Warranties.  Except for the representations and warranties set forth in this ARTICLE III and in ARTICLE IV, neither the Company nor any of its Subsidiaries nor any of the Sellers nor any other Person makes any representations or warranties, written or oral, statutory, express or implied, with respect to the

Company, its Subsidiaries, or their business, operations, assets, stock, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date) to Purchaser that the statements contained in this ARTICLE IV are correct and complete, except as set forth in the Sellers’ disclosure schedule set forth as Exhibit K hereto (the “Sellers Disclosure Schedule”) accompanying this Agreement with reference to the applicable section of this ARTICLE IV to which the disclosures on such schedule relate; it being understood that the listing or setting forth of an item in one section of the Sellers Disclosure Schedule pertaining to the representations and warranties shall be deemed to be a listing or setting forth in another section or sections of the Sellers Disclosure Schedule pertaining to the representations and warranties if such disclosure is reasonably apparent on its face to be applicable to such other section or sections.  Each representation, warranty, covenant and agreement contained herein shall have independent significance.  Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.

4.1          Organization and Good Standing.  Such Seller is duly organized, validly existing, and in good standing (or in active status) under the Laws of its jurisdiction of organization.

4.2          Authorization.  Such Seller has all requisite corporate or similar power and authority and has taken all necessary corporate or similar action to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which such Seller is a party.  This Agreement has been duly and validly authorized, executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Limitation.  Each of the other Transaction Documents to which such Seller is a party, when so executed and delivered by such Seller, will have been duly and validly authorized, executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, such other Transaction Documents, when so executed and delivered, will constitute a valid and binding obligation of such Seller, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Limitation.

4.3          No Violation.  None of the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, nor the consummation by such Seller of the transactions contemplated hereby and thereby will (a) conflict with or result in a breach of any provision of the Organizational Documents of such Seller; (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, or result in the imposition or creation of a Lien upon any of the Units to be sold by such Seller hereunder, under the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or any of its assets are bound; or (c) assuming the filing requirements and clearances regarding compliance with the HSR Act and any Other Required Competition Approvals are obtained, violate any Law or Order of any Governmental Authority applicable to such Seller; except, in the cases of clauses (b) and (c), those conflicts, breaches, defaults, terminations, cancellations, accelerations, modifications or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4          Consents and Approvals.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is required to be obtained or made by or with respect to such Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents other than the consents, approvals, filings and registrations contemplated by Section 3.4.

4.5          Title.  Such Seller is the sole record and beneficial owner of, and has good and valid title to, the number of Units set forth opposite the name of such Seller in Exhibit F hereto, free and clear of any Lien, other than those set forth on Section 4.5 of the Sellers Disclosure Schedule.  No Seller is a party to any option, warrant, purchase right or other Contract (other than this Agreement and the Company LLC Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the dividend rights, sale or other disposition of, or subject to any Lien, the Units.  No Seller is a party to any voting trust, proxy or other agreement or understanding (other than this Agreement and the Company LLC Agreement) with respect to the voting of the Units or any other capital stock or equity interest in the Company.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Units, upon the sale and delivery of the Units as provided in this Agreement, Purchaser will acquire good and valid title to such Units, in each case free and clear of all Liens (other than the Liens arising under applicable securities Laws and the Company LLC Agreement) and free of any limitation or restriction on the right to vote the Units, in each case, other than those arising from Purchaser’s ownership.

4.6          Certain Additional Representations.

(a)           Neither such Seller nor any of its Affiliates (other than the Company and its Subsidiaries) has in its possession detailed trust-by-trust information contained in the deal control reports of the Company’s migration book that would meaningfully help it to determine migration timing for any trust and which is not available to it from sources other than the Company and its Subsidiaries.

(b)           To the Knowledge of such Seller and its Affiliates, neither such Seller nor any of its Affiliates has, as of the date of this Agreement, a current intention to seek or support the removal of the Company or any of its Subsidiaries as special servicer under the Covered PSAs.

(c)           To the Knowledge of such Seller and its Affiliates, as of the date of this Agreement, neither such Seller nor any of its Affiliates is party to any agreement, arrangement or understanding with any Person that has the goal of removing the Company or any of its Subsidiaries as special servicer under any of the Covered PSAs.

(d)           Solely for purposes of this Section 4.6, (i) the term “Affiliate”, with respect to any Seller, means any entity controlled by, controlling or under common control with such Seller; provided, however, that for purposes of Sections 4.6(b) and 4.6(c), the term “Affiliate”, with respect to any Seller, shall be deemed to exclude any portfolio company in which such Seller or any of its Affiliates invests, directly or indirectly and with respect to Oaktree, shall be deemed to further exclude Oaktree PPIP Fund, L.P.; and (ii) the term “control” means the ability to exercise majority voting power or to appoint a majority of the board of directors (or similar governing body) of an entity, in each case, through equity ownership, contract or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date) to the Company and to the Sellers that the statements contained in this ARTICLE V are correct and complete, except as set forth in the disclosure schedule set forth as Exhibit L hereto (the “Purchaser Disclosure Schedule”) accompanying this Agreement with reference to the applicable section of this ARTICLE V to which the disclosures on such schedule relate, it being understood that the listing or setting forth of an item in one section of the Purchaser Disclosure Schedule pertaining to the representations and warranties shall be deemed to be a listing or setting forth in another section or sections of the Purchaser Disclosure Schedule pertaining to the representations and warranties if such disclosure is reasonably apparent on its face to be applicable to such other section or sections.  Each representation, warranty, covenant and agreement contained herein shall have independent significance.  Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.

5.1          Organization, Good Standing and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Purchaser is qualified to do business and is in good standing as a foreign or other legal entity in each jurisdiction where such ownership, leasing, operation or conduct requires such qualification, except for any such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder and under the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.2          Authorization.  Purchaser has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under, this Agreement and the other Transaction Documents.  This Agreement has been duly and validly authorized, executed and delivered by Purchaser, and each of the other Transaction Documents to which Purchaser is a party, when so executed and delivered by Purchaser, will have been duly and validly authorized, executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by the other parties to this Agreement and the Transaction Documents, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Limitation.

5.3          No Violation.  Except as set forth in Section 5.3 of the Purchaser Disclosure Schedule, none of the execution and delivery of this Agreement or, when executed, the other Transaction Documents to which Purchaser is a party, by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (a) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, under the terms, conditions or provisions of any Contract to which Purchaser is a party or by which any of its assets are bound; (c) assuming the filing requirements and clearances regarding compliance with the HSR Act and any Other Required Competition Approvals are obtained, violate in any material respect any Law or violate in any respect any Order applicable to Purchaser; or (d) result in the imposition or creation of a Lien (other than a Permitted Lien) upon any material asset or property of Purchaser.

5.4          Consents and Approvals.  Other than as set forth in Section 5.4 of the Purchaser Disclosure Schedule, no material filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents other than (i) consents and approvals of or filings or registrations with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act and (ii) Other Required Competition Approvals.

5.5          Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates by, before or with any Governmental Authority or any other Person that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder or under the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.  Neither Purchaser nor any of its Affiliates is a party to, or subject to the provisions of, any Order which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder or under the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.6          Financial Ability.

(a)           Purchaser has received the executed commitment letter dated January 23, 2013 (the “Commitment Letter”) from the lenders and other financial institutions party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the full amount of the debt financing requested by Purchaser to consummate the transactions contemplated by the Transaction Documents on the terms contemplated by the Commitment Letter.  The debt financing requested by Purchaser pursuant to the Commitment Letter to consummate the transactions contemplated by the Transaction Documents and to pay related fees and expenses is collectively referred to in this Agreement as the “Debt Financing”.

(b)           A complete and correct copy of the executed Commitment Letter has been provided to the Sellers.  The Commitment Letter has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated (except for amendments or modifications pursuant to which Purchaser exercises its right to add lenders, lead arrangers, bookrunners and other agents under the Commitment Letter, copies of which have been provided to the Sellers) and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect.

(c)           Except for the fee letter (the “Fee Letter”) relating to fees with respect to the Debt Financing, as of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the Debt Financing other than the Commitment Letter delivered to the Sellers prior to the date of this Agreement.  A complete and correct copy of the executed Fee Letter has been provided to the Sellers, with only fee amounts and other commercially sensitive information redacted (which information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(d)           Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing (other than with respect to upfront fees and/or original issue discount).

(e)           Purchaser will have at and after the Closing Date funds sufficient to consummate the transactions contemplated by this Agreement (including payment of the Purchase Price and any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Commitment Letter), to pay all fees and expenses to be paid by Purchaser in connection with the Transaction and the Debt Financing and satisfy all the other payment obligations of Purchaser contemplated by the Transaction Documents.

(f)            The Commitment Letter is in full force and effect and is a valid, legal, binding and enforceable obligation of Purchaser, and to the Knowledge of Purchaser, the other parties thereto, subject to the Bankruptcy and Equity Limitation.  No event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser, or to the Knowledge of Purchaser, any other party to the Commitment Letter, under the terms and conditions of the Commitment Letter, other than any such default or breach that has been irrevocably waived by the Lenders or otherwise cured in a timely manner by Purchaser to the satisfaction of the Lenders.  Purchaser has timely paid, or will have timely paid as of the Closing Date, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter.

(g)           Purchaser believes that the Debt Financing will be available on the Closing Date.  Purchaser acknowledges that its obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by Purchaser (or SCG, as the case may be) of any financing or the consummation of any other transaction (other than as set forth in Section 7.1(d) hereof with respect to the CPG Transaction).

5.7          Purchase for Investment.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Units hereunder.  Purchaser is acquiring the Units for investment and not with a view toward, or present intention of, any distribution or sale of the Units in violation of any federal or state securities or “blue sky” Laws.  Neither Purchaser nor any of its Affiliates will offer, sell, transfer, pledge, hypothecate or otherwise dispose of or encumber any of the Units without (i) registering such transaction under the Securities Act or complying in all respects with an applicable exemption from such registration and (ii) complying with all other applicable Laws.

5.8          Brokers’ Fees and Commissions.  Neither Purchaser nor any of its directors, managers, officers, employees or Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ or other fees in connection with this Agreement or the Transaction, other than any of the foregoing which will be paid solely by Purchaser or its Affiliates.

5.9          Certain Acknowledgments.  Purchaser acknowledges and agrees that one or more of the Sellers and/or their respective Affiliates are in the business of owning, managing and/or investing, directly or indirectly, in assets and/or businesses in the commercial real estate industry, which as of the date of this Agreement or any time thereafter may be in competition with the Company and its Affiliates.  The representations, warranties, covenants and other agreements of the Sellers set forth in Section 2.8, Section 4.6 and Section 6.17 shall not operate in any manner to restrict the conduct of any of the Sellers and/or their respective Affiliates as of the date of this Agreement or at any time thereafter, subject to the express remedies of Purchaser set forth in this Agreement with respect to any breach of such Sections, or set forth in such Sections themselves.  For purposes of this Section 5.9, (i) the term “Affiliate”, with respect to any Seller, means any entity controlled by, controlling or under common control with such Seller and (ii) the term “control” means the ability to exercise majority voting power or to appoint a majority of the board of directors (or similar governing body) of an entity, in each case, through equity ownership, contract or otherwise.

ARTICLE VI

COVENANTS

6.1          Interim Operations.

(a)           From the date of this Agreement until the Closing, except as (w) approved in writing by Purchaser, (x) provided in subsections (b) through (e) of this Section 6.1 or as expressly required by this Agreement, (y) required by applicable Law or (z) set forth in Section 6.1 of the Company Disclosure Schedule, (A) the Company shall, and shall cause each of its Subsidiaries to, conduct their business only in the Ordinary Course of Business (and shall timely pay all Entity Level Taxes) and (B) the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, in each case without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)            amend any provision of its Organizational Documents;

(ii)           [reserved];

(iii)          merge, consolidate or effect any similar transaction with any Person other than a wholly owned member of the Company Group (each such Person that is not a wholly owned member of the Company Group being called a “Non-Group Member”), or enter into any joint venture or similar transaction with any Non-Group Member;

(iv)          acquire, in one or more transactions, from any Non-Group Member (A) except as set forth in Section 6.1(b)(i) of the Company Disclosure Schedule, any assets, including computers, furnitures and other equipment (other than (1) equity  interests or businesses with respect to which clause (B) below shall apply, (2) CMBS and/or CDO bonds and/or whole loans (or participations therein) with respect to which Section 6.1(b)(i) shall apply and (3) loans originated by the Company’s conduit business with respect to which Section 6.1(b)(ii) shall apply) for consideration in excess of $50,000 individually or $750,000 in the aggregate, or (B) any equity interests or business for aggregate consideration in excess of $10,000,000;

(v)           sell, lease, license or otherwise dispose of, to any Non-Group Member, any of its assets, including any CDO-Related Security or any CMBS or any voting, approval or other rights under any CDO-Related Security or any CMBS, other than in the Ordinary Course of Business, or sell, lease, license or otherwise dispose of, to any Non-Group Member in the Ordinary Course of Business any of its assets, including any CDO-Related Security or any CMBS or any voting, approval or other rights under any CDO-Related Security or any CMBS, for consideration in excess of $10,000,000 individually or $25,000,000 in the aggregate except as otherwise permitted by Section 6.1(b)(i) or Section 6.1(b)(ii);

(vi)          enter into any line of business or offer any services of a nature substantially different from those in which a member of the Company Group is engaged or which a member of the Company Group provides as of the date of this Agreement;

(vii)         issue, sell, grant, transfer or otherwise dispose of, or pledge or otherwise encumber, any limited liability company interests, shares of capital stock of, or other equity interest in the Company or any of its Subsidiaries (collectively, “Company Group Equity Interests”), or any securities convertible into, or exercisable or exchangeable for, any Company Group Equity Interests or any options, calls, warrants or other rights to acquire any Company Group Equity Interests or any such convertible, exercisable or exchangeable securities in each case to any Non-Group Member;

(viii)        split, combine or reclassify, or directly or indirectly repurchase, redeem or otherwise acquire, any Company Group Equity Interests not held by a member of the Company Group;

(ix)          incur, assume or guarantee any Indebtedness to any Non-Group Member in excess of $10,000,000 in the aggregate, or cancel any Indebtedness owed by any Non-Group Member in excess of $10,000,000, in the aggregate, in each case other than in the Ordinary Course of Business with respect to indebtedness of the type referenced in clauses (c) through (f) of the definition of “Indebtedness”;

(x)           loan or advance any amount to any Person;

(xi)          cancel or waive all or any part of any Indebtedness owed to the Company or any of its Subsidiaries by any Seller or any of such Seller’s respective Affiliates (other than the Company and its Subsidiaries);

(xii)         settle, compromise, discharge, waive, release or assign any material claim, right or Legal Proceeding, except where only monetary damages are owed by the Company or any of its Subsidiaries and there is no post-Closing obligation or cost to the Company or any of its Subsidiaries (other than covenants customary in settlement agreements that are of immaterial nature and scope);

(xiii)        pay, assume, indemnify or incur any Indebtedness for the benefit of the Sellers or any of the Sellers’ Affiliates (other than the Company and its Subsidiaries), other than any payments required to be made pursuant to the terms of existing Indebtedness or Indebtedness incurred after the date of this Agreement pursuant to and in accordance with the terms of this Agreement;

(xiv)        make any material changes with respect to its accounting policies, practices or procedures except as required by GAAP;

(xv)         terminate, or waive any material right or benefit under, any Material Contract or (ii) other than in the Ordinary Course of Business, enter into, amend, renew or extend, or grant any consent under, any Material Contract;

(xvi)        make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of a material amount of Taxes, request any ruling (other than the ruling requested on September 26, 2012) or similar guidance with respect to Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by Law or GAAP;

(xvii)       other than as may be required by the terms of any Benefit Plan in existence on the date of this Agreement or as set forth on Section 6.1(a)(xvii) of the Company Disclosure Schedule, (A) terminate, enter into, or amend any Benefit Plan, or any plan, program, arrangement, practice or agreement that would be a Benefit Plan if it were in existence on the date hereof, except to the extent that such amendment would not materially increase benefits or result in materially increased administrative costs, (B) increase the compensation of any Business Employees, officers or directors of the Company or any of its Subsidiaries, except for increases in base salaries in the Ordinary Course of Business or (C) grant any new award, amend the terms of outstanding awards or change the compensation opportunity under any Benefit Plan; provided, however, that the foregoing clauses (A)-(C) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired or promoted employees, in each case in the Ordinary Course of Business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xviii)      terminate the employment of (other than by the Company or its Subsidiaries for cause and in consultation with Purchaser) or hire any Person whose annual base compensation exceeded or is reasonably expected to exceed $250,000;

(xix)        adopt, enter into, terminate, amend, extend or renew any collective bargaining agreement, works council agreement or other labor union or employee representative Contract;

(xx)         agree to any restriction on the Company’s or any Subsidiary’s exercise of any of its rights under any CDO-Related Security, or agree to any modification, waiver or amendment of any agreement or instrument governing or relating to any CDO-Related Security, including any collateral management or similar Contract;

(xxi)        agree to any restriction on the Company’s or any Subsidiary’s exercise of any of its rights under any CMBS, or agree to any modification, waiver or amendment of any Contract governing or relating to any CMBS, including any servicing or similar Contract;

(xxii)       enter into any modification, waiver or consent of any Contract that would limit any right of the Company or any Subsidiary of the Company in any capacity to appoint (or approve or be consulted with respect to the appointment of) the primary servicer, master servicer or special servicer for any loan;

(xxiii)      effect or cause the resignation of the Company or any Subsidiary of the Company from its capacity as primary servicer, master servicer or special servicer in connection with any one or more loans or interests therein, or from its capacity as collateral manager, disposition consultant, administrator, investment manager or asset manager or in a similar capacity with respect to any one or more securities secured by or evidencing an interest in (in each case, whether directly or indirectly and whether in whole or in part) by one or more loans or interests therein;

(xxiv)     terminate or allow coverage to lapse under any of the insurance policies set forth in Section 3.21 of the Company Disclosure Schedule without obtaining replacements therefor in the Ordinary Course of Business;

(xxv)      enter into any Contract that would have been required to be set forth on Section 3.7(a)(v) of the Company Disclosure Schedule if such Contract had been in effect on the date hereof;

(xxvi)     subject to Section 6.1(b), (A) enter into any lease of real property in the capacity as lessee or sub-lessee (or in a similar capacity), except any renewals of existing leases in the Ordinary Course of Business or (B) purchase any direct or indirect interest in any real property (other than any such purchases required to be consummated pursuant to the terms of Contracts in existence on the date of this Agreement, all of which are described on Section 6.1(a)(xxvi) of the Company Disclosure Schedule); or

(xxvii)    authorize, agree or commit to do any of the foregoing;

provided, however, that the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to keep Purchaser reasonably informed of any action (other than in respect of actions not material in value and nature and taken in the Ordinary Course of Business) taken by the Company or any of its Subsidiaries that would require the prior written consent of Purchaser pursuant to this Section 6.1 but for the fact that such action did not meet or exceed a threshold set forth in this Section 6.1.

(b)           Notwithstanding anything to the contrary in Section 6.1(a):

(i)            From the date of this Agreement through the Closing, the Company and its Subsidiaries shall have the right to acquire (x) CMBS and/or CDO bonds and/or whole loans (or participations therein) in respect of the transactions set forth on Section 6.1 of the Company Disclosure Schedule and (y) in one or more transactions in the Ordinary Course of Business, from one or more Non-Group Members, up to $25,000,000 (based on consideration paid) in the aggregate of CMBS and/or CDO bonds and/or whole loans (or participations therein) so long as no individual purchase, or series of related purchases, exceeds $10,000,000 (based on consideration paid); provided that (1) the restrictions in Section 6.1(a)(v) shall not apply to the sale of CMBS and/or CDO bonds and/or whole loans (or participations therein) in the Ordinary Course of Business by the Company or any of its Subsidiaries to the extent the consideration received from such sales is used to fund the purchase of  CMBS and/or CDO bonds and/or whole loans (or participations therein) pursuant to this clause (i) and (2) the consideration received from such sales of CMBS and/or CDO bonds and/or whole loans (or participations therein)  shall be credited towards the $25,000,000 threshold (such that, for example, any such sales for $10,000,000 in total consideration provide an additional $10,000,000 in permitted acquisitions of such CMBS, CDO bonds and whole loans); provided, further, that if Purchaser consents in writing (which the parties agree may be granted by electronic mail from an authorized representative of Purchaser) to any acquisitions of CMBS and/or CDO bonds and/or whole loans (or participations therein) referenced in this clause (i), the aggregate consideration paid in respect of such acquisitions shall not be applied against the thresholds stated herein.  From the date hereof to the Closing, the Company agrees to report to Purchaser on a weekly basis as to all actions taken in respect of this clause (i).

(ii)           From the date of this Agreement through the Closing, the Company and its Subsidiaries shall have the right to originate loans in the Ordinary Course of Business in connection with the Company’s conduit business in amounts that do not, individually or in the aggregate, result in an equity investment by the Company or its Subsidiaries in such loans of more than $50,000,000, in the aggregate; provided that the Company and its Subsidiaries shall also have the right to incur, pursuant to the existing repurchase facilities of the Company and its Subsidiaries (to the extent permitted thereunder), for purposes of such origination indebtedness equal to 75% of the loan to value ratio (as determined in accordance with the existing repurchase facilities of the Company and its Subsidiaries); provided, further, that (1) the restrictions in Section 6.1(a)(v) shall not apply to the sale of loans originated in the Ordinary Course of Business in connection with the Company’s conduit business to the extent the consideration received from such sales is used to fund the origination of loans pursuant to this clause (ii) and (2) (x) if the Company or any of its Subsidiaries sells any such loans to a Non-Group Member the $50,000,000 threshold shall calculated without regard to such loan origination except that the amount of gain or loss realized by the Company and/or its Subsidiaries as a result of such sale shall be applied as a credit or deduct, as applicable, to such threshold and (y) if Purchaser consents in writing (which the parties agree may be granted by electronic mail from an authorized representative of Purchaser) to any loan origination referenced in this clause (ii), such originations shall not be applied against the threshold (provided that, notwithstanding this clause (y), in no event shall the Company and its Subsidiaries have loans outstanding that were originated in connection with the Company’s conduit business after the date of this Agreement that, individually or in the aggregate, result in an equity investment by the Company or its Subsidiaries in such loans of more than $75,000,000).  Notwithstanding the foregoing, all references to $50,000,000 in this clause (ii) shall instead refer to $25,000,000 until the Company consummates the GSMC 2013-GC10 securitization transaction.

(iii)          From the date of this Agreement through the Closing, except (1) for Permitted Activities, (2) as required by applicable Law or (3) as described in Section 6.1(c), the Company shall not, and shall not permit any of its Subsidiaries or any of its Affiliates which it Controls to, in each case without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed, and which the parties agree may be granted by electronic mail from an authorized representative of Purchaser) take or cause to be taken any action, or exercise any power or authority, or fail to take any action required of it under applicable Law, or any existing Contract, permit, license, or authorization, or take or permit to occur any Specified Restricted Activity, in respect of any of the commercial properties identified in Exhibit O-1 (collectively, the “Commercial Properties” and each individually a “Commercial Property”).

Without limiting anything contained in this clause (iii), the Company shall, and shall cause its Subsidiaries and Affiliates which it Controls to, consult with Purchaser with respect the Commercial Properties (including regarding (x) the management, maintenance, development, construction, operation, and remediation thereof, (y) any substantive communications with any Governmental Authority and (z) any offers or solicitations regarding any Commercial Property), on a weekly basis (and, with respect to material issues with respect to a Commercial Property, at Purchaser’s request, on a “day-to-day”

basis), and shall report to Purchaser regarding the status of same and any material issues related thereto as Purchaser may reasonably request (which may include requests for information regarding any Permitted Activities; it being understood that the Company shall not be required to disclose any information that would reasonably be likely to result in a waiver of attorney-client privilege; provided that in no event shall the Company consult any attorney regarding any matter with the intent to prevent disclosure to Purchaser hereunder).

Notwithstanding anything to the contrary in this clause (iii), Purchaser acknowledges and agrees that the restrictions in this clause (iii) shall not apply to any action taken or caused to be taken, or any exercise of any power or authority, by any Subsidiary of the Company (referred to in this paragraph as an “LNR Entity”), acting in its capacity as a fiduciary as a partner or member in any other Subsidiary or any JV Entity, so long as (v) such action taken or caused to be taken or exercise of power or authority has been requested in writing by the other partners or members (or advisory board or similar authorized representatives of such other partners or members under the applicable Organizational Documents) in such other Subsidiary or JV Entity such that such LNR Entity is contractually obligated under the terms of the applicable Organizational Documents of such other Subsidiary or JV Entity to take such action, (w) such LNR Entity has used commercially reasonable efforts to satisfy such request of such other partners or members (or advisory board or similar authorized representatives) without otherwise breaching the terms of this clause (iii), (x) such action is not and does not result in a Prohibited Real Estate Financing (except to the extent necessary to effectuate a payoff and release of a Real Estate Financing in connection with the sale of property disclosed on Section 6.1(a)(v) of the Company Disclosure Schedule) or a Prohibited Carson Action, (y) such LNR Entity has reasonably consulted with external counsel regarding same, and (z) such LNR Entity has determined in its sole judgment, exercised in good faith and after consultation with external counsel, that failing to take or cause to be taken such action, or failing to exercise such power or authority, would be reasonably likely to constitute a breach of fiduciary duty by such LNR Entity in its capacity as a fiduciary to such other partners or members; provided, however, prior to taking any such action, or exercising any such power or authority, Company and such LNR Entity shall first reasonably consult with Purchaser regarding same (which reasonable consultation shall include, at Purchaser’s request, delivery to Purchaser by Company and such LNR Entity of a reasonably detailed written explanation of same, it being understood that no such explanation shall be required to include the legal analysis of counsel where it would be reasonably likely to result in a waiver of attorney-client privilege).

Notwithstanding anything to the contrary in this Agreement, for purposes of ARTICLE IX of this Agreement, to the extent the Company, its Subsidiary or Affiliate which it Controls requests approval from the Purchaser in respect of any action prohibited by this clause (iii), delivers to Purchaser all information reasonably required by Purchaser in order to determine whether or not to grant such approval, and provides Purchaser a reasonable time period (taking into account the facts and circumstances) to respond to such request, and the Purchaser refuses to consent to such request or fails to respond within such reasonable time period, none of the Purchaser Indemnified Parties shall be entitled to obtain indemnification under ARTICLE IX for any Losses proximately caused by the failure of the Purchaser to provide such consent or respond within such reasonable time period (as the case may be).

The term “Specified Restricted Activity” means any of the following actions or omissions with respect the Commercial Properties, taken by the Company or any of its Subsidiaries or Affiliates which it Controls in any capacity (including as general partner, managing member, or manager for any JV Entity, and whether related to the management, maintenance, development, construction, operation, or remediation of any Commercial Property):

(A) alienating, encumbering, transferring, optioning, leasing, assigning, selling, or conveying any interest or portion of any interest therein or any portion thereof, or recording, or authorizing the recordation of any instrument or other document against any portion thereof;

(B)(i) amending, modifying, supplementing, extending, terminating, or retracting any existing Contract material to the development, operation or maintenance of a Commercial Property, or relating to the sale of any portion of any Commercial Property, or any permit, license, or authorization related to any Commercial Property, including rescinding, terminating, retracting, or modifying, or requesting a rescindment, retraction or release from, any issued letters of credit or other collateral or guaranty, or credit enhancement of any kind or nature, with respect thereto, or (ii) taking any actions (or failing to take any actions) under any existing Contract, permit, license, or authorization related thereto that would reasonably be expected to result in a breach or default thereunder or Losses thereunder (including ordering or authorizing any change orders under applicable remediation or construction agreements or advancing funds under any Contract) in each case, to the extent related to a Commercial Property;

(C)(i) entering into any Contract material to the development, operation or maintenance of a Commercial Property or relating to the sale of any portion of any Commercial Property (a “Sale Contract”), or (ii) obtaining or applying for any permit, license, or authorization material to the development, operation or maintenance of a Commercial Property; provided that it shall not be a Specified Restricted Activity to obtain or apply for sub-permits underneath a master permit, certificates of occupancy and/or other similar occupation permits and/or other permits in furtherance of existing plans and/or specifications and/or conduct or permit inspections in connection therewith, in each case, in the Ordinary Course of Business; provided, further, that this proviso shall not apply to obtaining, applying for or modifying permits, licenses or authorizations that would result in a change of use, zoning, entitlements or remediation activities or otherwise that would reasonably be expected to adversely impact the Commercial Property in any material respect, each of which shall be Specified Restricted Activities (any of the foregoing, a “Fundamental Permitting Change”).

(D) except to the extent consistent with the proviso in subsection (C), to the fullest extent reasonably practicable, participating in substantive communications, whether orally or in writing, with any Governmental Authority (including any redevelopment agency) related to a Commercial Property (it being understood that this shall not restrict the Company or any of its Subsidiaries from any immaterial communications with respect to a Commercial Property that in the sole judgment of the Company exercised in good faith are necessary to maintain adequate relationships with such Governmental Authority);

(E) altering or seeking to alter any zoning or entitlements,

(F) pursuing, participating in, or actively cooperating with changes in the composition of any metropolitan district boards of directors, any service plans, service areas or district boundaries;

(G)  participating in  any negotiations concerning any intergovernmental agreement or amendment thereof with any metropolitan district board (it being understood that this subsection shall not restrict immaterial non-substantive discussions or discussions consistent with the proviso in subsection (C));

(H) participating in or actively cooperating with the marketing or issuance (or remarketing or reissuance) of any bonds;

(I)  participating in or actively cooperating with any metropolitan district’s negotiation or execution of any agreement or amendment of any agreement (it being understood that this subsection shall not restrict immaterial non-substantive discussions or discussions consistent with the proviso in subsection (C));

(J) except to the extent consistent with the proviso in subsection (C), submitting for approval to any Governmental Authority any document or instrument material to the development, operation or maintenance of a Commercial Property;

(K) taking any actions in connection with any litigation or other dispute resolution process or procedure related to a Commercial Property, whether as plaintiff, defendant or otherwise, (provided that this subsection (K) shall not restrict the Company or any of its Subsidiaries from prosecuting or defending any actions in the Ordinary Course of Business subject only to the limitations in Section 6.1(a)(xii));

(L) modifying, replacing, terminating or allowing coverage to lapse under any policy of insurance related to a Commercial Property;

(M) undertaking or performing any capital or other construction work related to a Commercial Property (except to the extent necessary in an emergency situation to remedy an imminent threat to public safety or imminent material damage to property);

(N) failing to timely perform all work in respect of a Commercial Property that is guaranteed by any completion guaranty, or that is required to be performed pursuant to any contract or agreement with a Governmental Authority or as a condition of an approval granted by a Governmental Authority, in each case, unless taking such action would otherwise constitute a Specified Restricted Activity, in which case, if the Company or its applicable Subsidiary or Affiliate which it controls provides reasonable advance notice of such required work and seeks consent of Purchaser in respect of performing such work, this subsection (N) shall be deemed to be satisfied in respect of such specific situation (provided that, if consent is timely granted by Purchaser, then the Company or its applicable Subsidiary or Affiliate which it controls must timely complete such work or be in breach of this subsection (N)); it being understood and agreed that to the extent the Company obtains Purchaser’s consent to fail to perform timely any such work, and such failure would otherwise breach another provision of this Section 6.1(b)(iii), such failure to timely perform shall be deemed not to breach this Section 6.1(b)(iii);

(O) failing to properly store and maintain any construction materials related thereto in the Ordinary Course of Business (whether located at any Commercial Property or offsite, and except such materials that are incorporated into any construction projects undertaken in compliance with the terms of this Section 6.1);

(P) any Prohibited Real Estate Financing (except to the extent necessary to effectuate a payoff and release of a Real Estate Financing in connection with the sale of property disclosed on Section 6.1(a)(v) of the Company Disclosure Schedule), and

(Q) any Prohibited Carson Action.

Without limiting the definition of “Contract” as used elsewhere in this Agreement, as used in this Section 6.1 the term Contract expressly includes any agricultural lease, sale agreement, homeowners’ association agreement, disposition and development agreement, pass-through agreement, letter of intent, option agreement, guaranty, credit enhancement, payment assurance or similar agreement, understanding, easement, right-of-way, covenant, condition, restriction, lien, and any agreement regarding rights in, and ability to explore for or extract, any water, gas, oil and/or minerals.

For the avoidance of doubt, the parties agree that in no event shall the ability of the Sellers, the Company, its Subsidiaries and JV Entities to undertake Permitted Activities pursuant to this Section 6.1 limit the other obligations of such Persons described elsewhere in this Agreement or the CPG Purchase Agreement.

(iv)          Nothing in this Section 6.1 shall apply to any of the Company’s Subsidiaries acting in their capacity as a “servicer”, “primary servicer”, “master servicer”, “special servicer” or “subservicer” to the extent any such Subsidiary determines in its sole judgment exercised in good faith that taking such restricted action or failing to take such restricted action would reasonably be expected to constitute a breach of contract by such Subsidiary in the performance of its services in any such capacity under the servicing or similar Contract governing such Subsidiary’s activities in such capacity.

(c)           Any covenant or agreement of the Company contained in this Section 6.1, insofar as it relates to any Subsidiary of the Company, shall also be applicable to the JV Entities; provided, however, that such covenants and agreements shall be deemed to have been complied with by the Company with respect to a JV Entity if (i) the Company has used its reasonable best efforts through any voting, consent, approval or management rights in the capacity as director (or similar status), general partner, manager, and/or equityholder to cause such JV Entity to comply therewith and (ii) without limiting the reasonable best efforts standard in the preceding clause (i), if the Company or any Subsidiary of the Company has a right to vote, consent to or approve or disapprove any action of a JV Entity (whether or not such vote, consent, approval or disapproval is controlling or determinative), where the taking or omitting to take such action by the JV Entity would result in a breach of any covenant or agreement under this Agreement if such JV Entity were a Subsidiary of the Company, the Company or its applicable Subsidiary shall cast such vote, or grant or withhold such consent or approval against such action except, as the case may be, as otherwise directed in writing by Purchaser acting in Purchaser’s sole discretion.  Notwithstanding the immediately preceding sentence, Purchaser acknowledges and agrees that the restrictions in Section 6.1(b)(i) and Section 6.1(b)(ii) shall not (i) apply to any action taken or caused to be taken, or any exercise of any power or authority, by any Subsidiary not wholly owned directly or indirectly by the Company or any JV Entity so long as (x) such action taken or caused to be taken or exercise of power or authority has been requested by any third party investor in such Subsidiary or JV Entity or, with respect to the CPI Fund and CPI Fund GP (acting in its capacity as a fiduciary as general partner of the CPI Fund), by a majority of the members of the CPI Fund Advisory Board, and the relevant Subsidiary or JV Entity (including, with respect to the CPI Fund, CPI Fund GP) has used commercially reasonable efforts to satisfy such request without otherwise breaching the terms of Section 6.1(b), (y) is not and does not result in a Prohibited Real Estate Financing (except to the extent necessary to effectuate a payoff and release of a Real Estate Financing in connection with the sale of property disclosed on Section 6.1(a)(v) of the Company Disclosure Schedule), or a Prohibited Carson Action, and (z) the Company has reasonably consulted with external counsel regarding same and has determined in its sole judgment, exercised in good faith after consultation with external counsel, that failing to take or cause to be taken such action, or failing to exercise such power or authority, would be reasonably likely to constitute a breach of fiduciary duty by the Company or a Subsidiary or Controlled JV Entity of the Company; provided, however, that prior to taking any such action, or exercising any such power or authority, the Company shall first reasonably consult with Purchaser regarding same (which reasonable consultation shall include, at Purchaser’s request, delivery to Purchaser by Company of a reasonably detailed written explanation of same, it being understood that no such explanation shall be required to include the legal analysis of counsel where it would be reasonably likely to result in a waiver of attorney-client privilege), or (ii) require any actions or inactions that would result in a breach or default under any of the agreements existing as of the date of this Agreement listed on Section 6.1(c)(ii) of the Company Disclosure Schedule.

(d)           The parties agree that nothing contained in this Section 6.1, or otherwise in this Agreement, shall make any party the fiduciary of any other party for any purpose whatsoever, nor shall this Section 6.1 or any other provision of this Agreement be deemed to create any form of business organization between or among the parties, including a joint venture or partnership.

(e)           Notwithstanding anything to the contrary in Section 6.1(a), from the date of this Agreement until the Closing, the Company and its Subsidiaries shall have the right to engage in credit hedging in the Ordinary Course of Business.

6.2          Filings; Other Actions; Notification.

(a)           The Company and the Sellers, on the one hand, and Purchaser, on the other, shall cooperate with the other and use (and cause each of its Subsidiaries to cooperate with the other and use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things (including through any voting, consent, approval or management rights in the capacity as director (or similar status), general partner, manager, and/or equityholder of any JV Entity), necessary or advisable to consummate the Transaction as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including the notification and required form under the HSR Act and any other notifications or filings required under any applicable foreign antitrust, competition or foreign investment Laws to consummate the Transaction) and obtaining as promptly as practicable all consents, registrations, authorizations, permits and other approvals, in form and substance reasonably acceptable to the Sellers and Purchaser, that are necessary or advisable to obtain from any Person (including any Governmental Authority and, if applicable, any member, partner, equityholder or other Person whose consent is necessary or advisable under the Organizational Documents of any JV Entity or Subsidiary) in order to consummate the Transaction, including those consents of the applicable counterparties with respect to the Agreements listed on Section 6.2(a)(1) of the Company Disclosure Schedule; provided, however that the parties shall not be required to pay or commit to pay any amount to, or incur any obligation in favor of, any Person from whom any such consents, registrations, authorizations, permits or other approvals may be required (other than customary filing fees payable to Governmental Authorities and nominal filing or application fees paid to other third parties as contemplated by written agreements with such third parties as in effect prior to the date of this Agreement) and Purchaser shall not be required to agree to any conditions or restrictions imposed by any such Person that, individually or in the aggregate, in the reasonable judgment of  Purchaser exercised in good faith, would materially impair (or would reasonably be expected to materially impair) the ability of  Purchaser to consummate the transactions contemplated by this Agreement or would reasonably be expected to have a material adverse effect on the economic benefits to Purchaser arising therefrom; and provided, further that, notwithstanding the foregoing, the Company and the Sellers shall not, and shall cause the Subsidiaries of the Company not to, seek any of the consents, registrations, authorizations, permits and other approvals set forth in Section 6.2(a)(2) of the Company Disclosure Schedule.  Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall pay all filing fees in connection with the filings made by the parties under the HSR Act and in connection with the Other Required Competition Approvals.

(b)           Without limiting the generality of the undertakings pursuant to this Section 6.2, each of the Company and Purchaser agrees promptly to take or cause to be taken (and to cause each of its Subsidiaries to take or cause to be taken) the following actions: (i) use reasonable best efforts to prepare and file with each relevant Governmental Authority as promptly as practicable all documentation to effect all necessary notices, reports and other filings required under applicable antitrust, competition or foreign investment Laws and to obtain as promptly as practicable the expiration or early termination of the waiting periods under the HSR Act and all other consents, registrations, authorizations, permits and other approvals that are necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transaction, and (ii) provide to each relevant Governmental Authority all non-privileged information and documents requested by such Governmental Authority or that are necessary or advisable to provide in order to obtain the expiration or early termination of the waiting periods under the HSR Act and to obtain such other consents, registrations, authorizations, permits and other approvals.  In furtherance of the foregoing, Purchaser agrees to use reasonable best efforts to bring about the expiration or termination of the waiting period under the HSR Act and/or to obtain clearance or approval under any applicable foreign antitrust, competition or foreign investment Laws in order to enable the Closing to be completed by the End Date; provided, however, that in no event shall Purchaser be required to oppose any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement, divest or hold separate any assets or voting securities, terminate or modify any existing relationships or contractual rights, or enter into a consent decree order requiring the divestiture or holding separate of any assets or voting securities or the termination or modification of existing relationships and contractual rights, to enable the Closing to be completed by the End Date.  Without limiting the generality of the foregoing, within six (6) Business Days from the date of this Agreement, the Purchaser shall provide the Company with all information concerning itself and its Affiliates which the Company is required to provide in connection with the initial filings and registrations with any Governmental Authority set forth on Section 7.2(e) of the Company Disclosure Schedule.

(c)           Unless prohibited by applicable Law relating to the exchange of information, prior to the Closing, the Company and the Sellers, on the one hand, and Purchaser, on the other, shall (i) keep the other apprised of the status of matters relating to completion of the Transaction, including by promptly furnishing the other with copies of notices or other communications received by the Company, any Seller or any of their respective Subsidiaries, on the one hand, or Purchaser or any of its Subsidiaries, on the other, from any Person (including any Governmental Authority) with respect to the Transaction, (ii)  have the right to review in advance, and to the extent practicable will consult the other and consider in good faith the views of the other on, all filings made with, or written materials submitted to, any Governmental Authority or any other Person from whom any consent, registration, authorization, permit or other approval is necessary or advisable to be obtained in connection with the Transaction (provided, however, that notwithstanding the foregoing, none of the parties shall have the obligation to disclose to any other party pursuant to this clause (ii) any confidential information relating to itself or any of its Affiliates), (iii) provide the other with copies of all correspondence relating to the Transaction between it or any of its Representatives and any Governmental

Authority or any other Person from whom any consent, registration, authorization, permit or other approval is necessary or advisable to be obtained  in connection with the Transaction and (iv) include, to the extent reasonably practicable, in all telephone calls and meetings regarding the Transaction with a Governmental Authority or any other Person from whom any consent, registration, authorization, permit or other approval is necessary or advisable to be obtained  in connection with  the Transaction, Representatives of Purchaser and Representatives of the Sellers.  In exercising the foregoing rights and complying with the foregoing obligations, the Company, the Sellers and Purchaser shall act reasonably and as promptly as practicable.

(d)           To the extent permitted by applicable Law, the Company and each Seller, on the one hand, and Purchaser, on the other, shall, upon request by the other, furnish the other with all information concerning itself and its Subsidiaries and such other matters as may be reasonably necessary or advisable to consummate the Transaction as promptly as practicable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company, each Seller or any of their respective Subsidiaries with or to any Third Party and/or any Governmental Authority in connection with the Transaction.

6.3          Termination of Affiliate Transactions.  Each Seller shall take, or cause to be taken, all actions necessary to terminate, on an arm’s-length basis, prior to the Closing, those Contracts between any member of the Company Group, on the one hand, and such Seller or any Affiliates thereof (excluding any member of the Company Group), on the other, which are specified in Section 3.20 of the Company Disclosure Schedule, other than those Contracts specified in Section 6.3 of the Company Disclosure Schedule.  In addition, if Purchaser, within one year after the Closing Date, discovers any Contract between any member of the Company Group, on the one hand, and a Seller or any of its Affiliates, on the other, that was in place as of Closing and is not listed in Section 3.20 or 6.3 of the Company Disclosure Schedule, Purchaser shall have the right to request, by written notice to the relevant Seller given within 60 days from the time the Purchaser discovers such Contract, that such Seller (or its relevant Affiliate) terminate the Contract, and if Purchaser does so on a timely basis such Seller shall take, or cause to be taken, all actions necessary to terminate that Contract promptly.

6.4          Tax Matters.

(a)       Transfer Taxes.  In the event any federal, state, local or foreign excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes and fees that are imposed or assessed on the sale of the Units pursuant to Section 2.1 or with respect to the CPG Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”) are required to be paid by (i) a Seller, then Purchaser shall reimburse such Seller for 50% of such Transfer Taxes or (ii) any other Person, then such Transfer Taxes shall be paid 50% by the Sellers (with each Seller liable solely for its Pro Rata Portion thereof) and 50% by Purchaser.  Purchaser, or the Sellers if required by applicable Law, shall duly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax, and provide to the other party upon request evidence of timely filing and payment of such Transfer Taxes.

(b)       Withholding.  Each Seller shall cause to be delivered at the Closing a valid and duly executed certificate, in compliance with Treasury Regulations Section 1.1445-2(b), certifying that such Seller is not a foreign person for purposes of Section 1445 of the Code.

(c)       Liability for Taxes.

(i)            Each Seller shall, severally and not jointly, be liable for and pay, and pursuant to Section 9.1(a)(ii)(E), shall, severally and not jointly, indemnify and hold harmless, the Purchaser Indemnified Parties from and against such Seller’s Pro Rata Portion of any and all (A) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, as a result of having been a member of an Affiliated Group (including Taxes for which the Company or any Subsidiary may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of an Affiliated Group and any Taxes resulting from the Company or any of its Subsidiaries ceasing to be a member of any Affiliated Group), and (B) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, in any case referred to in clause (A) or (B), for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that (x) any indemnification pursuant to this Section 6.4(c) shall not be subject to the limitations set forth in Section 9.1(d) other than subsections (ii), (v) and (vii)(c) and (y) the Sellers shall not have any liability under this Section 6.4(c)(i) for (A) Entity Level Taxes, which the parties agree are a liability of the Company and the Subsidiaries and not of Purchaser and, accordingly, shall be timely paid out of the funds of the Company and its Subsidiaries in the Ordinary Course of Business or (B) Taxes (other than Specified Taxes, for which the Sellers shall remain liable under this Section 6.4(c)(i)) imposed on and paid or payable at the entity level by the Company or any of its Subsidiaries to the extent accrued in the Interim Financial Statements and in the aggregate not in excess of $4,402,406.  The Sellers’ liability under this Agreement with respect to the Taxes imposed on or paid by any Subsidiary shall not exceed an amount equal to the Company’s proportionate share of such Tax (based on the Company’s percentage ownership of such Subsidiary as of the Closing Date) and, for the avoidance of doubt, each Seller shall be severally and not jointly liable for such Seller’s Pro Rata Portion of such amount.  The amounts for which any Seller shall be liable under Sections 9.1(a)(ii)(E) and 6.4(c) are subject to certain limits set forth in Section 6.4(c)(i) of the Company Disclosure Schedule.

(ii)           For purposes of Section 6.4(c)(i), whenever it is necessary to determine the liability for Taxes of the Company or any of its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Company or its Subsidiary, as the case may be, had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata time basis; provided, however, that with respect to Entity Level Taxes, “Closing Date” shall be replaced with “September 30, 2012” wherever it appears in this Section 6.4(c)(ii).

(iii)          Purchaser shall be entitled to any refund or credit with respect to Taxes (including any interest relating thereto) imposed on the Company or any of its Subsidiaries that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and any such refund or credit received by the Sellers or any of their respective Affiliates shall be paid by the Sellers to Purchaser within fifteen days after such Seller or its Affiliate actually receives or is deemed to receive such refund or credit, or realizes an actual reduction in Taxes as a result of such refund or credit.  The Sellers shall be entitled to all other refunds or credits with respect to Taxes (including related interest) for periods ending on or prior to the Closing Date; provided, however, that with respect to Entity Level Taxes, “Closing Date” shall be replaced with “September 30, 2012” wherever it appears in this Section 6.4(c)(iii).

(d)           Tax Returns.

(i)            The Sellers shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the Company or any of its Subsidiaries with respect to Taxable years ending on or before the Closing Date (whether or not such Tax Returns were filed after the Closing Date), and the Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by the Company or any of its Subsidiaries and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)           All Tax Returns that the Sellers are required to file or cause to be filed in accordance with this Section 6.4 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no inconsistent position shall be taken, inconsistent election made or inconsistent method adopted that would have the effect of deferring income to periods ending after September 30, 2012 or accelerating deductions to periods ending on or before September 30, 2012.  With respect to any Tax Return to be filed by the Sellers pursuant to this Section 6.4, (x) with respect to Entity Level Taxes or for an entity that is classified as a “C corporation” for U.S. federal income tax purposes, not less than 30 days prior to the due date for such Tax Return, taking into account extensions, the Sellers shall provide Purchaser with a draft copy of such Tax Return for Purchaser’s review and consent, which shall not be unreasonably withheld, and (y) for any other Taxes or entity, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (the “Filing Date”), Sellers shall provide Purchaser with a draft copy of such Tax Return for review and comment, and consider any comments made by Purchaser in good faith; provided that such comments are provided to the Sellers no later than 15 days prior to the Filing Date.  With respect to any Tax Return to be filed by Purchaser pursuant to this Section 6.4 that relates to any Straddle Period with respect to which the Sellers may have liability under this Section 6.4, not less than 30 days prior to the due date for such Tax Return, taking into account extensions, Purchaser shall provide the Sellers with a draft copy of such Tax Return for the review and consent of the Sellers, which shall not be unreasonably withheld.  Purchaser shall prepare and file such Tax Returns in a manner consistent with past practice and, on such Tax Returns, no inconsistent position shall be taken, inconsistent election made or inconsistent method adopted that would have the effect of accelerating income to periods ending on or before the Closing Date or deferring deductions to periods beginning after the Closing Date.  Purchaser shall not file an election under Section 338(g) of the Code with respect to a Subsidiary without the consent of the Sellers.

(iii)          The Sellers or Purchaser shall reimburse the other party the Taxes for which any of the Sellers or Purchaser is liable pursuant to subsections (a) and (c) of this Section 6.4 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to subsections (a) or (d) of this Section 6.4 upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Sellers or Purchaser, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.  For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in ARTICLE IX.

(e)           Cooperation.  Purchaser, the Sellers, the Company and its Subsidiaries shall reasonably cooperate, and shall cause their respective Affiliates and such parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including any claim for a refund) and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.  Without limiting the foregoing, Cerberus hereby agrees that it and its Affiliates shall reasonably cooperate in connection with any IRS audit of a pre-closing Tax Return relating to any issue with respect to which ownership information regarding Cerberus and its Affiliates is relevant.

(f)            Partnership Termination; Auction.com Equity Interests.

(i)            For U.S. federal income Tax purposes, Purchaser, the Company and the Sellers agree to treat the Transaction as governed by Rev. Rul. 99-6, 1999-1 C.B. 432 (Situation 2), and to treat the Transaction as resulting in the termination of the Company within the meaning of Section 708(b)(1)(A) of the Code as of the Closing Date, and agree to file all Tax Returns in a manner consistent with the foregoing, and not take any position, whether in any Tax Return, audit, examination, claim, adjustment litigation or other proceeding with respect to a Tax, which is inconsistent with such treatment, unless required to do so by applicable Law.

(ii)           The Company and the Sellers shall treat the units issued as Auction.com Equity Interests as received in a transaction under Section 721 of the Code.  The Company shall treat the issuance of warrants issued as Auction.com Equity Interests in accordance with Section 707(a)(2)(B) of the Code.

(g)           Survival; Indemnification.  Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.4 shall survive until the expiration of the applicable statutes of limitation (taking into account extensions thereof), and shall not be subject to the limitations on indemnification set forth in Section 9.1(d) other than subsections (ii), (v) and (vii)(c).

6.5          Employee Matters.

(a)           With respect to the employees of the Company Group who are listed on Section 6.5(a) of the Company Disclosure Schedule (“CPG Employees”), Purchaser, in its sole discretion, may elect to either (i) cause the Company to continue to employ such employees and enter into an employee leasing arrangement with SCG or one of its Affiliates under which Purchaser shall lease the services of the CPG Employees to SCG or one of its Affiliates following the Closing Date or (ii) cause SCG or one of its Affiliates to offer employment to such employees commencing immediately after the Closing.  All such employees who accept SCG’s or one of its Affiliates’ offer of employment and actually perform services for SCG or one of its Affiliates on or after the Closing Date are hereinafter referred to as the “Transferred Employees.”

(b)           Compensation and Benefits.

(i)            Purchaser agrees that, during the period commencing on the Closing Date and ending on the first (1st) anniversary thereof, Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee (if any) with (1) base salary or wage rate (as applicable) and annual cash bonus opportunities which are no less favorable than the base salary or wage rate and annual cash bonus opportunities provided immediately prior to the Closing Date, (2) welfare benefits that are substantially comparable in the aggregate to those welfare benefits provided immediately prior to the Closing Date, (3) to the extent that Purchaser, in its sole discretion, permits Transferred Employees to participate in a pension plan maintained by SCG or one of its Affiliates, pension benefits that are no less favorable in the aggregate to those pension benefits provided under the plan listed on Section 6.5(b)(i) of the Company Disclosure Schedule and (4) severance benefits that are no less favorable than the severance benefits provided by the Company Group immediately prior to the Closing Date.

(ii)           Purchaser (A) agrees that, during the period commencing on the Closing Date and ending on the first (1st) anniversary thereof, Purchaser shall, or shall cause the Company Group to, provide each employee of the Company Group who is employed as of immediately prior to the Closing Date and who is not a Transferred Employee (such employees of the Company Group, together with Transferred Employees (if any), collectively “Covered Employees”) with (1) base salary or wage rate (as applicable) and annual cash bonus opportunities which are no less favorable than the base salary or wage rate and annual cash bonus opportunities provided immediately prior to the Closing Date, (2) pension and welfare benefits that are substantially comparable in the aggregate to those pension and welfare benefits provided immediately prior to the Closing Date and (3) severance benefits that are no less favorable than the severance benefits provided by the Company Group immediately prior to the Closing Date and (B) subject to the consummation of the transactions contemplated hereby and effective as of the Closing Date, shall cause the Company to honor each of the employee incentive arrangements set forth in Section 6.5(b)(ii) of the Company Disclosure Schedule.

(c)           Purchaser shall cause any employee benefit plans in which the Covered Employees are eligible to participate following the Closing Date to take into account for purposes of eligibility, vesting and, for purposes of vacation and severance, level of benefits thereunder (other than for benefit accrual purposes or to the extent that its application would result in a duplication of benefits) service by such employees to the Company or its Subsidiaries, as applicable, as if such service were with Purchaser or its Affiliates, to the same extent such service was credited under a comparable plan of the Company or its Subsidiaries, as applicable.  With respect to any employee benefit plans maintained for the benefit of the Covered Employees following the Closing Date (whether maintained by Purchaser, the Company or any of their respective Affiliates), Purchaser shall, or shall cause its Affiliates or the Company and any successor thereto, to, (i) use commercially reasonably efforts to cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company or its Subsidiaries, as applicable and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the Closing Date occurs under similar plans maintained by the Company or its Subsidiaries, as applicable.

(d)           Purchaser shall, or shall cause its Affiliates or the Company and any successor thereto to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans, policies and agreements identified in Section 6.5(d) of the Company Disclosure Schedule in accordance with their terms.  Without limiting the foregoing, if the Closing Date occurs prior to the payment of each eligible Covered Employee’s annual cash bonus in respect of the 2012 bonus year (the “2012 Bonus”), Purchaser shall, or shall cause its Affiliates or the Company to, pay such Covered Employee, at the time the 2012 Bonus would otherwise be paid, the Covered Employee’s 2012 Bonus in accordance with the bonus targets, performance measures and other applicable terms in place immediately prior to the Closing Date, based on the actual level of performance achieved for the 2012 bonus year.

(e)           The Company shall use reasonable efforts to effectuate (i) any assignment, as requested by Purchaser prior to the Closing Date, of the Benefit Plans listed on Section 6.5(e) of the Company Disclosure Schedule and (ii) any amendment to such Benefit Plans to clarify that the transfer of the Transferred Employee’s employment to SCG or one of its Affiliates will not entitle any Transferred Employee to any severance benefits thereunder; it being understood and agreed, for the avoidance of doubt, that the transfer of the Transferred Employees’ employment to SCG or one of its Affiliates will not entitle any Transferred Employee to severance benefits under any Company-wide severance plan, practice or policy.  Prior to adopting such amendment, the Company shall allow Purchaser to review such amendment and cooperate with Purchaser to make changes to such amendment reasonably requested by Purchaser.

(f)            Sellers shall have no obligation to reimburse the Company for any earned and unused vacation days and (if applicable) sick days under the Company’s vacation and sick pay policy, including any banked amounts, upon a Transferred Employee’s termination of employment with the Company and in accordance with the Company’s vacation and sick pay policy at or before the Closing Date and any such payments made by the Company shall not be deemed to be Transaction Expenses.

(g)           Each of the Sellers and the Company hereby agree that any noncompetition restrictions in an employment agreement covering a Transferred Employee, and any confidentiality restrictions in an employment agreement covering a Transferred Employee that pertain to the confidential information of the Company and its Subsidiaries to the extent it relates to the Business, shall not prohibit such Transferred Employee from performing his or her necessary and required duties with the Business, and hereby assigns to Purchaser the right to enforce any such restrictions on behalf of the Company and its Subsidiaries to the extent that such restrictions relate to the Business.

(h)           Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment or other modification of any particular Benefit Plan; (ii) require Purchaser, the Company or any of their respective Affiliates to employ or continue to employ any particular employee of the Company Group or maintain any benefit plan or arrangement after the Closing Date; or (iii) give any Third Party any right to enforce the provisions of this Section 6.5.

6.6          Indemnification; Managers’ Insurance.

(a)       From and after the Closing, the Company shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former manager, director and officer (the “Managers”) of the Company and its Subsidiaries and each employee of the Company and its Subsidiaries who serves as a fiduciary of a Benefit Plan or a Non-U.S. Benefit Plan (in each case, when acting in such capacity) (together with the Managers, the “Indemnitees”) against Losses incurred in connection with any Legal Proceeding, arising out of or related to such Indemnitees’ service with the Company or its Subsidiaries or services performed by such Indemnitees at the request of the Company or its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including, for the avoidance of doubt, in connection with (i) the Transaction and the other transactions contemplated by the other Transaction Documents and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee; provided that the Indemnitee to whom Losses are advanced provides an undertaking to repay such Losses if it is ultimately determined that such Indemnitee is not entitled to indemnification.

(b)       Prior to the Closing, the Company shall, and, if the Company is unable to, Purchaser shall cause the Company as of the Closing to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the Managers’ liability coverage of the Company’s existing insurance policies for the Managers, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to Managers’ liability insurance and fiduciary liability insurance (collectively, “Managers Insurance”) with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the Transaction or the transactions contemplated by the other Transaction Documents) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Managers as the Company’s existing policies; provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance.  If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, Purchaser shall continue to maintain in effect for a period of at least six (6) years from and after the Closing the Managers Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Purchaser be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)       If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all the obligations set forth in this Section 6.6.

(d)       The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees, who are third party beneficiaries of this Section 6.6.

(e)       The rights of the Indemnitees under this Section 6.6 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnitee and the Company or any of its Subsidiaries shall survive the Transaction and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.

6.7          Access.

(a)           Subject to applicable Law, during the period between the date of this Agreement and the Closing Date, the Company shall, and shall cause the other members of the Company Group to, (i) afford Purchaser and its Representatives (and their Representatives) such access, during the Company Group’s normal business hours and upon reasonable notice, to the personnel, properties, assets and books and records of the members of the Company Group and (ii) furnish promptly to Purchaser such information concerning the business, operations, properties, assets, liabilities and personnel of the members of the Company Group, in each case, as Purchaser may reasonably request; provided, however, that, notwithstanding the foregoing, no member of the Company Group shall be required to permit any inspection, or to disclose any information, that (i) in its reasonable judgment would result in (x) the disclosure of any trade secrets of any Third Party or the violation of any confidentiality obligations of any member of the Company Group (solely to the extent such confidentiality obligation is set forth in a Contract made available to Purchaser prior to the date hereof with any Third Party or is contained in a

Contract entered into after the date hereof that does not purport to be binding on Purchaser or any of its Affiliates), in each case if reasonable best efforts to obtain the consent of such Person to such inspection or disclosure and to make the requested information available in a manner and to the extent that would not result in disclosure of trade secrets or violation of confidentiality obligations have been made or (y) the waiver of the attorney-client privilege by any member of the Company Group (it being understood that in such event the Company shall use its reasonable best efforts to make such information available to Purchaser and its Representatives in a manner and to the extent that would not result in the waiver of such attorney-client privilege) or (ii) is set forth in Section 6.7(a) of the Company Disclosure Schedule.  All such information shall be treated as “Confidential Information” governed by the terms of the Confidentiality Agreement.

(b)       Subject to applicable Law, for six (6) years after the Closing, Purchaser shall, and shall cause the members of the Company Group to, afford and furnish to each Seller and its Representatives (at such Seller’s expense) (i) access, during normal business hours and upon reasonable notice, to the personnel, properties, assets and books and records of the members of the Company Group and (ii) such information concerning the business, operations, properties, assets, liabilities and personnel of the Company Group, in each case to the extent reasonably requested by such Seller primarily for accounting, audit or tax matters relating to periods prior to the Closing Date; provided, however, that, notwithstanding the foregoing, Purchaser shall not be required to permit any inspection, or to disclose any information, that in its reasonable judgment would result in (x) the disclosure of any trade secrets of any member of the Company Group or any Third Party or the violation of any confidentiality obligations of any member of the Company Group to any Third Party, in each case if reasonable efforts to obtain the consent of such Person to such inspection or disclosure and to make the requested information available in a manner and to the extent that would not result in disclosure of trade secrets or violation of confidentiality obligations have been made or (y) the waiver of the attorney-client privilege by Purchaser or any member of the Company Group (it being understood that in such event Purchaser shall use its reasonable best efforts to make such information available to such Seller and its Representatives in a manner and to the extent that would not result in the waiver of such attorney-client privilege).  For a period of twenty-four (24) months from the date a Seller receives any information pursuant to this Section 6.7, such Seller shall treat such information as Company Confidential Information governed by the terms of Section 6.16 (without regard to any time limitations set forth in Section 6.16).

(c)       Purchaser agrees to hold all, and not to destroy or dispose of any, of the books and records of the Company Group in existence on the Closing Date for such period of six (6) years from the Closing Date.

6.8          Supplemental Disclosure.

(a)           No earlier than the fifteenth (15th) Business Day prior to the anticipated Closing Date, and no later than the tenth (10th) Business Day prior to the anticipated Closing Date, the Sellers and the Company shall deliver to Purchaser a supplement to the Sellers Disclosure Schedule and Company Disclosure Schedule, respectively, that supplements or amends the disclosure in the Sellers Disclosure Schedule or Company Disclosure Schedule, as applicable, with respect to any matter that both (i) to the then actual Knowledge of Sellers or the Company, as applicable, arises or is discovered hereafter and (ii) if existing or known at the date hereof, would have been required to be set forth or described in such Disclosure Schedules; provided, however, that no such supplement or amendment to the Disclosure Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7.2 or for purposes of determining the amount of or whether any Person is entitled to indemnification pursuant to ARTICLE IX.

(b)           Sellers and the Company shall, as promptly as reasonably practicable, upon obtaining actual Knowledge of any event, condition or fact that would cause any of the conditions to Purchaser’s obligation to consummate the Transaction not to be fulfilled, notify Purchaser thereof, and furnish Purchaser any information it may reasonably request with respect thereto.

(c)           Purchaser shall, as promptly as reasonably practicable, upon obtaining actual Knowledge of any event, condition or fact that would cause any of the conditions to the Company’s and the Sellers’ obligation to consummate the Transaction not to be fulfilled, notify the Company and the Sellers thereof, and furnish to each of the Company and the Sellers any information such Person may reasonably request with respect thereto.

6.9          Publicity.  Except as required by applicable Law or by the listing rules of the New York Stock Exchange, the initial press release regarding this Agreement and the Transaction shall be a joint press release and thereafter neither Purchaser, any Seller, the Company nor any of their respective Representatives shall issue any press releases or otherwise make any public announcements with respect to this Agreement or the Transaction without first consulting the other to the extent such consultation is practicable in the circumstances.

6.10        Expenses.  Except as otherwise provided in Section 6.2(a), Section 6.4(a), Section 6.11(d) or ARTICLE IX, whether or not the Transaction is consummated, any cost or expense incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, each of (i) Sellers (each on a several basis with respect to its Pro Rata Portion), on the one hand, and (ii) Purchaser, on the other hand, shall be responsible for 50% of any fees, expenses and other liabilities or obligations payable to the Escrow Agent in respect of the transactions contemplated by the Deposit Escrow Agreement and the Indemnity Escrow Agreement, except, in the case of indemnification obligations to the Escrow Agent, to the extent such obligations arise as the direct result of the gross negligence or willful misconduct of, or any breach of this Agreement by, the other party.

6.11        Financing.

(a)           Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Commitment Letter (as subject to modifications pursuant to the flex provisions, if any, of the Fee Letter and as subject to modifications and replacements contemplated by the parties to the Commitment Letter), including using reasonable best efforts to (i) maintain in effect the Commitment Letter (subject to modifications, replacements or reductions (as a result of an alternative financing or otherwise) as permitted therein) until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Purchaser in the

Commitment Letter (subject to modifications. replacements or reductions (as a result of an alternative financing or otherwise) as permitted therein) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions, if any) contemplated by the Commitment Letter, and (iv) consummate the Debt Financing at or prior to Closing.

(b)       Purchaser shall keep the Sellers reasonably informed with respect to all material activity concerning the status of the Debt Financing, including the status of Purchaser’s efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Commitment Letter and shall give the Sellers prompt notice of any event or change that would reasonably be expected to adversely affect the ability of Purchaser to consummate the Debt Financing.  Without limiting the generality of the foregoing, Purchaser agrees to notify the Sellers promptly, and in any event within two (2) Business Days: (i) of obtaining Knowledge of any breach or default that is continuing (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letter or definitive document related to the Debt Financing (in a manner that would reasonably be expected to impair the ability of Purchaser to obtain the Debt Financing); and (ii) of the receipt of any written notice or other written communication from any person with respect to any: breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Commitment Letter or any definitive document related to the Debt Financing.

(c)       If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions, if any) contemplated in the Commitment Letter (subject to modifications, replacements or reductions (as a result of an alternative financing or otherwise) as permitted therein), Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the business day immediately prior to the End Date.  Purchaser shall keep the Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and promptly shall provide copies of all definitive documents agreed with the Lenders or otherwise related to the Debt Financing to the Sellers, subject to customary redaction of fee amounts and rates.

(d)       During the pre-Closing period, upon the request of Purchaser and at Purchaser’s sole expense, the Sellers shall use their reasonable best efforts to cause the members of the Company Group and their Representatives to provide cooperation reasonably requested by Purchaser in connection with Purchaser’s financing of the transactions contemplated by this Agreement, including: (i) participating in meetings and road shows and facilitating direct contact between the senior management of the Company and its Subsidiaries and their respective representative and advisors and the Lenders; (ii) providing on timely basis information reasonably requested by Purchaser relating to such financing; (iii) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, confidential information memoranda and similar documents; (iv) using their reasonable best efforts to permit the syndication efforts of the lead arrangers for the Debt Financing to benefit from the existing lending relationships of the Sellers, the Company and the Subsidiaries of the Company; (v) providing such assistance as Purchaser may reasonably require in procuring credit ratings from

Standard & Poor’s Rating Services and Moody’s Investor Services, Inc. prior to the launch of the syndication of the Debt Financing or any other financing relating to the Transaction; (vi) obtaining the consent of, and customary comfort letters from, the Company’s independent accountants (including by providing customary management letters and requested legal letters to obtain such consent) if necessary or desirable for Purchaser’s use of the Company’s financial statements; (vii) obtaining customary authorization and disclosure letters from management if requested by Purchaser for use with respect to syndication material and other information material relating to the Debt Financing or any other financing relating to the Transaction; (viii) providing such assistance as Purchaser requests with respect to the preparation of financial projections required for purposes of the syndication of the Debt Financing or any other financing relating to the Transaction; and (ix) using commercially reasonable efforts to assist Purchaser in obtaining payoff letters; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  None of the Company or any of its Subsidiaries or any of the Sellers shall be required to take any action that would require it to enter into prior to the Closing, or incur any obligation that would be effective prior to the Closing Date under, the Commitment Letter, any other agreement relating to the financing of the Transaction or the definitive loan documentation for the Debt Financing or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Closing Date.  Purchaser shall indemnify and hold harmless the Company, its Subsidiaries, the Sellers and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.11(d)), or any alternative financing, and any information utilized in connection therewith (other than information relating to the Company or its Subsidiaries or any written information provided by the Sellers or the Company Group to Purchaser specifically for inclusion in offering memoranda, private placement memoranda, confidential information memoranda and similar documents).  Purchaser shall, promptly upon request by the Sellers, reimburse the Company and the Sellers for all documented out-of-pocket costs incurred by the Company or its Subsidiaries and the Sellers solely in connection with the performance of their respective obligations under this Section 6.11(d).

(e)       Without limiting the generality of Section 6.11(d), the Company agrees as follows:

(i)            The Company shall use reasonable best efforts to deliver on or before December 31, 2012 (and shall in any event deliver on or before January 7, 2013) to Purchaser (x) an unaudited consolidated balance sheet and related consolidated statements of earnings, members’ equity and cash flows of the Company and the GAAP Reporting Entities as of September 30, 2012 and for the nine-month period ending on September 30, 2012 (including for the comparable period for the prior year), together with all related notes and schedules thereto (which financial statements shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in SAS 100/AU 722), and (y) the Required Material as of such date.

(ii)           The Company shall use reasonable best efforts to deliver on or before March 8, 2013 (and shall in any event deliver on or before March 15, 2013) to Purchaser (x) an audited consolidated balance sheet and related consolidated statements of earnings, members’ equity and cash flows of the Company and the GAAP Reporting Entities as of December 31, 2012 and for the fiscal year then ended, together with a report without qualification or exception of Deloitte & Touche LLP with respect thereto, and (y) the Required Material as of such date.

(iii)          The Company shall use reasonable best efforts to deliver, with respect to the financial statements required by this Section 6.11(e) to be delivered before the Closing Date, the adjustments and other information reasonably requested by Purchaser regarding the Company that Purchaser would be required to reflect or include in Purchaser’s pro forma financial statements with respect to the Transaction and the CPG Transaction meeting the applicable requirements of Article 11 of Regulation S-X.

(iv)          The financial statements and other financial information described in the preceding clauses (i) through (iii) are collectively referred to as the “Required Financial Information”.

(f)            Notwithstanding anything to the contrary contained in this Section 6.11, to the extent Purchaser has made alternate financing arrangements pursuant to which it has or reasonably expects to have sufficient funds from other sources available to satisfy its obligations under this Agreement (including by reason of a capital markets or other financing transaction or the liquidation of existing portfolio assets), Purchaser shall not be obligated to comply with the foregoing Sections 6.11(a) through 6.11(c) to the extent noncompliance therewith would not, in Purchaser’s reasonable judgment, materially increase the risk of Purchaser having insufficient funds to consummate the Transaction.

6.12        Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and shall take, or cause to be taken, such further actions (subject to Section 6.2), as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to consummate the Transaction.

6.13        Non-Solicitation.  The Sellers and the Company shall, effective upon the execution hereof, terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company and its Subsidiaries or substantially all the business or assets of the Company and its Subsidiaries to return or destroy all confidential information furnished to such Person by or on behalf of any member of the Company Group.  None of the Sellers shall, nor shall any Seller authorize or permit any member of the Company Group or any of their respective Representatives to, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any binding or nonbinding Contract with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid.  Each Seller and the Company promptly shall advise Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry.

6.14        Non-Hire.

(a)           From and after the Closing through the second (2nd) anniversary thereof, no Seller shall, and each Seller shall cause each of its Affiliates (as defined in Section 6.17(b)) not to, directly or indirectly, hire any of the individuals set forth in Exhibit N unless agreed to in writing by Purchaser; provided, however, that following the twelve month anniversary of the Closing Date, the foregoing shall not apply to any of the individuals set forth in Exhibit N that have been terminated by the Company or any of its Affiliates prior to the commencement of employment discussions between such Seller or any of its Affiliates and such individuals. For the avoidance of doubt, no Seller shall be liable for any other Seller’s breach of obligations under this Section 6.14.

(b)           Each Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the business of the Company and its Subsidiaries to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 6.14.  Notwithstanding any other provision hereof, it is understood and agreed that the remedy of indemnity payments pursuant to Article IX and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 6.14.  Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants, as contemplated by Section 10.12.

6.15        Payoff Letters.  At least three Business Days prior to the anticipated Closing Date, the Company shall use reasonable best efforts to deliver to Purchaser all the Payoff Letters set forth on Section 6.15 of the Company Disclosure Schedule.

6.16        Confidentiality.

(a)           Purchaser acknowledges that the information being provided to it in connection with the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement shall terminate.

(b)           For a period of two (2) years after the Closing Date, each Seller (i) shall keep confidential, and cause (or, with respect to Third Party Representatives, use commercially reasonable efforts to cause) its Affiliates and its and their Representatives to keep confidential, and (ii) shall not otherwise use for its own benefit or the benefit of any other Person, all information relating to the Company, its Subsidiaries and the Non-Controlled JV Entities that is not available to the public on the Closing Date, except, in each case, for information that (x) becomes available to the public after the Closing Date other than as a result of a breach of this Section 6.16(b), (y) was or becomes available to such Seller, its Affiliates and/or its or their Representatives on a non-confidential basis from a source other than the Company and/or its Affiliates or its or their Representatives or (z) is independently developed by such Seller, its

Affiliates and/or its or their Representatives without use of or reliance on any information relating to the Company, its Subsidiaries and the Non-Controlled JV Entities that is not available to the public on the Closing Date (such information referred to in this sentence, excluding information of a type referred to in clause (x), (y) or (z) of this sentence, the “Company Confidential Information”).  In the event that any Seller or any of its Affiliates (or any of their Representatives) is requested or required by any Governmental Authority to disclose any of the Company Confidential Information, such Seller or any of its Affiliates will, to the extent practicable and permitted by Law or regulation, provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or remedy is not obtained, and such Seller or any of its Affiliates (or any of their Representatives) are, based on written advice from legal counsel to such Seller or any of its Affiliates, legally compelled to disclose such Company Confidential Information to any tribunal, such Seller or any of its Affiliates may, without liability hereunder, disclose to such tribunal only that portion of the Company Confidential Information that counsel advises such Seller or any of its Affiliates are legally required to disclose, provided that such Seller or any of its Affiliates shall exercise their reasonable efforts to preserve the confidentiality of the Company Confidential Information, including by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to that portion of the Company Confidential Information that is being disclosed.  Notwithstanding the foregoing, notice to the Company shall not be required where disclosure is made (i) in response to a request by a Governmental Authority which is not specifically targeted at the Company or its Affiliates or (ii) in connection with a routine audit or examination by a Governmental Authority or auditor and such audit or examination does not reference the Company or its Affiliates.

6.17        Protective Covenants.  (a) For a period of three (3) years from the date of this Agreement, no Seller shall, and each Seller shall cause its Affiliates not to:

(i)            engage in any collusive behavior with any Person listed on Section 6.17 of the Company Disclosure Schedule (each, a “Restricted Person”) or any of their controlled Affiliates as part of a demonstrable and deliberate effort on the part of such Seller or any of its Affiliates to cause a loss of five percent (5%) or more in the net present value of the cash flows of the Company’s U.S. servicing business as of the date of such effort (as reasonably determined in good faith by the Company) through the removal of the Company as special servicer under any of its pooling and servicing agreement in effect as of such date, if, as of such date, such Seller or any of its Affiliates owns a ten percent (10%) or greater equity interest in any Restricted Person or any of their controlled Affiliates or such Seller or any of its Affiliates receives material compensation or benefit from any Restricted Person or any of their controlled Affiliates in return for such effort;

(ii)           purchase any ownership position in any Restricted Person that enables such Seller or any of its Affiliates to exercise majority voting power in, or to appoint a majority of the board of directors (or similar governing body) of, such Restricted Person; or

(iii)          purchase any ownership interest in any Restricted Person and exercise any negative ownership control that such Seller or any of its Affiliates may have over any Restricted Person in a manner such Seller or any of its Affiliates reasonably expects, as of the date of such exercise, to result in a loss of five percent (5%) or more in the net present value of the cash flows of the Company’s U.S. servicing business as of such date (as reasonably determined in good faith by the Company).

(b)           Solely for purposes of this Section 6.17 and Section 6.14, (i) the term “Affiliate”, with respect to any Seller, (x) means any entity controlled by, controlling or under common control with such Seller and (y) shall be deemed to exclude any portfolio company in which such Seller or any of its Affiliates invests, directly or indirectly, and with respect to Oaktree, shall be deemed to further exclude Oaktree PPIP Fund, L.P.; provided, however, that solely for purposes of Section 6.17(a)(ii), the exclusion in clause (y) above shall not apply to any portfolio company of Cerberus or Oaktree (other than any portfolio company of Oaktree PPIP Fund, L.P.) if, at the time of any purchase contemplated by Section 6.17(a)(ii), an officer of the management company of Cerberus or Oaktree, as the case may be, has actual knowledge of such purchase; (ii) the term “control” means the ability to exercise majority voting power or to appoint a majority of the board of directors (or similar governing body) of an entity, in each case, through equity ownership, contract or otherwise; (iii) the phrase “compensation or benefit” with respect to any Seller or any of its Affiliates shall be deemed to exclude any compensation or benefit received by such Seller or any of its Affiliates in its capacity as a holder of the relevant securities (pro rata with other holders of such securities) to the extent such holder reasonably believes the relevant action is in the best interests of the holders of such securities generally; and (iv) the term “Company” means the Company and its Affiliates (without giving effect to clause (i) of this Section 6.17(b)).

(c)           Notwithstanding anything herein to the contrary, the sole and exclusive remedy for any breach of the provisions of this Section 6.17 shall be the actual monetary damages incurred and no party shall be entitled to enforce specifically the performance of the terms of this Section 6.17 or to obtain an injunction to prevent breaches thereof.  For the avoidance of doubt, no Seller shall be liable for any other Seller’s breach of obligations under this Section 6.17.

6.18    Dividends and Distributions.  Except as expressly required by the CPG Purchase Agreement, from the date of this Agreement through the Closing, the Company shall not, and the Sellers shall not take any action to cause or permit the Company to, declare or pay any Distribution to the Sellers or any of the Sellers’ Affiliates.

6.19    Indemnity Guarantee in Lieu of Escrowed Funds.  If, by February 15, 2013, a Seller requests that it provide Purchaser at Closing with a guarantee of a specified Affiliate of the Seller covering the Liabilities of such Seller under Section 9.1 in an amount up to such Seller’s Pro Rata Portion of the Escrowed Funds that would otherwise be held in the Indemnity Escrow Account, in lieu of leaving that Seller’s Pro Rata Portion of the Escrowed Funds in the Indemnity Escrow Account, and Purchaser in its sole discretion accepts that request, Purchaser and such Seller shall promptly enter into such amendments to this Agreement, in form and substance reasonably satisfactory to Purchaser and such Seller, as shall be necessary to achieve that result in a manner that does not adversely affect any other Seller.  Purchaser acknowledges and agrees that Vornado has made the request referred to in this Section 6.19 (specifying Vornado Realty L.P. as the party that will execute the relevant guarantee) and Purchaser has granted that request.

6.20        Amendment to Provide for Separate Escrow Accounts or Subaccounts.  No later than March 1, 2013, the parties to this Agreement shall enter into such amendments to this Agreement and the form of Indemnity Escrow Agreement, in form and substance reasonably satisfactory to the parties, as shall be necessary to provide that each Seller shall have its own escrow account or subaccount so that an indemnity claim under Section 9.1(a)(i) against any Seller shall not reduce the amount of the escrow account or subaccount of, or otherwise adversely affect, any other Seller.

ARTICLE VII

CONDITIONS

7.1          Conditions to the Company’s, the Sellers’ and Purchaser’s Obligations.  The obligations of the Company, the Sellers and Purchaser to effect the Transaction are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Required Governmental Approvals.  The waiting period under the HSR Act applicable to the consummation of the Transaction shall have expired or been terminated and all Other Required Competition Approvals shall have been made or obtained.

(b)           No Restraints.  There shall be no Law or Order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that is in effect and makes unlawful or prohibits the consummation of the Transaction.

(c)           Absence of Legal Proceedings.  There shall not be pending or threatened by any Governmental Authority any Legal Proceeding challenging or seeking to restrain or prohibit the Transaction.

(d)           CPG Purchase Agreement Closing.  The CPG Closing shall have occurred or all the conditions to the CPG Closing shall have been satisfied and SCG shall have breached its obligation to close.

7.2          Conditions to Purchaser’s Obligations.  The obligations of Purchaser to effect the Transaction are also subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company and the Sellers that are (i) qualified as to Material Adverse Effect shall be true and correct and (ii) not so qualified shall be true and correct, excluding any failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, in each case of clauses (i) and (ii), as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date).  For purposes of determining the satisfaction of this condition, “in all material respects” and other similar materiality qualifiers contained in any representation or warranty not qualified as to Material Adverse Effect, other than the Specified Exceptions, shall be disregarded.

(b)           Performance of Obligations of the Sellers and the Company.  The Sellers and the Company shall have performed in all material respects all their obligations under this Agreement that they are required to perform at or prior to the Closing, including the deliveries required by Section 2.6.

(c)           Absence of Material Adverse Effect.  Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, there shall not have occurred any event since the Balance Sheet Date and no circumstance shall exist that constitutes or would reasonably be expected to result in a Material Adverse Effect.

(d)           Officer’s Certificate.  Purchaser shall have received (i) a certificate signed by each Seller dated as of the Closing Date to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b), as they apply to such Seller’s representations, warranties, covenants and agreements in this Agreement have been satisfied and (ii) a certificate signed by a duly authorized senior executive officer of the Company dated as of the Closing Date to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), as they apply to the Company’s representations, warranties, covenants and agreements in this Agreement have been satisfied.

(e)           State Licenses.  All consents, approvals, filings and registrations from or with any Governmental Authority set forth on Section 7.2(e) of the Company Disclosure Schedule shall have been obtained or made; provided that Purchaser may not rely on this condition, either as a basis for not consummating the Closing or terminating this Agreement and abandoning the transactions contemplated hereby, if the failure of this condition to be satisfied was caused by Purchaser’s (or any of its Affiliates’) failure to comply with Section 6.2 of this Agreement.

7.3          Conditions to the Company’s and the Sellers’ Obligations.  The obligations of the Company and the Sellers to effect the Transaction are also subject to the satisfaction or waiver by the Sellers at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Purchaser that are (i) qualified as to Material Adverse Effect shall be true and correct and (ii) not so qualified shall be true and correct, excluding any failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, in each case of clauses (i) and (ii), as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date).  For purposes of determining the satisfaction of this condition, “in all material respects” and other similar materiality qualifiers contained in any representation or warranty not qualified as to Material Adverse Effect (but not in any defined term) shall be disregarded.

(b)           Performance of Obligations by Purchaser.  Purchaser shall have performed in all material respects all its obligations under this Agreement that it is required to perform at or prior to the Closing, including the deliveries required by Section 2.5.

(c)           Officer’s Certificate.  Purchaser shall have provided to the Sellers a certificate, dated the Closing Date executed by a duly authorized officer of Purchaser, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) shall have been satisfied.

ARTICLE VIII

TERMINATION

8.1          Termination.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Purchaser and the Sellers;

(b)           by either Purchaser or the Sellers if (i) the Transaction shall not have been consummated by April 30, 2013 (the “End Date”) or (ii) any Order permanently enjoining or otherwise prohibiting the Transaction exists and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have directly contributed to the existence of such termination right; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Purchaser in the event SCG has breached its obligations under the CPG Purchase Agreement in any manner that shall have directly contributed to the existence of such termination right under this Agreement;

(c)           by Purchaser, if (i) (A) there has been a breach by the Company or any Seller of any of its representations, warranties, covenants or agreements in this Agreement or any such representation or warranty (other than those given as of a date specified therein) shall have become untrue as of and as if made on any date after the date of this Agreement, (B) such breach or untruth would cause a condition in Section 7.2(a) or Section 7.2(b), as applicable, not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (C) such breach or untruth has not been cured (unless the Sellers and the Company are seeking diligently and in good faith to cure such breach or untruth) or is not curable by the End Date, or (ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of being satisfied on or before the End Date and has not been waived by Purchaser; provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(c) shall not be available to Purchaser if Purchaser or SCG has breached its obligations under this Agreement or the CPG Purchase Agreement, respectively, in any manner that shall have directly contributed to the existence of such termination right; or

(d)           by the Sellers, if (i) (A) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement, or any such representation or warranty (other than those given as of a date specified therein) shall have become untrue as of and as if made on any date after the date of this Agreement, (B) such breach or untruth would cause a condition in Section 7.3(a) or Section 7.3(b), as applicable, not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (C) such breach or untruth has not been cured (unless Purchaser is seeking diligently and in good faith to cure such breach or untruth) or is not curable by the End Date, or (ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of being satisfied on or before the End Date and has not been waived by the Sellers, provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(d) shall not be available to the Sellers if the Sellers have breached their obligations under this Agreement in any manner that shall have directly contributed to the existence of such termination right.

(e)           In the event that this Agreement is terminated:

(i)            by the Sellers pursuant to Section 8.1(d), then, without prejudice to the Sellers’ and the Company’s rights under Section 10.12, the Sellers and Purchaser shall direct the Escrow Agent to disburse by wire transfer of immediately available funds to each Seller, within five (5) Business Days of the date of any such termination, such Seller’s Pro Rata Portion of the Deposit to such account or accounts as such Seller shall designate to the Escrow Agent in writing not less than two (2) Business Days prior to such disbursement; provided, however, that Purchaser and the Sellers acknowledge and agree that the amount of the Deposit disbursed to the Sellers in accordance with this Section 8.1(e)(i) shall be credited toward satisfaction of any legal or equitable remedies that may be awarded to the Sellers by a court of competent jurisdiction in respect of the breach or breaches by Purchaser giving rise to the right to terminate pursuant to Section 8.1(d); or

(ii)           by the Sellers or Purchaser other than as described in Section 8.1(e)(i) above, then Purchaser shall have no liability to the Sellers with respect to the Deposit and the Sellers and Purchaser shall direct the Escrow Agent to disburse by wire transfer of immediately available funds to Purchaser, within five (5) Business Days of the date of any such termination, the Deposit.

8.2          Effect of Termination and Abandonment.   In the event of termination of this Agreement and the abandonment of the Transaction pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of such party’s Representatives or Affiliates or the Lenders or any Representatives or Affiliates of a Lender); provided, however, that (i) the confidentiality obligations set forth in Section 6.16(a) and the Confidentiality Agreement, (ii) the reimbursement obligations set forth in Section 6.11(d), (iii) Section 8.1(e), this Section 8.2 and ARTICLE X, (iv) any definitional provisions in ARTICLE I related to any of the foregoing and (v) the Deposit Escrow Agreement shall each survive any such termination and abandonment, and (b) such termination and abandonment shall not relieve any party hereto of any Liabilities or damages resulting from the breach of any covenant or agreement in this Agreement prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.1          Indemnification.

(a)       Indemnification by the Sellers.

(i)            Subject to the provisions contained in this ARTICLE IX, from and after the Closing Date, each Seller shall, severally and not jointly, indemnify, defend and hold Purchaser, its Affiliates (including SCG) and their respective directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Purchaser Indemnified Parties”), harmless from and against, and pay to each relevant Purchaser Indemnified Party the amount of, any and all Losses incurred by such Purchaser Indemnified Party based upon, attributable to or resulting from:

(A)          any breach of any of the representations or warranties made by such Seller in this Agreement, in the CPG Purchase Agreement, or in any certificate delivered by or on behalf of such Seller pursuant to this Agreement or the CPG Purchase Agreement (it being agreed and acknowledged by the parties that, for the purposes of the right to indemnification pursuant to this clause (A), the representations and warranties of the Sellers contained herein and in the CPG Purchase Agreement shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect, other than the Specified Exceptions);

(B)          the breach of any covenant or other agreement of such Seller contained in this Agreement or the CPG Purchase Agreement;

(C)          the assertion by or on behalf of such Seller or any of such Seller’s Affiliates of any claim or other matter purported to be released pursuant to Section 9.3 or the assertion by any Third Party of any claim or demand against any Company Releasee that arises from, or in connection with, any assertion by or on behalf of such Seller or any of such Seller’s Affiliates against such Third Party of any claims or other matters purported to be released pursuant to Section 9.3;

(D)          any costs associated with the termination, in accordance with Section 6.3, of any Contract between such Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other; or

(E)           the removal by such Seller or any of such Seller’s Affiliates (as the term “Affiliate” is defined for purposes of Section 2.8) of the Company or any of its Subsidiaries as special servicer under the Covered PSAs prior to the earlier of (x) the Closing Date and (y) the first day after the final day of the Marketing Period, it being agreed that any Losses based upon, attributable to or resulting from the removal of the Company or any of its Subsidiaries as special servicer under any Covered PSA shall be deemed to equal the Net Present Value of such Covered PSA.

(ii)           Subject to the provisions contained in this ARTICLE IX, from and after the Closing Date, each Seller shall, severally and not jointly, indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against, and pay to each relevant Purchaser Indemnified Party the amount of, such Seller’s Pro Rata Portion of any and all Losses incurred by such Purchaser Indemnified Party based upon, attributable to or resulting from:

(A)          any breach of any of the representations or warranties made by the Company in this Agreement, the CPG Purchase Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement or the CPG Purchase Agreement (it being agreed and acknowledged by the parties that, for purposes of the right to indemnification pursuant to this clause (A), the representations and warranties of the Company contained herein and in the CPG Purchase Agreement shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect, other than the Specified Exceptions);

(B)          the breach of any covenant or other agreement of the Company contained in this Agreement or the CPG Purchase Agreement;

(C)          any Transaction Expenses in excess of the estimated amount set forth in the certificate delivered by the Sellers to Purchaser pursuant to Section 2.3(b);

(D)          any indebtedness of the type referred to in clauses (a) and (b) of the definition of “Indebtedness” of the Company or an Agreed Subsidiary (and any indebtedness of such type of any other member of the Company Group and fully and unconditionally guaranteed as to the repayment of principal by the Company or an Agreed Subsidiary) existing immediately prior to the Closing Date, if such indebtedness (i) was not disclosed in the Financial Statements (including footnotes or schedules thereto) or the Company Disclosure Schedule and (ii) was incurred under agreements or instruments not disclosed in the Financial Statements (including footnotes or schedules thereto) or the Company Disclosure Schedule, unless such indebtedness was incurred on or after the date of this Agreement in a manner not prohibited by Section 6.1(a)(ix) hereof; or

(E)           Taxes for which the Sellers have indemnified the Purchaser Indemnified Parties in accordance with Section 6.4(c).

(b)       Indemnification by Purchaser.  Subject to the provisions contained in this ARTICLE IX, from and after the Closing Date, Purchaser shall indemnify, defend and hold each Seller, its Affiliates and their respective directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties”), harmless from and against, and pay to each relevant Seller Indemnified Party the amount of, any and all Losses incurred by such Seller Indemnified Party based upon, attributable to or resulting from:

(i)            any breach of the representations or warranties made by Purchaser in this Agreement or by SCG in the CPG Purchase Agreement or in any certificate delivered pursuant to this Agreement or the CPG Purchase Agreement (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i), the representations and warranties of Purchaser contained herein and of SCG in the CPG Purchase Agreement shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect);

(ii)           the breach of any covenant or other agreement of Purchaser contained in this Agreement or SCG in the CPG Purchase Agreement;

(iii)          the assertion by or on behalf of the Company or any other member of the Company Group of any claim or other matter purported to be released pursuant to Section 9.3 or the assertion by any Third Party of any claim or demand against any Seller Releasee that arises from, or in connection with, any assertion by or on behalf of the Company or any other member of the Company Group against such Third Party of any claims or other matters purported to be released pursuant to Section 9.3; or

(iv)          any Third Party Claim based upon any matter occurring after the Closing relating in any way to the business, assets, activities or operations of the Company or any other member of the Company Group, except to the extent a Purchaser Indemnified Party is entitled to indemnification in connection with such matter pursuant to Section 9.1(a) (but without giving effect to Section 9.1(d)).

(c)       Tax Treatment of Indemnification Payment.  For all Tax purposes, any payment by Purchaser or any Seller under this Section 9.1 shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(d)           Limitations on Indemnification.

(i)            No Seller shall have any liability under Sections 9.1(a)(i)(A) or 9.1(a)(ii)(A), (x) in respect of any De Minimis Claim and (y) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties arising from claims against such Seller under Sections 9.1(a)(i)(A) and 9.1(a)(ii)(A) that are not De Minimis Claims exceeds such Seller’s Pro Rata Portion of the Deductible and, if the aggregate amount of such Losses exceeds such Seller’s Pro Rata Portion of the Deductible, such Seller shall be required to pay solely the amount of such excess over such Seller’s Pro Rata Portion of the Deductible.  In addition, the maximum aggregate amount each Seller shall be required to pay under Sections 9.1(a)(i)(A) and 9.1(a)(ii)(A) is such Seller’s Pro Rata Portion of the Cap.  Notwithstanding the foregoing, this Section 9.1(d)(i) shall not limit indemnification for Losses arising from a breach of any of the Sellers Fundamental Representations or pursuant to Sections 9.1(a)(i)(B), (C), (D) or (E) or 9.1(a)(ii)(B), (C), (D) or (E); provided, however, that (xx) no Seller shall have any liability under Section 9.1(a)(i)(E) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties arising from claims against such Seller under Section 9.1(a)(i)(E) exceeds $2,500,000 and, if the aggregate amount of such Losses exceeds $2,500,000, such Seller shall be required to pay solely the amount of such excess over $2,500,000, and (yy) the maximum aggregate amount any Seller shall be required to pay under Section 9.1(a)(i)(E) is $10,000,000.

(ii)           Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the obligations of any Seller under this ARTICLE IX and Section 6.4 exceed an amount equal to such Seller’s Pro Rata Portion of the Purchase Price and (y) in no event shall this ARTICLE IX cover, nor shall any Seller be otherwise liable for, any breach of any representation or warranty contained in Section 3.19 resulting from a Material Adverse Effect caused by the removal, of which Purchaser has Knowledge as of the Closing, of the Company or any of its Subsidiaries as servicer under any Servicing Agreements which are in place as of the date hereof.

(iii)          Purchaser shall not have any liability under Section 9.1(b)(i) (i) in respect of De Minimis Claims and (ii) unless the aggregate amount of Losses incurred by the Seller Indemnified Parties arising from claims under Section 9.1(b)(i) that are not De Minimis Claims exceeds the Deductible, and, if the aggregate amount of such Losses exceeds the Deductible, Purchaser shall be required to pay solely the amount of such excess over the Deductible.  In addition, the maximum aggregate amount that Purchaser shall be required to pay under Section 9.1(b)(i) shall not exceed the Cap.  Notwithstanding the foregoing, the limitations set forth in this Section 9.1(d)(iii) shall not limit indemnification for Losses incurred by the Seller Indemnified Parties arising from a breach of any of the Purchaser Fundamental Representations or pursuant to Section 9.1(b)(ii), 9.1(b)(iii) or 9.1(b)(iv).

(iv)          Notwithstanding anything to the contrary in this Agreement, in no event shall the limitations set forth in Section 9.1(d)(i), (ii) or (iii) apply to any claims of, or causes of action arising out of, actual fraud (as finally adjudicated by a Chosen Court).

(v)           In calculating amounts payable to any indemnified party for a claim for indemnification hereunder, (x) the amount of any Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement, and shall be computed net of (i) payments actually recovered by such indemnified party or any of its Affiliates under any insurance policy with respect to such Losses (net of reasonable out-of-pocket expenses incurred in obtaining such payments), (ii) any prior or subsequent actual recovery by such indemnified party or any of its Affiliates from any Person with respect to such Losses (net of reasonable out-of-pocket expenses incurred in obtaining such recovery), and (iii) any net

Tax benefit accruing to such Purchaser Indemnified Party, the Company, Purchaser or any of their respective Affiliates on account of such Losses, and no party or any of its Representatives shall have any right to view or obtain any Tax Return of such Purchaser Indemnified Party (it being agreed that such net Tax benefit shall be determined by the Accounting Firm and the parties shall equally share the expense of such determination); and (y) the amount of any Losses which are incurred by any Purchaser Indemnified Party in respect of any Subsidiary or Non-Controlled JV Entity of the Company shall be calculated taking into account in an appropriate manner the proportionate economic interest held by the Company (directly or indirectly) in such Subsidiary or Non-Controlled JV Entity.  If an indemnified party recovers under any insurance policy or against another Person with respect to any Losses for which an indemnifying party has actually made an indemnification payment pursuant to this ARTICLE IX, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered, but not in excess of the sum of (A) any amount previously paid by the indemnifying party to or on behalf of the indemnified party in respect of such claim and (B) any amount expended by the indemnifying party in investigating, pursuing or defending any claim arising out of, involving or otherwise in respect of such matter. If an indemnified party has any rights under any insurance policy or against another Person with respect to any Losses for which an indemnifying party has actually made an indemnification payment pursuant to this ARTICLE IX, the indemnifying party shall be subrogated to such rights to the extent of such payment; provided that, until the indemnified party recovers the full payment of the Loss related to such claim, any and all claims of the indemnifying party against any such insurance company or other Person on account of said indemnity payment is hereby expressly made subordinate in right of payment to the indemnified party’s rights against such insurance company or other Person.  Without limiting the generality or effect of the foregoing, each indemnified party and indemnifying party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(vi)          The representations and warranties of the parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 12-month anniversary of the Closing Date, other than the Sellers Fundamental Representations, the Purchaser Fundamental Representations and the representations and warranties of the Company set forth in Section 3.17 (Tax Matters), which shall continue in full force and effect until the expiration of the applicable statute of limitations (the date on which a representation or warranty contained herein so expires, the “Expiration Date” of such representation or warranty).

(vii)         As used in this Agreement, a “Claims Period” shall be the period after the Closing Date during which any claim for indemnification may be asserted under this Agreement by an indemnified party.  The Claims Periods under this Agreement shall commence on the Closing Date and shall terminate (a) with respect to Losses arising with respect to any breach or inaccuracy of any representation or warranty, on the Expiration Date of such representation or warranty, (b) with respect to indemnification claims pursuant to Sections 9.1(a)(ii)(C) or (D), on the 12-month anniversary of the Closing Date, (c) with respect to indemnification claims pursuant to Section 9.1(a)(ii)(E), until the expiration of the applicable statute of limitations, (d) with respect to indemnification claims pursuant to Sections 9.1(a)(i)(C), (D) or (E) or Section 9.1(b)(iii),  12 months after the date the indemnified party obtains knowledge that it is entitled to make such claim and (e) with respect to any breach or nonperformance of any covenant or agreement in this Agreement, (i) in the case of any covenant required to be performed at or prior to the Closing, 12 months after the Closing Date and (ii) in the case of any other covenant, 12 months after the date the indemnified party obtains knowledge of such breach or nonperformance.  Notwithstanding the foregoing, if an indemnifying party shall have been properly notified of a claim for indemnity hereunder prior to the close of business on the last day of the applicable Claims Period, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.  The parties hereto hereby waive and agree not to assert any right under any statute of limitations or other Law to make an indemnification claim with respect to any representation, warranty, covenant or agreement after the Claims Period for such representation, warranty, covenant or agreement expires in accordance with this Section 9.1(d)(vii).

(e)       Third Party Claims.

(i)            In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought under this ARTICLE IX (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that such indemnified party intends to assert is covered by this indemnity to be forwarded to the indemnifying party.  Except as otherwise expressly provided in this ARTICLE IX, the failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this ARTICLE IX, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice (which counsel shall be reasonably acceptable to the indemnified party) and to defend against (including negotiating or settling) any Third Party Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against any Third Party Claim which relates to any Losses of which an indemnified party has provided notice hereunder, it shall within twenty (20) days following the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  The indemnifying party shall not settle such Third Party Claim without the consent of the indemnified party on a basis that would result in (i) a finding or admission of any violation of Law or any violation of the rights of any Person by the indemnified party or any of its Affiliates or that would have an adverse effect on any other claims made or threatened in writing against the indemnified party, (ii) any monetary damages that are not paid in full by the indemnifying party or (iii) the indemnified party not being completely, finally and unconditionally released in connection with such Third Party Claim or (iv) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party or any of its Affiliates.  Notwithstanding the foregoing, the indemnifying party shall not be entitled to defend against any Third Party Claim (and shall be liable for the reasonable expenses incurred by the indemnified party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the indemnified party would be entitled to indemnification under this Agreement that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages for which it would be entitled to indemnification under this Agreement or (ii) the Third Party Claim is a criminal, civil or administrative Legal Proceeding brought by a Governmental Authority, or relates to such a Legal Proceeding, or the underlying facts or circumstances of which would reasonably be expected to give rise to such a Legal Proceeding.  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for monetary damages for which the indemnified party would be entitled to indemnification under this Agreement, the indemnifying party shall be entitled to defend against the portion relating to monetary damages for which the indemnified party would be entitled to indemnification under this Agreement.  If the indemnifying party elects not to defend against any Third Party Claim which relates to any Losses of which an indemnified party has provided notice hereunder, or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against such Third Party Claim; it being understood that the indemnified party’s right to indemnification for a Third Party Claim shall not be adversely affected by its defense of such Third Party Claim.  The indemnified party shall not settle a Third Party Claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld.  If the indemnified party defends any Third Party Claim, then such indemnified party may include the reasonable expenses of defending such Third Party Claim in its claim for indemnification of Losses.  If the indemnifying party shall defend against any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable view of counsel to the indemnified party an actual conflict or a potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(ii)           The Sellers shall have the sole right to represent the Company’s and each of its Subsidiaries’ interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which the Sellers would be required to indemnify the Purchaser Indemnified Parties pursuant to Section 6.4(c) and that relates solely to a taxable year or period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date, and to employ counsel of the Sellers’ choice at the Sellers’ expense; provided, however, that the Sellers shall have no right to represent the Company’s or any of its Subsidiaries’ interests in any Tax audit or administrative or court proceeding unless (1) the Sellers shall have first notified Purchaser in writing of the Sellers’ intention to do so and of the identity of counsel, if any, chosen by the Sellers in connection therewith and (2) the Sellers reaffirm (which reaffirmation shall not, for the avoidance of doubt, expand the Sellers’ indemnification obligations under this Agreement) to Purchaser that the Sellers shall be liable for any Losses relating to Taxes that result from such audit or proceeding, and (3) at the time Sellers seek to represent the Company’s or any of its Subsidiaries’ interest in any such audit or proceeding, the amount of Escrowed Funds (after reduction for all pending claims) along with any other amounts pledged by Sellers to secure all of Sellers’ obligations in connection with such proceeding (collectively, the “Available Amount”) is equal to at least 80% of the reasonably determined maximum amount of Losses for which Sellers may be liable hereunder in connection with or arising from such audit or proceeding (such maximum amount, as determined from time to time, the “Maximum Liability Estimate”); provided, further, that Purchaser and its Representatives shall have the right to assume sole control from Sellers in such audit or proceeding at any time after the Available Amount is determined in good faith by Purchaser to be less than or equal to 50% of the Maximum Liability Estimate; provided, further, that Purchaser and its Representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding.

(iii)          If the Sellers are prohibited from controlling any Tax audit or administrative or court proceeding pursuant to clause (3) of the first proviso or the second proviso to the first sentence of Section 9.1(e)(ii), the Sellers shall nevertheless be entitled to control such contest if there are Sellers with a Pro Rata Portion of at least 50%, each of which either (A) has a net worth at least equal to $50 million or (B) provides a guarantee for such Seller’s Pro Rata Portion of the Tax at issue from a party with a net worth of at least $50 million.

(iv)          Notwithstanding the foregoing, neither Sellers nor any of their respective Affiliates shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the Liability for Taxes of Purchaser, the Company, any of the Company’s Subsidiaries or any Affiliate thereof for any period after the Closing Date unless Sellers have indemnified each Purchaser Indemnified Party against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed).

(v)           Purchaser shall have the sole right to represent the Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which the Sellers have exercised such right pursuant to Section 9.1(e)(ii) and to employ counsel of Purchaser’s choice; provided, however, that the Sellers shall be permitted, at the Sellers’ expense, to be present at, and participate in, any such audit or proceeding to the extent such proceeding could adversely affect  the Sellers’ liability for Taxes under Section 6.4(c).  Notwithstanding the foregoing, Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, any such claim for Taxes without the Sellers’ consent (which shall not be unreasonably withheld, conditioned or delayed).  Purchaser shall have the sole right to defend the Company or any of its Subsidiaries with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Purchaser shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(vi)          Nothing herein shall be construed to impose on Purchaser any obligation to defend the Company or any of its Subsidiaries in any Tax audit or administrative or court proceeding.  Any proceeding with respect to which the Sellers do not assume control in accordance with Section 9.1(e)(ii) may be settled or compromised in the discretion of Purchaser, and any such settlement or compromise shall not affect any Purchaser Indemnified Party’s right to indemnification under this Agreement.

(vii)         If there shall be any conflicts between the provisions of Section 9.1(e)(i) and any other provision of this Section 9.1(e) relating to Tax contests, the provisions of such other provision of this Section 9.1(e) shall control with respect to Tax contests.

(f)        Indemnification Procedures.  A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted by notice to the party from whom indemnification is sought prior to the applicable Expiration Date, setting forth in reasonable detail the facts giving rise to such claim (to the extent known) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim promptly after becoming aware of such claim; provided, however, that failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party, the indemnifying party will be deemed to have accepted the Direct Claim.  If the indemnifying party rejects all or any part of the Direct Claim, the indemnified party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

(g)       Mitigation.  The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.  The parties agree that no indemnified party shall have any recourse under this ARTICLE IX for any Losses that such indemnified party would not have suffered had such indemnified party exercised reasonable commercial efforts to mitigate such Losses within a reasonable amount of time following the discovery by such indemnified party of the fact, event or circumstance giving rise to such Losses.

(h)       No Punitive or Exemplary Damages.   Notwithstanding any other provision of this Agreement, in no event shall any party be liable for punitive or exemplary damages of any kind or nature, regardless of the form of action through which such damages are sought, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim.

(i)        Waiver; Exclusive Remedy.

(i)            Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of any party (or any Representative of any such Affiliate) in such capacity shall have any personal liability to any party as a result of the breach of any representation, warranty, covenant, agreement or obligation in this Agreement or any certificate delivered pursuant to this Agreement.  Each party hereby waives, and shall cause each of its Affiliates to waive, any claims or other method of recovery, whether based in contract, tort or strict liability, or under applicable Law, against any such Representative or Affiliate relating to the transactions contemplated by this Agreement and the other Transaction Documents.

(ii)           Except as set forth in Sections 2.8 and 6.17, the remedies provided in this ARTICLE IX and Section 6.4 and contemplated by Section 10.12 shall be the sole and exclusive remedies of the parties, from and after the Closing, with respect to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents other than in respect of any claim of, or cause of action arising out of, actual fraud.

(j)            No Claims Against Company.  No Seller shall have any right to obtain damages (whether through an action for contribution or otherwise) from any of the Company, the Company’s Subsidiaries or their Representatives with respect to any breach of any representation, warranty, covenant or agreement hereunder and each Seller hereby releases, waives and discharges any such rights and all other rights in connection therewith against the Company, the Company’s Subsidiaries and their Representatives (except for any reimbursements pursuant to any Benefit Plan or other arrangement in effect at or prior to the Closing in connection with the Option Holder Payments and Deal Bonuses as a result of indemnity payments by the Sellers hereunder), other than with respect to obligations of the Company, the Company’s Subsidiaries and their Representatives hereunder to be performed after the Closing.

(k)           Claims Against the Indemnity Escrow Account.  Purchaser and SCG shall have the right to notify the Escrow Agent of any claim for indemnification made by any Purchaser Indemnified Party pursuant to this Section 9.1.  Promptly following the final determination in accordance with this Section 9.1 of any claim for indemnification made by any Purchaser Indemnified Party pursuant to this Section 9.1, upon request by Purchaser or SCG, as applicable, the Sellers shall execute and deliver a certificate requesting the Escrow Agent to deliver by wire transfer to an account designated by Purchaser or SCG, as applicable, immediately available funds in the amount of such claim as finally determined in accordance with this Section 9.1 (not to exceed the amount then held in the Indemnity Escrow Account).  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.  The right to receive such distributions from the Indemnity Escrow Account shall be the sole and exclusive source for indemnification of the Purchaser Indemnified Parties for breaches of representations and warranties (other than the Sellers Fundamental Representations) under this Section 9.1 and for purposes of the indemnity obligations set forth in Sections 9.1(a)(i)(C) and (D).  On the 12-month anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall deliver to the Sellers all the funds in the Indemnity Escrow Account then held by the Escrow Agent by wire transfer to one or more accounts designated by the Sellers; provided, however, that if prior to the Escrow Termination Date Purchaser or SCG notifies the Escrow Agent in writing that all or a portion of the Indemnity Escrow Account is subject to claims for indemnification under this Agreement that have not been finally determined (the “Outstanding Claims”), the amount delivered to the Sellers upon the Escrow Termination Date shall be equal to the funds in the Indemnity Escrow Account then held by the Escrow Agent, less the sum of any amounts subject to the Outstanding Claims.  If at any time after the Escrow Termination Date the amount of the Indemnity Escrow Account then held by the Escrow Agent exceeds the sum of any amounts subject to the Outstanding Claims, the Sellers and Purchaser or SCG, as applicable, shall execute and deliver a certificate requesting the Escrow Agent to deliver such excess amount to the Sellers by wire transfer to one or more accounts designated by the Sellers.

9.2          No Reliance.

(a)       THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONTAINED IN ARTICLE IV OF THIS AGREEMENT AND ARTICLE IV OF THE CPG PURCHASE AGREEMENT AND OF THE COMPANY CONTAINED IN ARTICLE III OF THIS AGREEMENT AND ARTICLE III OF THE CPG PURCHASE AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY TO PURCHASER AND SCG IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN ARTICLE V OF THIS AGREEMENT AND ARTICLE V OF THE CPG PURCHASE AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PURCHASER TO THE SELLERS AND THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO PURCHASER IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE CPG PURCHASE AGREEMENT, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN

WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(b)       No party nor any Affiliate of a party shall assert or threaten, and each party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a party (or a successor to a party) relating to the transactions contemplated by this Agreement.

9.3          Release.  Effective at the Closing, (x) each Seller hereby releases and forever discharges each member of the Company Group, and each of their respective individual, joint or mutual, past, present or future Representatives, successors and assigns (individually, a “Company Releasee” and collectively, “Company Releasees”) from any and all Liabilities that such Company Releasee now has, has ever had or may hereafter have to such Seller arising on or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring on or prior to the Closing Date, including any indemnification or reimbursement obligation of any member of the Company Group, whether pursuant to their respective Organizational Documents, Contract or otherwise, and (y) the Company hereby releases and forever discharges each Seller and its Affiliates and such Seller’s individual, joint or mutual, past, present or future Representatives, successors and assigns (individually, a “Seller Releasee” and, collectively, “Seller Releasees”) from any and all Liabilities that such Seller Releasee now has, has ever had or may hereafter have to the Company or any other member of the Company Group arising on or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring on or prior to the Closing Date; provided, however, that nothing contained in this Section 9.3 shall operate to release (a) any Liability for fraud or intentional misappropriation of assets or (b) any obligations of the Sellers, Purchaser, any member of the Company Group or any of their Representatives arising (i) (A) under this Agreement (including any certificates delivered by any party hereto in connection with such party’s representations, warranties, covenants and agreements set forth in this Agreement), (B) under any other Transaction Document or (C) under any Contract between any member of the Company Group, on the one hand, and a Seller or any of its Affiliates, on the other, that is not required to be terminated at Closing pursuant to Section 6.3, or (ii) in connection with the Option Holder Payments and the Deal Bonuses.  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Company Releasee based upon any matter purported to be released hereby and the Company hereby irrevocably covenants to refrain (and to cause any other member of the Company Group to refrain) from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Seller Releasee based upon any matter purported to be released hereby.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1        Modification or Amendment.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by means of a written instrument duly executed by the Sellers, the Company and Purchaser; provided, that no amendment, modification or supplement hereto that is adverse to SCG shall be effective without the written consent of SCG; provided, further, that Section 8.2, this Section 10.1, Section 10.4(b), Section 10.7 and Section 10.15 (in each case, together with any related definition and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Lenders without the prior written consent of the Lenders; and provided further, that any amendment, modification or supplement of this Agreement allowing a Seller to provide an Indemnity Guarantee as contemplated by Section 6.19 and that does not adversely affect any other Seller may be made by means of a written instrument duly executed by such Seller and Purchaser (without the consent or other action of the Company or any other Seller).

10.2        Waiver of Conditions.  The conditions to the parties’ obligations to consummate the Transaction are for the sole benefit of such parties and may be waived only in writing by Purchaser, in case of conditions to Purchaser’s obligations, and the Sellers, in case of conditions to any of the Company’s or the Sellers’ obligations, in each case in whole or in part to the extent permitted by applicable Law.

10.3        Counterparts.  The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument.  The parties may deliver an executed copy of this Agreement or any other document contemplated by this Agreement by facsimile or other electronic transmission to the other party, and such delivery will have the same force and effect as the delivery of a manually signed copy of this Agreement or such other document.

10.4        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.  Each party hereto hereby irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the Court of Chancery or the Superior Court, as the case may be, being herein referred to as the “Chosen Court”), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transaction, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Court or that venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by the Chosen Court, and each party hereto hereby irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined solely in the Chosen Court.  The parties hereby consent to and grant the Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5        Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

If to the Company (prior to the Closing):

LNR Property LLC
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139
Attention:	Justin Kennedy, Co-Chief Executive Officer
Tobin Cobb, Co-Chief Executive Officer
Facsimile:	(305) 695–5499

with a copy to:

LNR Property LLC
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139
Attention:	Corporate Counsel
Facsimile:	(305) 695–5601

If to the Sellers:

Aozora Investments LLC
c/o Aozora Bank, Ltd.
1-3-1 Kudan-minami
Chiyoda-ku, Tokyo
JAPAN 102-8660
Attention:	Koji Yamakoshi, Director
Facsimile:	+81 3 3239 9577

CBR I LLC
c/o Cerberus Capital Management, L.P.
875 Third Avenue
New York, NY 10022
Attention:	Ronald Kravit
Mark Neporent, Esq.
Facsimile:	(212) 891-1540

iStar Marlin LLC
c/o iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention:	Chief Executive Officer
Telephone:	(212) 930-9400
Facsimile:	(212) 930-9494

with copies (which shall not constitute notice) to:

iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention:	Nina B. Matis, Esq. / Chief Legal Officer and Chief Investment Officer
Telephone:	(212) 930-9406
Facsimile:	(212) 930-9492

and:

iStar Asset Services, Inc.
180 Glastonbury Boulevard, Suite 201
Glastonbury, Connecticut 06033
Attention:	President
Telephone:	(860) 815-5900
Facsimile:	(860) 815-5901

Opps VIIb LProp, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention:	Ken Liang
Facsimile:	(213) 830-8522

with a copy (which shall not constitute notice) to:

Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention:	Emily Alexander
Facsimile:	(213) 830-8599

VNO LNR Holdco LLC
210 Route 4 East
Paramus, New Jersey 07652
Attention:	Craig Stern
Joe Macnow
Facsimile:	201-708-6214

with a copy (which shall not constitute notice) to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:	Wendy Silverstein
Alan Rice
Facsimile:	212-894-7996

and in the case of notice to any Seller, with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Fax:	(212) 558-3588
Attention:	Alan J. Sinsheimer

If to Purchaser:

Starwood Property Trust, Inc. 591 W. Putnam Avenue
Greenwich, CT 06830
Fax:	(203) 422-7899
Attention:	Barry S. Sternlicht
Andrew J. Sossen

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Fax:	(212) 839-5599
Attention:	Scott M. Freeman
Michael A. Gordon

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.

10.6        Entire Agreement.  This Agreement (including any Exhibits hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties, and supersede all other prior agreements, understandings, representations and warranties both written and oral among the parties, with respect to the subject matter hereof.

10.7        No Third Party Beneficiaries.  Other than as provided in (A) ARTICLE IX and Section 6.6 and (B) Section 8.2, Section 10.1, Section 10.4(b), this Section 10.7 and Section 10.15 (which shall be for the benefit of the Lenders and the Lenders shall have the rights provided for therein and be third party beneficiaries thereof), this Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any Person other than the parties who are signatories hereto, SCG and their respective successors and permitted assigns.  It is understood and agreed that the representations, warranties, covenants and agreements contained herein apply to the CPG Transaction and, as a result thereof, SCG is an express and intended third party beneficiary of this Agreement, including ARTICLE IX, and that SCG may enforce rights under this Agreement directly as if it were a signatory to this Agreement.

10.8        Obligations of Purchaser and of the Sellers.  Unless otherwise expressly stated herein, whenever this Agreement requires an Affiliate of a party to take any action, such requirement shall be deemed to include an undertaking on the part of such party to cause such Affiliate to take such action.

10.9        Action by the Sellers.  For purposes of any provision of this Agreement that contemplates that the Sellers will take any action, such action shall only be taken by the Sellers upon the approval of such action by the Sellers representing a majority in Voting Percentage; provided, however, that the Sellers shall only take any action to modify or amend this Agreement pursuant to Section 10.1 or waive any conditions pursuant to Section 10.2 upon the approval of such action by the Sellers representing 85% in Voting Percentage; and provided, further, that if the taking of any action would impact any Seller in a disproportionate manner as compared to the other Sellers, such action may only be taken (i) in accordance with the foregoing requirements and (ii) with the approval of such action by such Seller.

10.10      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

10.11      Interpretation; Construction.

(a)       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)       The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)       An item listed or set forth in one section of any Disclosure Schedule shall be deemed to be a listing or setting forth in another section or sections of such Disclosure Schedule so long as its applicability to the other section or sections of such Disclosure Schedule or of the Agreement is reasonably apparent on its face.  The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the U.S. dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.

10.12      Specific Performance.  The parties agree that irreparable damage would occur if any provision contained in this Agreement were not performed in accordance with its terms and that, prior to the Closing and, with respect to the covenants set forth in Sections 6.14 and 6.16, for so long as such covenants are in place, the parties shall be entitled to an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof without the necessity of proving the inadequacy of monetary damages as a remedy, in addition to any other remedy to which the parties are entitled.  Each party waives any requirement that the party seeking specific performance post any bond in connection therewith.

10.13      Assignment.  This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other party hereto; provided, however, that Purchaser may without the consent of any Seller (a) assign any or all its rights and interests hereunder to one or more of its Subsidiaries and designate one or more of its Subsidiaries to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lender providing financing to Purchaser or any of its Subsidiaries, and (c) assign all or a portion of Purchaser’s rights under this Agreement to acquire indirect beneficial ownership of the Auction.com Equity Interests to SCG (in which case the CPG Purchase Agreement shall be automatically amended without any further action by the parties thereto to provide for the “Purchase Price” as defined in the CPG Purchase Agreement to be adjusted as instructed by Purchaser to reflect the assignment of such rights) or to a JV Entity between Purchaser and SCG or their applicable Affiliates.  Any purported assignment of this Agreement not in accordance with the terms of this Section 10.13 shall be void.

10.14      Approval of Transaction.  By their execution of this Agreement, each of the Company and the Sellers hereby provides its, her or his written consent to the Transaction and the transactions contemplated by the other Transaction Documents, including the purchase and sale of Units and the other transactions contemplated by this Agreement and the other Transaction Documents, to the extent such consent is required by the terms of the Organizational Documents of the Company, and waives any rights of first refusal, co-sale rights, purchase option, call option, subscription rights or other similar rights it, she or he may have pursuant to the Organizational Documents of the Company.

10.15      Claims Against Lenders.  Subject to the rights of Purchaser under the Commitment Letter, none of the parties hereto, nor any of their respective Affiliates, shall have any rights or claims (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) against the Lenders or any Representative or Affiliate thereof (collectively, the “Debt Financing Sources”) with respect to the  Transaction, this Agreement, any related agreement, the Commitment Letter or any other agreements relating to the Transaction or the financing for the Transaction or the definitive loan documentation for the Debt Financing.  The Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) against the Sellers or any of their respective Representatives or Affiliates (other than the Company or any of its Subsidiaries) or, prior to the Closing, the Company or any of its Subsidiaries, with respect to the Transaction, this Agreement, any related agreement, the Commitment Letter or any other agreements relating to the Transaction or the financing for the Transaction or the definitive loan documentation for the Debt Financing; provided that this shall not preclude enforcement of rights of Purchaser under the Transaction Documents that have been collaterally assigned to any Debt Financing Source.  Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that it will not, and will not permit any of its Affiliates to, bring or support any Legal Proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source or any Representative or Affiliate thereof in any way relating to financing this Agreement or the Transaction, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof (other than rights of the parties under the Commitment Letter against the other parties thereto).  Notwithstanding the immediately preceding sentence, in the event any such Legal Proceeding is commenced in violation of the immediately preceding sentence, any such Legal Proceeding may not be initiated or continued in any forum other than the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York (and any appellate court from any thereof). IN FURTHERANCE OF THE FOREGOING, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH LEGAL PROCEEDING.  EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.  The provisions of this Section 10.15, as well as Section 8.2, shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns as express third-party beneficiaries.

10.16      Claims Generally.  Notwithstanding anything to the contrary contained herein, each party hereby agrees not to initiate any claim under this Agreement (and, for the avoidance of doubt, no third party beneficiary to any provision of this Agreement shall have the right to initiate any claim under this Agreement) at any time after the sixth (6th) anniversary of the Closing Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STARWOOD PROPERTY TRUST, INC. (Seal)

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LNR PROPERTY LLC (Seal)

By:	/s/ Tobin Cobb
	Name:	Tobin Cobb
	Title:	Co-Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AOZORA INVESTMENTS LLC (Seal)

By:	Aozora Investment, Inc., its Managing Member

By:	/s/ Koji Yamakoshi
	Name:	Koji Yamakoshi
	Title:	Director

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CBR I LLC (Seal)

By:	/s/ Ronald Kravit
	Name:	Ronald Kravit
	Title:	Managing Director

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

iSTAR MARLIN LLC (Seal)

By:	/s/ Jay Sugarman
	Name:	Jay Sugarman
	Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

OPPS VIIB LPROP, L.P. (Seal)

By :	Oaktree Fund AIF Series, L.P. – Series E
Its :	General Partner

By :	Oaktree Fund AIF, LLC
Its :	General Partner

By :	Oaktree Fund GP, III, L.P.
Its :	Managing Member

By:	/s/ Kenneth Liang
	Name:	Kenneth Liang
	Title:	Authorized Signatory

By:	/s/ Armen Panossian
	Name:	Armen Panossian
	Title:	Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VNO LNR HOLDCO LLC (Seal)

By:	/s/ Michael Fascitelli
	Name:	Michael Fascitelli
	Title:	President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]